Exhibit 10.14

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LICENSE AGREEMENT
by and between
THE BROAD INSTITUTE, INC.
and
PRIME MEDICINE, INC.
September 26, 2019

TABLE OF CONTENTS

1.		Definitions.	2
2.		License.	25
	2.1	License Grants	25
	2.2	Reservation of Rights; Certain Restrictions	26
	2.3	Affiliates	27
	2.4	Sublicenses	28
	2.5	Licensed Field Expansion Option	30
	2.6	Transferred Materials..	31
	2.7	Inclusive Innovation Model	31
	2.8	No Other Grant of Rights	49
	2.9	Additional Limitations on Exercise of License Rights	49
3.		Development and Commercialization.	49
	3.1	Diligence	49
	3.2	Adjustments of Development Plan	50
	3.3	Regulatory Filings	50
	3.4	Reporting	50
	3.5	Failure to Meet Development Milestone; Opportunity to Cure	50
	3.6	Xeno-Transplantation	55
	3.7	Activities of Others	56
4.		Consideration for Grant of License.	56
	4.1	License Issue Fee	56
	4.2	Equity	56
	4.3	Annual License Maintenance Fees	58
	4.4	Milestone Payments	59
	4.5	Royalty on Net Sales	62
	4.6	Patent Challenge	65
	4.7	Non-Royalty Sublicense Income	66
	4.8	Complex Consideration	67
	4.9	Assumption of Obligations	68
5.		Reports; Payments; Records.	68
	5.1	Reports and Payments	68
	5.2	Payment Currency	69
	5.3	Records	69
	5.4	Late Payments	70
	5.5	Payment Method	70
	5.6	Withholding and Similar Taxes	71
6.		Patent Filing, Prosecution and Maintenance.	71
	6.1	Control	71
	6.2	Common Interest	72
	6.3	Expenses	73
	6.4	Abandonment	73
	6.5	Marking	74
i

	6.6	CREATE Act	74
7.		Enforcement of Patent Rights.	74
	7.1	Notice	74
	7.2	Suit by Licensee	74
	7.3	Suit by Broad	76
	7.4	Own Counsel	76
	7.5	Cooperation	76
	7.6	Patent Validity Challenge	76
	7.7	Declaratory Judgment	76
	7.8	Actions Against Infringement Outside the Field	77
	7.9	Licensee Actions in Support of Affiliates and Sublicensees	77
	7.10	RESERVED	77
8.		Warranties and Covenant: Limitation of Liability.	77
	8.1	Compliance with Law	78
	8.2	Representations and Warranties	78
	8.3	No Warranty	78
	8.4	Limitation of Liability	79
9.		Indemnification and Insurance.	79
	9.1	Indemnity	79
	9.2	Insurance	81
10.		Term and Termination.	82
	10.1	Term	82
	10.2	Termination	82
	10.3	Effect of Termination	83
	10.4	Survival	85
11.		Miscellaneous.	86
	11.1	Confidentiality	86
	11.2	Additional Permitted Disclosure	89
	11.3	Preference for United States Industry	89
	11.4	No Security Interest	89
	11.5	Use of Names	89
	11.6	Entire Agreement	90
	11.7	Notices	90
	11.8	Dispute Resolution	90
	11.9	Governing Law and Jurisdiction	91
	11.10	Binding Effect	91
	11.11	Headings	91
	11.12	Counterparts	91
	11.13	Amendment; Waiver	91
	11.14	No Agency or Partnership	91
	11.15	Assignment and Successors	91
	11.16	Third Party Beneficiary	92
	11.17	Force Majeure	92
	11.18	Interpretation	92
	11.19	Severability	93
	11.20	Publicity	93
ii

Exhibits:
Exhibit 1.33: Competitors
Exhibit 1.111: Patent Rights
Exhibit 3.1: Development Milestones
Exhibit 3.2.1: Development Plan
Exhibit 4.2: Form of Subscription Agreement
Exhibit 4.5.7: Arbitration
iii

LICENSE AGREEMENT
This License Agreement (this “Agreement”) is entered into as of this 26th day of September, 2019 (the “Effective Date”), by and between Prime Medicine, Inc., a corporation existing under the laws of Delaware, having a place of business at [***] (“Licensee”), and The Broad Institute, Inc., a non-profit corporation existing under the laws of Massachusetts, having a place of business at 415 Main Street, Cambridge, MA 02142 (“Broad”).
WHEREAS, the technology claimed in the Patent Rights (as defined below) was discovered and developed by researchers at Broad and the Institutions (as defined below);
WHEREAS, one or more of such researchers at the Institutions is an employee of the Howard Hughes Medical Institute (“HHMI”) and HHMI has assigned to Harvard (as defined below) its rights in those Patent Rights on which an HHMI employee is an inventor, subject to certain rights retained by HHMI as specifically described below;
WHEREAS, Broad, the Massachusetts Institute of Technology (“MIT”, a not-for-profit Massachusetts corporation with a principal place of business at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139) and/or the President and Fellows of Harvard College (“Harvard”, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138) are co-owners of certain of the Patent Rights set forth on Exhibit 1.111.
WHEREAS, pursuant to that certain Operating Agreement by and among Broad, MIT and Harvard, dated July 1, 2009, MIT and Harvard have authorized Broad to act as their sole and exclusive agent for the purposes of licensing their interest in the co-owned Patent Rights, and MIT and Harvard have authorized Broad to enter into this Agreement on their behalf with respect to such Patent Rights.
WHEREAS, the research was sponsored in part by the federal government of the United States of America and as a consequence this license is subject to overriding obligations to the federal government of the United States of America under 35 U.S.C. §§ 200-212 and applicable regulations;
WHEREAS, Licensee wishes to obtain a license under the Patent Rights;
WHEREAS, Broad and the Institutions desire to have products based on the inventions described in the Patent Rights developed and commercialized to benefit the public;
WHEREAS, such products may be applicable to the improvement of the health of individuals throughout the world; and
WHEREAS, Licensee has represented to Broad, in order to induce Broad to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop, obtain Regulatory Approval (as defined below) for and commercialize such products, and thereafter make them available to the public.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.    Definitions.
As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 (Definitions) or, if not listed below, the meaning designated in places throughout this Agreement.
1.1    “Abandoned Patent Rights” shall have the meaning set forth in Section 6.4.1 (Abandonment by Licensee).
1.2    “Abbreviated Licensee Showing” means, with respect to a Proposed Broad Target and the associated Proposed Broad Target Notice Date, that Licensee has:
1.2.1    within [***] of the Proposed Broad Target Notice Date (i) delivered to Broad a plan for a human therapeutic in the Field [***] directed to such Proposed Broad Target, [***], and (ii) provided Broad with evidence that Licensee, or its applicable Affiliate or Sublicensee, has commenced research, development and commercialization of such [***] under such plan;
1.2.2    (i) within [***] of the Proposed Broad Target Notice Date, indicated in writing to Broad that Licensee, either directly or through an Affiliate or Sublicensee, has a good faith interest in pursuing research, development and commercialization within the Field of a human therapeutic [***] directed to such Proposed Broad Target, and (ii) within [***] of the Proposed Broad Target Notice Date, (A) delivered to Broad a plan for a human therapeutic in the Field [***] directed to such Proposed Broad Target, [***], and (B) provided Broad with evidence that Licensee, or its applicable Affiliate or Sublicensee, has commenced research, development and commercialization of such [***] under such plan;  or
1.2.3    (i) within [***] of the Proposed Broad Target Notice Date, indicated in writing to Broad that Licensee, directly or through any of its Affiliates or Sublicensees, has a good faith interest in entering into a collaboration agreement to research, develop and commercialize within the Field a human therapeutic [***] directed to such Proposed Broad Target with a Third Party (such Third Party, a “Collaboration Partner”), and (ii) within [***] of the Proposed Broad Target Notice Date,

(A) entered into a collaboration agreement with a Collaboration Partner to research, develop and commercialize within the Field a human therapeutic that is a [***] and is directed to such Proposed Broad Target pursuant to a plan, [***], and (B) provided Broad with evidence that Licensee, or its applicable Affiliate, Sublicensee or Collaboration Partner, has commenced research and development of such [***] under such plan.
1.3    “Achieved Milestone” shall have the meaning set forth in Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products) or Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products), as applicable.
1.4    “Acquirer” shall have the meaning set forth in Section 4.9 (Assumption of Obligations).
1.5    “Additional National Stage Filings” shall have the meaning set forth in Section 6.1.4 (Control).
1.6    “Additional Securities” means shares of capital stock, convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee; provided that, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee after the Effective Date, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions or (iii) anti-dilution provisions that have not been triggered.
1.7    “Affiliate” means, with respect to a Person, organization or entity, any Person, organization or entity controlling, controlled by or under common control with, such Person, organization or entity. For purposes of this definition only, “control” of another Person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such Person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a Person, organization or entity (a) owns or directly controls more than fifty percent (50%) of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the other organization or entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

Notwithstanding the foregoing definition, until the earlier of the consummation of a Change of Control of Licensee or [***] after the closing of the Initial Public Offering of securities of Licensee, (a) the Licensee’s investors shall not be considered to be Affiliates of the Licensee for purposes of this Agreement and (b) portfolio companies owned in whole or in part by one or more of the Licensee’s investors that have no legal connection to nor contract with the Licensee, and would not otherwise be Affiliates of Licensee but for being owned in whole or in part by one or more of the Licensee’s investors, shall not be considered to be Affiliates of the Licensee for purposes of this Agreement. A portfolio company owned in whole or in part by the Licensee’s investors or any of them that is not an Affiliate of the Licensee under the foregoing sentence and enters into a Sublicense agreement with Licensee shall not become an Affiliate of Licensee solely as a result of entering into such Sublicense agreement. A portfolio company that was not an Affiliate under the foregoing in this paragraph prior to [***] after the closing of the Initial Public Offering of securities of Licensee shall not become deemed an Affiliate of Licensee merely by the passage of time (i.e., they shall retain after such time-point their previous non-Affiliate-of-Licensee status for purposes of this Agreement, unless and until a new control relationship is formed (after such point in time) between Licensee and the applicable portfolio company).
1.8    “Ag Product” means any product comprising a plant, plant tissue, plant cell, plant part or plant seed, including any organism in the microbiome used in association with such plant, plant tissue, plant cell, plant part or plant seed, that is used for agricultural purposes.
1.9    “Agreement” shall have the meaning set forth in the preamble.
1.10    “Anti-Dilution Shares” shall have the meaning set forth in Section 4.2.2 (Anti-Dilution Issuances).
1.11    “Applicable Law” means (a) with respect to a given jurisdiction, all applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of any Regulatory Authorities) that may be in effect from time to time in such jurisdiction, and (b) with respect to any jurisdiction that does not have laws, rules or regulations that govern genetically modified organisms, all applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of any Regulatory Authorities) of the United States federal government that may be in effect from time to time to the extent applicable to genetically modified organisms.
1.12    “Bankruptcy Event” means, with respect to any Person, any of the following:
1.12.1    such Person shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of, or taking possession by, any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing;

1.12.2    an involuntary case or other proceeding shall be commenced against such Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of [***]; or an order for relief shall be entered against such Person under the United States federal bankruptcy laws as now or hereafter in effect; or
1.12.3    a receiver or trustee shall be appointed with respect to such Person or all or substantially all of the assets of such Person.
1.13    “Bona Fide Proposal” means a bona fide proposal for the research, development and commercialization of a [***] Proposed Product. A Bona Fide Proposal shall include, at a minimum, [***].
1.14    “Broad” shall have the meaning set forth in the preamble.
1.15    “Broad Confidential Information” shall have the meaning set forth in Section 11.1.1.1 (Definitions).
1.16    “Broad Designee” shall have the meaning set forth in Section 4.2.1 (Initial Issuance).
1.17    “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.
1.18    “Calendar Year” means any twelve (12) month period commencing on January 1.
1.19    “Cap Table” shall have the meaning set forth in Section 4.2.4.1 (Representations and Warranties).
1.20    “Challenging Party” shall have the meaning set forth in Section 4.6.1 (Patent Challenge).
1.21    “Change of Control” means, with respect to Licensee, (a) a merger or consolidation of Licensee with a third party which results in the voting securities of Licensee outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the owner or beneficial owner of more than fifty percent (50%) of the combined voting power of Licensee’s outstanding securities other than through issuances by Licensee of securities of Licensee in a bona fide financing transaction or series of related bona fide financing transactions, or (c) the sale, lease or other transfer to a third party of all or substantially all of Licensee’s assets or business to which this Agreement relates.
1.22    “Change of Control Multiplier” shall have the meaning set forth in Section 4.4.3 (Change of Control Multiplier).
1.23    “Claims” shall have the meaning set forth in Section 9.1.1 (Indemnity).
1.24    “Clinical Study” means a Phase 1 Clinical Study, Phase 2 Clinical Study, Phase 3 Clinical Study, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an NDA or other similar application for Regulatory Approval (appropriate to the type of product candidate or product).
1.25    “Collaboration Partner” shall have the meaning set forth in Section 1.2 (“Abbreviated Licensee Showing”).
1.26    “Collaboration Period” shall have the meaning set forth in Section 2.7.13.5 (Limited-Time Preclusion of [***]).
1.27    “Combination Product” shall have the meaning set forth in Section 4.5.7 (Combination Products).
1.28    “Commercial License Negotiation Period” shall have the meaning set forth in Section 2.7.15.2(b) (Right to Negotiate Commercial License).
1.29    “Commercial License Notice” shall have the meaning set forth in Section 2.7.15.2(b) (Right to Negotiate Commercial License).
1.30    “Commercial License Response” shall have the meaning set forth in Section 2.7.15.2(b) (Right to Negotiate Commercial License).
1.31    “Commercial Partner” shall have the meaning set forth in Section 2.7.15.3(a) (Right of First Offer).
1.32    [***]

1.33    “Competitor” means any entity (a) listed in Exhibit 1.33 and (b) that, subject to Section 2.7.4 (Exceptions), is an Affiliate of and controlled by, as that term is used in the definition of Affiliate, (and not merely under common control with) an entity described under the foregoing clause (a). An entity that is a Competitor under the foregoing clause (b) shall only be deemed a Competitor for so long as such control exists. During the term, Licensee shall have the right to add up to [***] additional entities to Exhibit 1.33 upon prior written notice to Broad if (a) such entities are competitors in Prime Editing technology generally and such entity’s business is substantially dependent upon a Prime Editing technology platform that such competitor owns or controls, and (b) with respect to such Prime Editing technology platform, such entity holds a blocking patent position with respect to such technology’s use for a particular class of Prime Editors (generally, and not merely with respect to a particular [***]). Such notice must include an explanation, to Broad’s reasonable satisfaction, as to how a proposed competitor meets the requirements set forth in the foregoing (a) and (b). After Licensee has added such [***] additional entities, Licensee may propose that [***] or more additional entities that meet the requirements set forth in the foregoing (a) and (b) be added to Exhibit 1.33, and such entity(ies) shall only be added to Exhibit 1.33 by mutual agreement of the Parties.
1.34    “Confidential Information” shall have the meaning set forth in Section 11.1.1.3 (Definitions).
1.35    “Contract Year” means any twelve (12) month period commencing on the Effective Date or an anniversary of the Effective Date.
1.36    “Covered” means, with respect to a given product, process, method or service, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed (whether directly infringed or indirectly by induced or contributory infringement) by the making, using, selling, offering for sale, importation or other exploitation of such product, process, method or service. With respect to a claim of a pending patent application, “infringed” refers to activity that would infringe or be covered by such Valid Claim if it were contained in an issued patent. Cognates of the word “Covered” shall have correlative meanings.
1.37    “Cross Licenses” shall have the meaning set forth in Section 1.105 (“Non-Royalty Sublicense Income”).
1.38    “Current Development Demonstration” means a demonstration by Licensee of the research, development or commercialization of a Royalty-Bearing Product in the Field [***] by Licensee or through any of its Affiliates or Sublicensees. Such demonstration shall require Licensee to [***].

1.39    “Developing Country” means any country identified as a low-income or lower-middle-income economy in the World Bank “Country and Lending Groups” classification.
1.40    “Development Milestones” means the development and regulatory milestones set forth in Exhibit 3.1 hereto.
1.41    “Development Plan” means the plan attached hereto as Exhibit 3.2.1 as such plan may be adjusted from time to time pursuant to this Agreement.
1.42    “Direct License” shall have the meaning set forth in Section 10.3.1 (Termination Rights).
1.43    “Dispute” shall have the meaning set forth in Section 11.8 (Dispute Resolution).
1.44    [***]
1.45    “Effective Date” shall have the meaning set forth in the preamble.
1.46    “Enabled Product” means any product that (a) was made, discovered, developed or determined to have utility (i) through the use of any of the Patent Rights, provided that the research or discovery program in which such Patent Rights are used has commenced within [***] following the Effective Date, or (ii) through the use of Transferred Materials and (b) is not a Licensed Product.
1.47    “EU” means the European Union.
1.48    “EU Major Market Countries” means the United Kingdom (for clarity, regardless of whether it is a member of the EU), Germany, Italy, France and Spain.
1.49    “Executive Officers” shall have the meaning set forth in Section 11.8 (Dispute Resolution).

1.50    “Exempted Issuances” means: shares of common stock issued or issuable, and options, warrants or other rights to purchase common stock sold, issued or issuable, by Licensee (i) to a corporation, partnership or other entity (other than a corporation, partnership or other entity that is an Affiliate (which definition for purposes of this Section 1.50 (“Exempted Issuances”) shall be deemed to exclude the second paragraph of Section 1.7 (“Affiliate”)) of Licensee) or to the shareholders of such corporation, partnership or other entity pursuant to the acquisition of such corporation, partnership or other entity by Licensee by merger, purchase of substantially all of the assets or similar transaction (but excluding any shares, options, warrants or other rights issued or issuable as incentive compensation); and (ii) to an academic institution, inventor, biopharmaceutical company, or intellectual property holding company (in each case, other than a corporation, partnership or other entity that is an Affiliate (which definition for purposes of this Section 1.50 (“Exempted Issuances”) shall be deemed to exclude the second paragraph of Section 1.7 (“Affiliate”)) of Licensee) in consideration of such Person’s entering into a sponsored research, collaboration, technology or intellectual property license, development, OEM, marketing or other similar agreement with Licensee, including any such agreement entered into in settlement of litigation (but excluding any shares, options, warrants or other rights issued or issuable as incentive compensation); provided, however, that shares issued or issuable to an investor in Licensee in connection with any transaction contemplated under clause (i) or (ii) (other than shares issued to such investor as a shareholder of an entity as contemplated under clause (i)) shall not be Exempted Issuances.
1.51    “Expanded Field” shall have the meaning set forth in Section 2.5 (Licensed Field Expansion Option).
1.52    “Explanation” shall have the meaning set forth in Section 3.5.1 (Notice/Explanation/Plan).
1.53    “FDA” means the United States Food and Drug Administration.
1.54    “Field” means the prevention or treatment of human diseases by (i) editing (including modifying or converting) of DNA or (ii) targeting of DNA, either, in the case of clause (i) or (ii), (a) ex vivo for subsequent administration to a human of an organ, tissue, cells or sub-cellular component so edited or targeted, (b) in vivo, by administering a product or product candidate to a human or (c) by Xeno-Transplantation (subject to Section 3.6 (Xeno-Transplantation)); provided that, (I) the Field does not include the prevention or treatment of human disease using a small or large molecule that was identified or discovered using technology Covered by the Patent Rights but that is not itself a Prime Editor; (II) the Field does not include stimulation of biased inheritance of particular genes or traits within a population of plants or animals or other organisms; (III) the Field does not include Ag Products or products in the field of Livestock Applications; and (IV) the Field does not include any products, including without limitation any Ag Product or any product in the field of Livestock Applications, that provide nutritional benefits, unless such products (aa) are regulated by a Regulatory Authority as a drug or biologic pursuant to Section 505 of the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, Section 351 of the United States Public Health Service Act of 1944, as amended, or any successor laws, or equivalent laws or regulations in jurisdictions outside the United States and (bb) are otherwise included in this definition of Field. For the avoidance of doubt, the Field does not include, and no rights are granted hereunder with respect to, diagnostic or prognostic products or purposes, including diagnostics and prognostics for human diseases or conditions.
1.55    “Financing Threshold” means an aggregate total investment of [***] in cash since the date of incorporation or formation of Licensee, in one or a series of related or unrelated transactions, in each case, in exchange for Licensee’s capital stock.
1.56    “First Commercial Sale” means the date of the first sale by Licensee, its Affiliate or a Sublicensee of a Royalty-Bearing Product to a third party following receipt of any required Regulatory Approval in the country in which such Royalty-Bearing Product is sold, excluding, however, any sale or other distribution for use in a Clinical Study, charitable purposes, compassionate use or similar limited purposes.
1.57    “First Offer Notice” shall have the meaning set forth in Section 2.7.15.3(a) (Right of First Offer).
1.58    “First Offer Response” shall have the meaning set forth in Section 2.7.15.3(a) (Right of First Offer).
1.59    “Founder Stock Restriction Agreement” shall have the meaning set forth in Section 4.2.1 (Initial Issuance).
1.60    “FSFD” means, with respect to a Clinical Study, the first dose of the first subject dosed in such Clinical Study.
1.61    “Fully-Diluted Basis” means, as of a specified date, the number of shares of common stock of Licensee then-outstanding plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then-outstanding convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee (which shall be determined without regard to whether such securities or rights are then vested, exercisable or convertible) plus, without duplication, the number of shares reserved and available for future grant under any then-existing equity incentive plan of Licensee; provided that, for clarity, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions or a specified approval of Licensee’s Board of Directors or certain stockholders or (iii) anti-dilution provisions that have not been triggered.
1.62    “[***]” shall have the meaning set forth in Section 2.7.13.2 ([***]).
1.63    “[***] Inquiry” shall have the meaning set forth in Section 2.7.13.4 ([***] Inquiry).
1.64    “[***] Inquiry Date” shall have the meaning set forth in Section 2.7.13.4 ([***] Inquiry).

1.65    “[***] Non-Performance Notice” shall have the meaning set forth in Section 2.7.13.4 ([***] Inquiry).
1.66    “[***] Notice” shall have the meaning set forth in Section 2.7.13.4 ([***] Inquiry).
1.67    “[***] Selection Notice” shall have the meaning set forth in Section 2.7.13.2 ([***]).
1.68    [***]
1.69    “Generic/Biosimilar Product” means, with respect to a Royalty-Bearing Product in a particular country, any pharmaceutical, biopharmaceutical (including gene therapies and cell therapies), or biologic product that: (a) (i) contains the same active pharmaceutical ingredient(s) as such Royalty-Bearing Product, and is approved by the Regulatory Authority in such country with the same or substantially the same labeling as such Royalty-Bearing Product for at least one indication in the Field or (ii) is approved by the Regulatory Authority in such country or jurisdiction as a substitutable generic or substitutable biosimilar for such Royalty-Bearing Product for an indication in the Field or otherwise is approved in a manner that relied on or incorporated data submitted by Licensee, its Affiliates or Sublicensees, in connection with the regulatory filings for such Royalty-Bearing Product, including through an ANDA or 505(b)(2) NDA, or any enabling legislation thereof, or any similar procedure provided for biosimilars or that may be applicable to gene therapy products in each case now or in the future; and (b) is sold in such country or jurisdiction by a third party that is not a Sublicensee or an Affiliate of Licensee, or a distributor of any of them. Any product or component thereof (including any Royalty-Bearing Product or component thereof) licensed, marketed, sold, manufactured or produced by Licensee or its Affiliates or Sublicensees, or any distributor of any of them, will not constitute a Generic/Biosimilar Product (but the identical product marketed by another third party is a Generic/Biosimilar Product if it falls within the definition thereof as set forth herein).
1.70    “Harvard” shall have the meaning set forth in the Recitals.
1.71    “HHMI” means the Howard Hughes Medical Institute.
1.72    “HHMI Claims” shall have the meaning set forth in Section 9.1.4 (HHMI Indemnification).
1.73    “HHMI Indemnitees” shall have the meaning set forth in Section 9.1.4 (HHMI Indemnification).
1.74    “HHMI License” shall have the meaning set forth in Section 2.2.6 (Reservation of Rights; Certain Restrictions).
1.75    “HHMI Research Personnel” means Dr. David R. Liu.

1.76    “Human Germline Modification” means human germline modification, including intentionally modifying the DNA of human embryos or human reproductive cells.
1.77    “IND” means an FDA Investigational New Drug application, or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.
1.78    “Indemnitees” shall have the meaning set forth in Section 9.1.1 (Indemnity).
1.79    “Indemnitor” shall have the meaning set forth in Section 9.1.2 (Procedures).
1.80    “Ineligible Sublicensees” shall have the meaning set forth in Section 10.3.1 (Termination of Rights).
1.81    “Infringement” shall have the meaning set forth in Section 7.2 (Suit by Licensee).
1.82    [***]
1.83    “Initial Public Offering” or “IPO” means a firm-commitment underwritten public offering of equity securities by Licensee (or an Acquirer) or its (or their) Affiliate pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”).
1.84    [***]
1.85    “Initiation of GLP Toxicology” means the first dose in a non-human animal of a Royalty-Bearing Product in toxicology testing conducted in accordance with Good Laboratory Practices under the guidelines of 21 U.S. CFR.§ 58.1 et seq. (or its successor regulation) with the intention of using the results of toxicology testing in support of the filing of an IND for which other IND-enabling activities have been completed or are underway at the time of determination of “achievement of Initiation of GLP Toxicology”.
1.86    “Institution” means each of Broad, Harvard and MIT individually, and “Institutions” means Broad, Harvard and MIT collectively.
1.87    “Institution Names” shall have the meaning set forth in Section 11.5 (Use of Name).
1.88    “Licensed Product” means on a country-by-country basis, any product candidate or product the making, using, selling, offering for sale, importing or exporting of which in the country in question is Covered by at least one Valid Claim of the Patent Rights.
1.89    “Licensee” shall have the meaning set forth in the preamble.

1.90    “Licensee Confidential Information” shall have the meaning set forth in Section 11.1.1.2 (Definitions).
1.91    “Licensee Patents” shall have the meaning set forth in Section 1.110 (“Patent Challenge”).
1.92    “List of Countries” shall have the meaning set forth in Section 6.1.4 (Control).
1.93    “Litigation Expenses” shall have the meaning set forth in Section 7.2.2 (Suit by Licensee).
1.94    “Livestock Applications” means (a) the modification or alteration of livestock, or of any products, cells or materials derived from livestock, or the use or provision of any processes, methods or services using livestock, or the use of any products, cells or materials derived from livestock, for the purposes of (i) affecting the fitness of such livestock, including affecting their ability to survive or reproduce, (ii) creating, expressing, transmitting, conferring, improving, or imparting a trait of interest in such livestock, or (iii) bioproduction or bioprocessing, or (b) the use, production, alteration or modification of exotic animals, or of any products, cells, tissues or materials derived from exotic animals (including biomaterials derived from such exotic animals) in or for consumer goods or products. For the purposes of this definition, (A) “livestock” means (1) cattle, sheep, goats, buffalo, llamas, camels, swine, poultry and fowl (including egg-producing poultry and fowl), dogs, cats and equine animals, (2) animals used for food or in the production of food, (3) animals ordinarily raised or used on the farm or for home use, consumption, or profit, and (4) fish used for food, and (B) “exotic animals” means snakes, alligators, elephants, camels and other exotic animals but specifically excludes all rodents. Notwithstanding anything in this definition or elsewhere in this Agreement to the contrary, Livestock Applications does not include (i) the use of any animal or animal cell in preclinical research or (ii) the treatment of animal disease.
1.95    “Loss of Market Exclusivity” means, on a Royalty-Bearing Product-by-Royalty-Bearing Product, country-by-country, and Calendar Year-by-Calendar Year basis, that the following has occurred:
(a) the Net Sales of such Royalty-Bearing Product in such country in such Calendar Year are less than [***] percent ([***]%) of the average Net Sales of Royalty-Bearing Products in the [***] Calendar Quarters preceding the first marketing or sale of a Generic/Biosimilar Product to such Royalty-Bearing Product in such country;
(b) the decline in such Net Sales is attributable in material part to the marketing or sale in such country of a Generic/Biosimilar Product with respect to such Royalty-Bearing Product by a third party that is not a Sublicensee or a distributor of any of Licensee or its Affiliates or Sublicensees for the applicable Royalty-Bearing Product; and
(c) Such Generic/Biosimilar Product is being marketed and sold by such third party in the Calendar Year for which a determination of Loss of Market Exclusivity is being made.
1.96    “Maintenance Fees” shall have the meaning set forth in Section 4.3 (Annual License Maintenance Fees).

1.97    “[***]” has the meaning set forth in Section 2.7.12 ([***]).
1.98    “[***] License” has the meaning set forth in Section 2.7.11 ([***] License).
1.99    “Milestone Deadline” shall have the meaning set forth in Section 3.5.1 (Notice/Explanation/Plan).
1.100    “Milestone Event” means any milestone event indicated in Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products), Section 4.4.1.2 (Sales Milestone Payments for Schedule 1 Products), Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products) or Section 4.4.2.2 (Sales Milestone Payments for Schedule 2 Products).
1.101    “MIT” shall have the meaning set forth in the Recitals.
1.102    “Multi-Product Negotiation” means, with respect to a [***] Proposed Product, a negotiation between Licensee and a Third Party involving [***] or more products that target [***] of which [***] such product targets the [***] as such [***] Proposed Product.
1.103    “NDA” means a New Drug Application filed with the FDA or an equivalent application to any Regulatory Authority (including a Biologics License Application, or BLA, or its foreign equivalent) requesting Regulatory Approval for a new product.
1.104    “Net Sales” means the gross amount billed or invoiced by or on behalf of Licensee, its Affiliates, and Sublicensees and any Affiliates of such Sublicensees (in each case, the “Invoicing Entity”) or if not billed or invoiced the gross amount received by the Invoicing Entity, on sales, uses, leases or other transfers of Royalty-Bearing Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken (including discounts in the form of inventory management fees and chargebacks); (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Royalty-Bearing Products; (c) customer freight or insurance charges that are paid by or on behalf of the Invoicing Entity; (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Royalty-Bearing Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; (e) rebates granted or given; and (f) a reasonable allowance for uncollectible accounts; provided that:
1.104.1    in any transfers of Royalty-Bearing Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate and not for use in a Clinical Study, charitable purposes, compassionate use or as free marketing samples provided in the customary course of the Invoicing Entity’s business, Net Sales will be equal to the fair market value of the Royalty-Bearing Products so transferred, assuming an arm’s length transaction made in the ordinary course of business;

1.104.2    in the event that (i) an Invoicing Entity receives non-cash consideration for any Royalty-Bearing Products, (ii) an Invoicing Entity sells Royalty-Bearing Product in a transaction not at arm’s length with a non-Affiliate of an Invoicing Entity, or (iii) any Royalty-Bearing Product is sold by an Invoicing Entity at a discounted price that is substantially lower than the customary prices charged by Invoicing Entity, then Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business, not to exceed the list price of the Royalty-Bearing Products in any event; and
1.104.3    with respect to any provision hereof requiring a calculation of fair market value, assuming an arm’s length transaction made in the ordinary course of business, the Invoicing Entity may use the average price of the relevant Royalty-Bearing Product sold for cash during the relevant period in the relevant country.
Transfers of Royalty-Bearing Products by an Invoicing Entity to its Affiliate or a Sublicensee for resale by such Affiliate or Sublicensee or use in Clinical Studies, for compassionate use, or use as free marketing samples, will not be deemed Net Sales. Instead, if applicable, Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee upon resale of such Royalty-Bearing Products to a third party purchaser. Transfers of Royalty-Bearing Products by an Invoicing Entity for use in Clinical Studies, for compassionate use, or use as free marketing samples will not be deemed Net Sales unless such Invoicing Entity bills or invoices for such Royalty-Bearing Products, in which case, Net Sales will be determined based on the gross amount billed or invoiced by such Invoicing Entity upon transfer for such use.
In the event that Licensee enters into a Sublicense pursuant to which running royalties based on the net sales of a Royalty-Bearing Product are payable to Licensee and Licensee is unable to incorporate into such Sublicense the Net Sales definition hereunder, then Licensee may submit a request to Broad that the definition of net sales agreed upon in such Sublicense be deemed to apply to any amounts billed or invoiced by such Sublicensee under such Sublicense with respect to such Royalty-Bearing Products. In addition to such proposal, Licensee shall demonstrate to Broad’s satisfaction, in Broad’s sole discretion, that Broad would receive an amount of running royalties under such Sublicense applying such net sales definition equal to or greater than the amount of running royalties that Broad would otherwise receive under the definition of Net Sales hereunder. If Licensee makes such demonstration to Broad’s satisfaction, then the net sales definition under such Sublicense shall be deemed to apply to royalty payments on Royalty-Bearing Products owed by Licensee to Broad with respect to such Sublicensee.
1.105    “Non-Royalty Sublicense Income” means all consideration received by Licensee or its Affiliates for a Sublicense such as license or distribution fees, milestone or option payments, or license maintenance fees, including any consideration received by Licensee under a Sublicense. Non-Royalty Sublicense Income specifically excludes the following:
1.105.1    payments to Licensee or an Affiliate by a Sublicensee under a Sublicense under the Patent Rights for the purpose of funding the costs of bona fide research and development or manufacture of Royalty-Bearing Products by the Licensee or its Affiliates to be conducted on or following the Effective Date of this Agreement and the effective date of such

Sublicense, as specifically allocated in a research and development plan or manufacturing or commercial plan, as applicable, between Licensee or its Affiliate and the Sublicensee or as specifically described as such in the Sublicense;
1.105.2    if (i) Licensee enters into a Sublicense prior to the [***] anniversary of the Effective Date and (ii) no bona fide research, development or manufacturing costs of Royalty-Bearing Products under such Sublicense are specifically allocated as contemplated in Section 1.105.1 (“Non-Royalty Sublicense Income”), then Licensee may elect to exclude up to [***] percent ([***]%) of the upfront payment (or any series of payments that are intended to serve as an upfront (and not as an event-based milestone) and are only conditioned upon the passage of time and the Sublicense remaining in effect) received by Licensee or its Affiliates under such Sublicense from Non-Royalty Sublicense Income for the purpose of funding the costs of bona fide research, development or manufacturing by the Licensee or its Affiliates on or following the effective date of such Sublicense of Royalty-Bearing Products which are the subject of such Sublicense, provided that in such event (A) Licensee has until the [***] anniversary of the effective date of such Sublicense to use any such amounts excluded from the upfront payment for the research, development and manufacture of Royalty-Bearing Products under such Sublicense, (B) Licensee shall provide to Broad (x) promptly following the execution of such Sublicense, a proposed budget for its future research, development and manufacturing expenses for Royalty-Bearing Products under such Sublicense (as amended from time to time in accordance with this Agreement, the “Proposed Budget”) and (y) within [***] following each anniversary of the effective date of such Sublicense until the [***] anniversary of such Sublicense, a written report with a reasonably detailed accounting of all such research, development and manufacturing expenses for Royalty-Bearing Products under the Sublicense since the later of the effective date of such Sublicense and the last such report, and (C) if the amount excluded from Non-Royalty Sublicense Income exceeds Licensee’s or its Affiliates’ cumulative research, development and manufacturing expenses for Royalty-Bearing Products under such Sublicense as of the earlier of (x) the [***] anniversary of the effective date of such Sublicense and (y) the [***] date of the Proposed Budget, then the difference between the two (2) amounts shall be deemed Non-Royalty Sublicense Income as of such date, provided that if such difference is greater than [***] percent ([***]%) of such cumulative research, development and manufacturing expenses, then the difference shall be deemed Non-Royalty Sublicense Income as of the effective date of the applicable Sublicense and the late payment provisions of Section 5.4 (Late Payments) shall apply, and provided further that, prior to the [***] anniversary of the effective date of any Sublicense, Licensee may amend the Proposed Budget for such Sublicense by written notice to Broad, except that any extension of the term of the Proposed Budget past the [***] anniversary of the effective date of such Sublicense will not lengthen the period of time in which Licensee must, for the purposes of this Section 1.105.2 (“Non-Royalty Sublicense Income”) use any amounts excluded from the upfront payment for the research, development and manufacture of Royalty-Bearing Products under such Sublicense.
1.105.3    reimbursement for patent expenses as specifically allocated or specifically described as such in the Sublicense (including prosecution and enforcement expenses) paid to third parties at out-of-pocket cost to Licensee;

1.105.4    reimbursement of commercialization expenses, as specifically allocated or as specifically described as such in the Sublicense, of Licensee under a co-promotion arrangement at Licensee’s cost (determined in accordance with U.S. generally accepted accounting principles consistently applied);
1.105.5    reimbursement of license, option, or other fees or payments as specifically allocated or as specifically described as such in the Sublicense paid to (a) third parties or (b) Broad pursuant to this Agreement, in each case ((a)-(b)), at out-of-pocket cost to Licensee;
1.105.6    proceeds from equity investments to the extent at fair market value, principal amount of loans to the extent not forgiven, and royalties on Net Sales of Royalty-Bearing Products; and
1.105.7    a percentage of any profit share for any product, to the extent such percentage does not exceed Licensee’s and its Affiliates’ percentage share contribution of the research, development and commercialization costs of such product following the effective date of the Sublicense (taking into consideration the geography for which the profit share is applicable and including share contributions by Licensee or its Affiliates in kind or through a reduction of future payments owed to Licensee or its Affiliates), and provided that for net sales on which such profit share is based running royalties are paid to Broad to the extent required in accordance with the terms of this Agreement.
To avoid doubt as to the calculation of Non-Royalty Sublicense Income, “equity investments to the extent at fair market value” means that only a premium over the fair market value of the security received for the equity investment (such fair market value being determined by reference to the price paid by a non-Sublicensee Third Party for the equivalent Licensee security (equal to such price wherever available) or by a reasonable methodology where such non-Sublicensee Third Party price is not available) would be included in Non-Royalty Sublicense Income, and if a loan is partially forgiven, then only the forgiven portion of the loan would be included in the Non-Royalty Sublicense Income.
In the event that non-cash consideration is received as Non-Royalty Sublicense Income, Non-Royalty Sublicense Income shall be calculated based on the fair market value of such non-cash consideration at the time of the transaction assuming an arm’s length transaction made in the ordinary course of business. For clarity, a license of intellectual property rights that are necessary for Licensee to make, have made, use, have used, sell, offer for sale, have sold, export and import Royalty-Bearing Products, and other routine contractual covenants that do not involve the payment of any monetary consideration and are customary in the type of deal that the Sublicense is included in (including covenants providing for the research, development, supply, and commercialization responsibilities of the Sublicensee, confidentiality provisions, licenses or other rights or forbearances with respect to improvements and other technologies and intellectual property, retention of co-promotion rights or options to obtain co-promotion rights to the Royalty-Bearing Product(s) covered by such Sublicense, and indemnification) shall not be deemed non-cash consideration. For purposes of this Section 1.105.7 (“Non-Royalty Sublicense Income”), “all consideration received by Licensee or its Affiliates for a Sublicense” shall include all consideration received by Licensee or any of its Affiliates for any option, license, sublicense, standstill, covenant not to sue or other right granted under any other rights owned or controlled (for example, by virtue of a license granted by a third party) by Licensee or its Affiliate, or other agreement or arrangement entered into by Licensee or its Affiliate, in connection with a Sublicense. All rights relevant to making, using, selling, offering to sell or importing particular Royalty-Bearing Products to which a Sublicense relates shall be included in or deemed to be granted in connection with the Sublicense under which the rights granted to Licensee hereunder are sublicensed with respect to such Royalty-Bearing Products.
In addition, to the extent that Licensee enters into a cross-license with a Third Party to achieve freedom-to-operate for Royalty-Bearing Products while providing the Third Party with freedom-to-operate with respect to all or some portion of the Patent Rights (“Cross Licenses”), the non-economic value of the licenses to Licensee as part of such Cross License, and the other routine contractual covenants by other parties to such Cross License, shall not be deemed to give rise to Non-Royalty Sublicense Income for purposes of this Agreement. For clarity, any financial consideration that Licensee receives under such a Cross License shall be treated as Non-Royalty Sublicense Income under this Agreement.
1.106    “Other Active Component” shall have the meaning set forth in Section 4.5.7 (Combination Products).
1.107    “Other IP” shall have the meaning set forth in Section 7.2 (Suit by Licensee).
1.108    [***]
1.109    “Party” means Broad or Licensee and “Parties” means both of them.
1.110    “Patent Challenge” means any direct, or indirect through the actions of another acting on Licensee’s, its Affiliate’s, or a Sublicensee’s behalf or upon its or their instruction, dispute or challenge, or any knowing, willful, or reckless assistance in the dispute or challenge by another, of the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability of any Patent Right or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the Patent Rights, in any legal or administrative proceedings in a court of law, before the United States Patent and Trademark Office or other similar agency or tribunal in any jurisdiction, or in arbitration including, without limitation, by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation proceeding or declaratory judgment action. For clarity, a Patent Challenge shall not include (1) arguments made by Licensee that (a) distinguish the inventions claimed in patents or patent applications owned or controlled by Licensee (“Licensee Patents”) from those claimed in the Patent Rights but (b) do not disparage the Patent Rights or challenge the validity, scope, or enforceability of the Patent Rights’ claims (excluding any claims that have been abandoned, lapsed, expired, or are otherwise no longer in force) under applicable patent laws, regulations or administrative rules, in each case (i) in the ordinary course of ex parte prosecution of the Licensee Patents or (ii) in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein the Licensee Patents have been challenged; (2)

arguments or assertions as to whether the Patent Rights Cover a given product, to the extent arising in a Suit brought by Broad; (3) Licensee payments of patent costs to another licensor or assignor of Licensee Patents as required by the agreement under which the Licensee obtained rights to such patent rights, even if the licensor or assignor is engaging in behavior or presenting arguments that would themselves be considered a Patent Challenge if done by the Licensee; nor (4) Licensee being named as an essential party, real party in interest or other status similar to either of the foregoing, in an interference between Patent Rights and Licensee Patents or other adversarial proceeding similar to an interference.
1.111    “Patent Rights” means, in each case to the extent owned or controlled by Broad: (a) the patents and patent applications listed in Exhibit 1.111 (including the PCT or original direct national filing in any country, in each case, claiming priority to such application(s) listed in Exhibit 1.111 that are filed on such application(s)); (b) provisional applications not listed in Exhibit 1.111 but to which a nonprovisional application identified in (a) claims priority; (c) any patent or patent application that is a continuation or divisional (excluding continuation-in-part patents or patent applications except to the extent described in (e) below), or that is a reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (d) any patents issuing on any patent application identified in (a) or (c), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (e) any claim of a continuation-in-part application or resulting patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a); (f) any foreign counterpart (including PCTs) of any patent or patent application identified in (a) or (c) or of the claims identified in (e); and (g) any supplementary protection certificates, pediatric exclusivity periods, and other patent term extensions and exclusivity periods and the like of or based on any patents and patent applications identified in any of (a) through (f). For the avoidance of doubt, the Parties agree to amend this Agreement to add to Exhibit 1.111 such patents and applications identified in (b); provided, however, that any patent or patent application not so added to Exhibit 1.111 shall still be considered a Patent Right hereunder if it falls within (b).
1.112    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.113    “Phase 1 Clinical Study” means a clinical study in any country involving the initial introduction of an investigational new drug into humans, typically designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the United States, “Phase 1 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(a).
1.114    “Phase 2 Clinical Study” means a human clinical study in any country conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and, possibly, to determine the common short-term side effects and risks associated with the drug. In the United States, “Phase 2 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (b).
1.115    “Phase 3 Clinical Study” means a human clinical study in any country, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of the drug under evaluation has been obtained, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. In the United States, “Phase 3 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (c).
1.116    “Plan” shall have the meaning set forth in Section 3.5.1 (Notice/Explanation/Plan).
1.117    [***]
1.118    “[***]” shall have the meaning set forth in Section 2.7.13.1 ([***]).
1.119    “Prime Editor” means a macromolecule or macromolecular complex that is intended to insert deoxyribonucleic acid (DNA) sequence into, delete DNA sequence from, or replace one or more bases of a target DNA sequence using a combination of (a) one or more natural or engineered [***], or any other [***], and (b) a nucleic acid binding protein that can be programmed to bind to a DNA sequence to be so changed, wherein the nucleic acid binding protein does not intentionally make double stranded DNA breaks. “Prime Editing” means the process of utilizing a Prime Editor to achieve such change(s) in a nucleic acid target. Notwithstanding the foregoing, [***].
1.120    “Prime Editor Product” means a product candidate or product, the primary mechanism of action of which is Prime Editing, comprising a Prime Editor and a nucleic acid moiety that preferentially binds to a specified DNA sequence, targets the Prime Editor to such sequence, contains a template sequence for introducing such alteration into DNA and is either (a) itself administered to a human or (b) used to modify ex vivo one or more organ(s), tissue(s), cells, or subcellular component(s) that is/are, in each case, then administered to a human.
1.121    “Process” shall have the meaning set forth in Section 2.7.14 (Processing of Proposed Notices).
1.122    “Proposed Broad Target” shall have the meaning set forth in Section 2.7.15.1 (Selection of Proposed Broad Targets).
1.123    “Proposed Broad Target Notice” shall have the meaning set forth in Section 2.7.15.1 (Selection of Proposed Broad Targets).

1.124    “Proposed Broad Target Notice Date” shall have the meaning set forth in Section 2.7.15.1 (Selection of Proposed Broad Targets).
1.125    “Proposed Budget” shall have the meaning set forth in Section 1.105.2 (“Non-Royalty Sublicense Income”).
1.126    “Proposed [***] Notice” shall have the meaning set forth in Section 2.7.13.2 ([***]).
1.127    “Proposed Notice” shall have the meaning set forth in Section 2.7.14 (Processing of Proposed Notices).
1.128    “Proposed Product Development Period” shall have the meaning set forth in Section 2.7.5.2 (Proposed Product Development Period).
1.129    “Proposed Product Extension Period” shall have the meaning set forth in Section 2.7.14 (Processing of Proposed Notices).
1.130    “Proposed Product Notice” shall have the meaning set forth in Section 2.7.3 (Notice of [***] Proposed Product).
1.131    “Proposed Product Notice Date” shall have the meaning set forth in Section 2.7.3 (Notice of [***] Proposed Product).
1.132    “Proposing Party” shall have the meaning set forth in Section 2.7.3 (Notice of [***] Proposed Product).
1.133    “Prosecution” shall have the meaning set forth in Section 6.1 (Control).
1.134    “Record Retention Period” shall have the meaning set forth in Section 5.3 (Records).
1.135    “Regulatory Approval” means, with respect to a particular product or service, receipt of all regulatory clearances or approvals (which in the case of the EU may be through the centralized procedure) required in the jurisdiction in question for the sale of the applicable product or service in such jurisdiction, including receipt of pricing approval, if any, legally required for such sale.
1.136    “Regulatory Authority” means, in a particular country or jurisdiction, any applicable government regulatory authority involved in granting approvals for the clinical testing, manufacturing and marketing of a Royalty-Bearing Product in such country or jurisdiction, including, in the United States, the FDA.
1.137    “Related Product” means with respect to a Royalty-Bearing Product (the “reference Royalty-Bearing Product”), a Royalty-Bearing Product targeting (a) [***] and (b) (i) [***] or (ii) [***], in each case of clause (a), (b)(i) and (b)(ii) as the reference Royalty-Bearing Product.

1.138    [***]
1.139    “Research Agreement Discussion Period” shall have the meaning set forth in Section 2.7.15.3(a) (Right of First Offer).
1.140    “Reserved Broad Target” shall have the meaning set forth in Section 2.7.15.2 (Reservation of Reserved Broad Targets).
1.141    “Reserved Broad Target Third Party License” shall have the meaning set forth in Section 2.7.15.2(b) (Right to Negotiate Commercial License).
1.142    “Restored Licenses” shall have the meaning set forth in Section 3.5.7 (Failure to Meet Development Milestone; Opportunity to Cure).
1.143    “Restored Product” shall have the meaning set forth in Section 3.5.7 (Failure to Meet Development Milestone; Opportunity to Cure).
1.144    “Retained Product” shall have the meaning set forth in Section 3.5.6.3(a) (Unmet Deadline).
1.145    “Retained Product List” shall have the meaning set forth in Section 3.5.6.3(a) (Unmet Deadline).
1.146    “RNA Development Plan” means [***].
1.147    “RNA Option” shall have the meaning set forth in Section 2.5 (Licensed Field Expansion Option).
1.148    “Royalty Term” shall have the meaning set forth in Section 4.5.3 (Royalty Term).
1.149    “Royalty-Bearing Product” means any Licensed Product or Enabled Product.

1.150    “Schedule 1 Product” means a Licensed Product or an Enabled Product, in each case, for the prevention or treatment of any human disease, for which the [***].
1.151    “Schedule 2 Product” means a Licensed Product or an Enabled Product, in each case, for the prevention or treatment of any human disease, for which the [***].
1.152    “Securities Act” shall have the meaning set forth in Section 1.82 (“Initial Public Offering” or “IPO”).
1.153    [***]
1.154    [***]
1.155    “Selection Date” shall have the meaning set forth in Section 2.7.13.1 ([***]).
1.156    “Shares” shall have the meaning set forth in Section 4.2.1 (Initial Issuance).
1.157    “Single Schedule 1 Product” means all Schedule 1 Products that contain the same active ingredient and no other active ingredient, or contain the same combination of active ingredients and no other active ingredient, without regard to formulation or dosage.
1.158    “Single Schedule 2 Product” means all Schedule 2 Products that contain the same active ingredient and no other active ingredient, or contain the same combination of active ingredients and no other active ingredient, without regard to formulation or dosage.
1.159    “Skipped Milestone” shall have the meaning set forth in Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products) or Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products), as applicable.
1.160    “Start Date” means the period commencing on the Effective Date and ending on the second (2nd) anniversary thereof.
1.161    “Sublicense” means: (a) any right (including any sublicense or covenant not to sue) granted by Licensee or any Sublicensee to any third party, under or with respect to or permitting any use or exploitation of any of the Patent Rights or otherwise permitting the development, manufacture, marketing, distribution, use or sale of Royalty-Bearing Products; (b) any option or other right granted by Licensee or any Sublicensee to any third party to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee or any Sublicensee toward any third party not to grant any of the rights described in clause (a) or (b) to any other third party; in each case regardless of whether such grant of rights, option, standstill, or similar undertaking is referred to or is described as a sublicense. Excluded from this definition of “Sublicense” are any (i) assignments of this Agreement in compliance with Section 11.15 (Assignment and Successors) or (ii) agreements for a Change of Control of Licensee that do not otherwise qualify as a Sublicense under the foregoing clauses (a)-(c).
1.162    “Sublicensee” means any Person or entity granted a Sublicense.
1.163    “Subscription Agreement” means a Subscription Agreement in the form attached hereto as Exhibit 4.2.
1.164    “Suit” shall have the meaning set forth in Section 11.9 (Governing Law and Jurisdiction).
1.165    “[***]” shall have the meaning set forth in Section 2.7.13 ([***]).
1.166    “[***]” shall have the meaning set forth in Section 2.7.13 ([***]).
1.167    “Term” means the term of this Agreement as set forth in Section 10.1 (Term).
1.168    “Territory” means worldwide.
1.169    “Third Party” or “third party” means [***]
1.170    “[***] Proposed Product” means an actual or potential Licensed Product for use in the Field [***].
1.171    “Transferred Materials” means any protocols, data, materials or other information that are (a) necessary or useful to the practice of the Patent Rights; (b) in existence as of the Effective Date and (c) provided by or on behalf of Broad to Licensee or its Affiliates under a future agreement between Licensee (or its Affiliate) and Broad (or its Affiliate) pursuant to which such protocols, data, materials or other information is specifically intended to be deemed “Transferred Materials” under this Agreement.
1.172    “United States” means the United States of America.
1.173    “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer, or (iii) permanently lost through an interference or opposition proceeding without any right of appeal or review, or not appealed or put in for review within the applicable statutory or regulatory period; or (b) a pending claim of a pending patent application within the Patent Rights that has not been (i) abandoned or finally rejected without the possibility of appeal or refiling or (ii) pending more than [***] from the date of the first substantive office action on such pending patent application, provided such patent application is not pending more than [***] from its earliest priority date. A pending claim that ceases to be a Valid Claim due to the foregoing time limit shall, if it later issues, qualify again as a Valid Claim, provided that it meets the requirements of clauses (a)(i)-(iii) of the foregoing definition.
1.174    “Xeno-Transplantation” means the prevention or treatment of human disease through transplantation into a human of any cells, tissue or organ obtained from a non-human animal, portion of such an organ, tissue or cell, including any organ, portion thereof, tissue, cell, or organelle thereof that is genetically engineered (or descends from a genetically engineered line) and/or contains human genetic sequence(s) in addition to or in lieu of exclusively non-human genetic sequence(s), and including any genetically human organ grown in whole or in part in a non-human animal.
1.175    “Xeno-Transplantation Milestone” shall have the meaning set forth in Section 3.6.
2.    License.
2.1    License Grants.
2.1.1    Subject to the terms and conditions set forth in this Agreement, Broad hereby grants to Licensee (a) an exclusive, royalty-bearing license, sublicensable solely in accordance with Section 2.4 (Sublicenses) below, under the Institutions’ interests in the Patent Rights solely to offer for sale, sell, have sold, and import Licensed Products solely for use within the Field in the Territory; provided that with respect to applications relating to (i) delivery or (ii) targeting of DNA, the foregoing license shall be solely with respect to Licensed Products that are Prime Editor Products solely for use within the Field in the Territory; provided further that the foregoing license set forth in clause (a) hereto shall exclude applications relating to the production or processing of small or large molecules, including for the prevention or treatment of human disease, (b) a non-exclusive, royalty-bearing license, sublicensable solely in accordance with Section 2.4 (Sublicenses) below, under the Institutions’ interests in the Patent Rights solely to make, have made, offer for sale, sell, have sold, and import Licensed Products solely for use within the Field in the Territory, including, for the avoidance of doubt, for the production or processing of small or large molecules for the prevention or treatment of human disease; provided that the foregoing non-exclusive license under Section 2.1.1(b) (License Grants) shall not apply to any exclusive rights granted under Section 2.1.1(a) (License Grants), and (c) a non-exclusive, royalty-bearing license, sublicensable solely in accordance with Section 2.4 (Sublicenses) below, under the Institutions’ interests in the Patent Rights solely to make, have made, offer for sale, sell, have sold, and import Enabled Products (and other products that would be Enabled Products hereunder but for the expiry of the [***] period set forth in the definition thereof) solely for the prevention or treatment of human diseases in the Territory.
2.1.2    Subject to the terms and conditions set forth in this Agreement, Broad hereby grants to Licensee a non-exclusive, worldwide, royalty-bearing license, sublicensable (through a single tier) solely in accordance with Section 2.4 (Sublicenses) below, under the

Institutions’ interest in the Patent Rights solely for internal research purposes; provided that, notwithstanding the foregoing, the license granted under this Section 2.1.2 (License Grants) excludes (a) Human Germline Modification (b) the stimulation of biased inheritance of particular genes or traits within a population of plants or animals and (c) the modification of the tobacco plan (including any plant part, plant cell, plant tissue or plant seed), except for modifications that (i) are related to the use of the tobacco plant as a manufacturing system or as a model system for research purposes but (ii) are not related to any use or application in the cultivation, growth, manufacture, exportation or production of any tobacco product. Notwithstanding the foregoing, in the event that Licensee has granted both a Sublicense of its rights under Section 2.1.1 (License Grants) and an internal research Sublicense under this Section 2.1.2 (License Grants), then such internal research Sublicense shall be sublicenseable through the same number of tiers as the Sublicense granted by Licensee pursuant to Section 2.1.1 (License Grants).
2.2    Reservation of Rights; Certain Restrictions. Notwithstanding anything herein to the contrary:
2.2.1    The Institutions retain the right for themselves and for other not-for-profit research organizations and government agencies to make, use, perform and practice the subject matter described or claimed in the Patent Rights for research, teaching, educational and scholarly purposes (including, but not limited to, the right to enter into projects permitted under 15 U.S.C. 3710a (the CRADA statute) or other sponsored research projects or collaborations whether or not such collaborations are formal or informal), in all fields in all territories at any time without restriction; provided, however, that sponsored research funded by a commercial entity shall be considered research for purposes of this Section 2.2.1 (Reservation of Rights; Certain Restrictions);
2.2.2    The Institutions and the United States federal government retain rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. shall be subject to modification as may be required to conform to the provisions of those statutes and regulations. Licensee acknowledges that the United States federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Right as set forth in 35 U.S.C. §§ 200-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.
2.2.3    In addition to the reservation of rights under Section 2.2.1 (Reservation of Rights; Certain Restrictions), the Institutions reserve the right for themselves and for any Third Party (including non-profit and for-profit entities), to research, develop, make, have made, use, offer for sale, sell, have sold, import or otherwise exploit the Patent Rights and Royalty-Bearing Products as research products or research tools, or for research purposes in the Field;
2.2.4    Licensee agrees that any Royalty-Bearing Products used or sold in the United States that are subject to 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations thereto shall, to the extent required by law, be manufactured substantially in the United States;

2.2.5    Broad retains the rights, for itself, and for the Institutions, where applicable, set forth in Section 2.7 (Inclusive Innovation Model), Section 3.5.1 (Notice/Explanation/Plan), Section 6.1.4 (Control), and Section 6.4 (Abandonment); and
2.2.6    Licensee acknowledges that it has been informed that the Patent Rights were developed, at least in part, by employees of HHMI and that HHMI has a fully paid-up, non-exclusive, irrevocable, worldwide license to exercise any intellectual property rights with respect to any such Patent Rights for research purposes, with the right to sublicense to non-profit and governmental entities but with no other rights to assign or sublicense (the “HHMI License”). All licenses granted under this Agreement are explicitly made subject to the HHMI License.
2.3    Affiliates. The licenses granted to Licensee under Section 2.1 (License Grants) include the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates, solely on Licensee’s behalf; provided, however, that:
2.3.1    Licensee shall notify Broad in writing in advance of any delegation to an Affiliate to exercise or perform any of Licensee’s rights or obligations under this Agreement, and shall use reasonable efforts to so notify Broad within [***] in advance of any such delegation;
2.3.2    prior to any Affiliate exercising or performing any of Licensee’s rights or obligations under this Agreement, such Affiliate shall agree in writing with Licensee to be bound by the terms and conditions of this Agreement as if it were Licensee hereunder, including specific written agreement (a) to indemnify, defend and hold Indemnitees and HHMI Indemnitees harmless, and carry insurance, under the same terms as Article 9 (Indemnification and Insurance) of this Agreement, and (b) that the Institutions and HHMI are express third party beneficiaries of such writing; provided that nothing in this Section 2.3.2 (Affiliates) is intended to increase the payments (or the number of payments) to Broad under this Agreement (for non-limiting examples, an Affiliate agreeing to the terms and conditions of this Agreement as if it were Licensee hereunder shall not increase the number of times the milestone tables in Article 4 (Consideration for Grant of License) can be run);
2.3.3    no such Affiliate shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights, including any right to develop, manufacture, market or sell Royalty-Bearing Products;
2.3.4    prior to any Affiliate exercising or performing any of Licensee’s rights or obligations under this Agreement, such Affiliate shall agree in writing that it shall not practice the license under the Patent Rights for any uses prohibited by Section 2.9 (Additional Limitations on Exercise of License Rights) (except to the extent that the Licensee would have the right to do so after notice from Broad of a permitted application of such use);
2.3.5    any act or omission taken or made by an Affiliate of Licensee under this Agreement will be deemed an act or omission by Licensee hereunder, and Licensee shall be responsible for each of its Affiliates complying with all obligations of Licensee under this

Agreement (including without limitation all restrictions placed on Licensee herein), to the extent applicable to such Affiliate; and
2.3.6    any assumption of rights or obligations by Affiliates of Licensee under this Agreement shall not relieve Licensee of any of its obligations under this Agreement.
2.4    Sublicenses.
2.4.1    Sublicense Grant. Licensee will be entitled to grant Sublicenses to third parties under the licenses granted pursuant to Section 2.1 (License Grants) subject to the terms of this Section 2.4 (Sublicenses). Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. Notwithstanding any Sublicense, Licensee shall remain primarily liable to Broad and HHMI for all of Licensee’s duties and obligations contained in this Agreement and any act or omission of a Sublicensee which would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement.
2.4.2    Sublicense Agreements. Licensee shall grant sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:
2.4.2.1    all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;
2.4.2.2    a provision requiring the Sublicensee to comply with all terms and conditions of the Agreement applicable to Sublicensees under this Agreement, including Articles 2 (License) and 9 (Indemnification and Insurance) and Sections 4.6 (Patent Challenge), 5.3 (Records), 5.3.2 (Audit of Sublicensees), 6.5 (Marking), 8.1 (Compliance with Law), 10.3.1 (Termination of Rights), 10.3.2 (Accruing Obligations), 11.1 (Confidentiality), 11.3 (Preference for United States Industry) and 11.5 (Use of Names);
2.4.2.3    a section requiring Sublicensee to indemnify, defend and hold Indemnitees and HHMI Indemnitees harmless, and carry insurance, under the same terms set forth in Article 9 (Indemnification and Insurance) of this Agreement (which obligation to indemnify, defend, and hold harmless, to avoid doubt, may be limited to the activities under the Sublicense (e.g., the Sublicensee shall not be required to indemnify for activities arising under other unrelated Sublicenses to unrelated Third Parties)), which also will state that the Indemnitees and HHMI Indemnitees are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;
2.4.2.4    a statement that Broad is an intended third party beneficiary of such Sublicense to the extent such Sublicense relates to the sublicense of Patent Rights, solely for the purpose of enforcing all patent challenge, intellectual property ownership, indemnification and insurance and compliance with law provisions of such Sublicense, in each case applicable to the Patent Rights (or the practice thereof) and, with respect to such indemnification and insurance provisions, Royalty-Bearing Products; and enforcing the right to terminate such Sublicense for breach of the patent challenge, indemnification (solely with respect to such Sublicensee’s obligation to indemnify Broad) and insurance provisions of such Sublicense with respect to the Patent Rights (or the practice thereof) and, with respect to such indemnification and insurance provisions, Royalty-Bearing Products; and a statement that (a) HHMI and each other Institution are intended third party beneficiaries of such Sublicense for the purpose of enforcing HHMI’s and such Institution’s rights, including indemnification and insurance provisions that relate to the Patent Rights (or the practice thereof) or Royalty-Bearing Products under such Sublicense, and (b) (1) that the rights of Broad or any Institution may be enforced by any Institution and the rights of HHMI may be enforced by HHMI in any court of competent jurisdiction and, without limiting the generality of the foregoing, Sublicensee consents to jurisdiction in Massachusetts courts, and (2) notwithstanding the governing law selected for such Sublicense, the Sublicensee agrees that, in the event of any difference in interpretation or result as between the laws of the jurisdiction of such Sublicense and the laws of Massachusetts, the laws of Massachusetts shall control in any action in which Broad or any Institution or HHMI is enforcing its rights under such Sublicense;
2.4.2.5    a provision stating that in the event Sublicensee or its Affiliate directly or indirectly brings, assumes, or participates in, or knowingly, willfully or recklessly assists in bringing, a Patent Challenge then Licensee shall be entitled to terminate the Sublicense;
2.4.2.6    a provision clarifying that, subject to Section 10.3.1 (Termination of Rights), in the event of termination of the licenses set forth in Section 2.1 (License Grants) (in whole or in part (e.g., as to one license or the other, or termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license;
2.4.2.7    a provision prohibiting the Sublicensee from sublicensing its rights under such Sublicense agreement through more than [***] additional tiers, provided that such further Sublicense also shall comply with the terms of this Section 2.4 (Sublicenses);
2.4.2.8    a provision requiring the Sublicensee to notify Licensee of the achievement of each milestone described in Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products), Section 4.4.1.2 (Sales Milestone Payments for Schedule 1 Products), Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products) or Section 4.4.2.2 (Sales Milestone Payments for Schedule 2 Products) in accordance with the timeframes set forth in the applicable section;
2.4.2.9    a provision requiring the Sublicensee to agree that it shall not use the Patent Rights for Human Germline Modification; and
2.4.2.10    a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Broad, except that Sublicensee may assign the Sublicense agreement to (a) its Affiliate or (b) a successor in connection with the merger, consolidation or sale, lease or other transfer of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.
2.4.3    Delivery of Sublicense Agreement. Licensee shall furnish Broad with a fully executed copy of any Sublicense agreement promptly after its execution, provided that Licensee shall have no obligation to provide Broad with a copy of a Sublicense agreement between Licensee or a Sublicensee, on the one hand, and an Affiliate of Licensee or such Sublicensee or a contract research organization or contract manufacturing organization (solely for the provision of services under such Sublicense), on behalf of Licensee or such Sublicensee under this Agreement, on the other hand. All Sublicenses shall be the Confidential Information of Licensee. Broad shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Broad’s rights under this Agreement; provided, however, that Broad may share a copy of each Sublicense with HHMI for use solely for the purpose of enforcing HHMI’s rights under this Agreement and such Sublicense. Licensee shall be entitled to redact proprietary non-public information of Licensee or the applicable Sublicensee or research plans under the Sublicense to the extent not reasonably required for Broad to monitor Licensee’s and Sublicensee’s compliance with their obligations under the applicable Sublicense and this Agreement and for Broad to enforce its rights under this Agreement. Licensee shall not redact any information reasonably necessary for Broad to evaluate and confirm compliance of such Sublicense with the terms and conditions of this Agreement.
2.4.4    Termination for Breach by Sublicensee. Any act or omission of a Sublicensee which would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement. Without limiting any other rights or remedies available to Broad, it is understood that if (a) Licensee cures such breach in accordance with Section 10.2.2 (Termination for Default) or (b) Licensee uses commercially reasonable efforts to cure such breach in accordance with Section 10.2.2 (Termination for Default) and terminates the applicable Sublicense, then Broad shall not be entitled to terminate this Agreement for the breach by the Sublicensee even if it resulted in a material breach of this Agreement.
2.5    Licensed Field Expansion Option. During the Term, Broad hereby grants Licensee the option to expand the terms of the license under the Patent Rights granted to Licensee under Section 2.1 (License Grants) to include both DNA and RNA for no additional consideration (the “RNA Option”). Upon Licensee’s exercise of its RNA Option, the Parties shall amend and restate this Agreement, including by deleting the word “DNA” in the definition of “Field” in Section 1.54 (“Field”) and replacing it with the phrase “DNA or RNA” (such expanded definition of “Field,” the “Expanded Field”), and making such other amendments for the limited purpose of reflecting such Expanded Field (including to the definitions of “Prime Editor” in Section 1.119, “Prime Editor Product” in Section 1.120, “[***]” in Section 1.44 and to [***]). To exercise its RNA Option, Licensee shall (a) provide written notice to Broad, (b) simultaneously with such notice, submit to Broad an RNA Development Plan [***].

During the Term, if Broad reasonably intends to grant rights to a Third Party under the Patent Rights within the Expanded Field, which such rights would be within the scope of the exclusive licenses granted to Licensee under Section 2.1.1(a) (License Grants), if such licenses were in the Expanded Field (excluding, for the avoidance of doubt, a grant of rights pursuant to Section 2.2 (Reservation of Rights; Certain Restrictions)), then before granting such rights in the Expanded Field to such Third Party, Broad shall provide Licensee with [***] prior written notice to allow Licensee to exercise its RNA Option under this Section 2.5 (Licensed Field Expansion Option). If Licensee exercises its RNA Option within such [***] period, Broad shall not grant such rights under the Patent Rights within the Expanded Field to any Third Party. Following Licensee’s exercise of its RNA Option and the subsequent amendment and restatement of the Agreement to reflect the Expanded Field pursuant to this Section 2.5 (Licensed Field Expansion Option), Licensee shall be obligated [***]. For the avoidance of doubt, the exercise of Licensee’s RNA Option shall not require Licensee to incur any additional obligations outside of the terms of this Agreement, except as set forth in this Section 2.5 (Licensed Field Expansion Option) (including Licensee’s obligations under the RNA Development Plan).
2.6    Transferred Materials. At the request of Licensee, Broad may transfer to Licensee or its respective designee the Transferred Materials, which Transferred Materials shall solely be used by Licensee for the purposes of researching and developing Licensed Products in the Field in accordance with the terms and conditions of this Agreement. Such transfer of the Transferred Materials shall be documented and subject to a mutually-agreed material transfer agreement, to be negotiated in good faith by Broad and Licensee, which agreement shall be subject to the approval of HHMI.
2.7    Inclusive Innovation Model.

2.7.1    General. If a Third Party inquires with Broad for a license under the Patent Rights with respect to products for use in the Field, in each case while this Agreement is in effect, Broad may refer such Third Party to Licensee to seek a potential Sublicense.
2.7.2    Start Date. Notwithstanding anything to the contrary in this Agreement, Sections 2.7.3 (Proposed Product Notice) through 2.7.13 ([***]) shall apply only from and after the second (2nd) anniversary of the Effective Date (“Start Date”). Prior to Start Date, Broad shall have no right to invoke such Sections. For the avoidance of doubt, Sections 2.7.3 (Proposed Product Notice) through 2.7.13 ([***]) do not apply to or limit (a) Broad’s right to grant to any Third Party (i) any exclusive or non-exclusive licenses under the Patent Rights outside the Field or (ii) non-exclusive rights under the Patent Rights to the extent not exclusively licensed to Licensee under Section 2.1 (License Grants) or (b) any rights reserved by Broad or the Institutions under Section 2.2 (Reservation of Rights; Certain Restrictions).
2.7.3    Proposed Product Notice. If after the Start Date a Third Party that is not a Competitor (a “Proposing Party”) makes a Bona Fide Proposal to Broad for developing what Broad reasonably believes is a [***] Proposed Product that is a product Covered by the Patent Rights, and Broad is interested in having such [***] Proposed Product developed and commercialized, Broad may notify Licensee of the Third Party’s Bona Fide Proposal and shall include in such notification the identity of the Proposing Party and the identity of the applicable [***] to which the [***] Proposed Product is directed (such notice, the “Proposed Product Notice,” and the effective date of such notice in accordance with Section 11.7, the “Proposed Product Notice Date”). [***]
2.7.4    Exceptions. If the Proposing Party’s proposal does not meet the definition of Bona Fide Proposal or the proposed product is not a [***] Proposed Product, each as determined in Broad’s reasonable discretion, or the Third Party is a Competitor or becomes a Competitor during the Proposed Product Development Period, then Sections 2.7.5 ([***] Proposed Product Options) through 2.7.13 ([***]) shall not apply (and without limiting the generality of the foregoing Broad shall have no right to grant a [***] License to such Third Party with respect to such [***] Proposed Product nor to require that Licensee grant a Sublicense or provide a development plan and development milestones in relation thereto). Notwithstanding the foregoing, if Licensee reasonably believes such Third Party is a Competitor under Section 1.33(b) (“Competitor”), then, promptly after the Proposed Product Notice Date, Licensee shall notify Broad and such notice shall include an explanation, to Broad’s reasonable satisfaction, as to how such Third Party is an Affiliate controlled by (and not merely under common control with) an entity described under Section 1.33(a) (“Competitor”). If Licensee provides such notice to Broad’s reasonable satisfaction, then Sections 2.7.5 ([***] Proposed Product Options) through 2.7.13 ([***]) shall not apply. For clarity, if a Third Party becomes a Competitor after the Proposed Product Development Period for a given [***] Proposed Product, Broad’s right to grant or have granted a [***] License, and any [***] License already granted by Broad, to such Third Party with respect to such [***] Proposed Product will not be affected, provided that, going forward, if such

Third Party remains a Competitor, then such Third Party will be ineligible to be considered a Proposing Party under Section 2.7.3 (Proposed Product Notice).
2.7.5    [***] Proposed Product Options.
2.7.5.1    Notice to Broad. Within [***] of the Proposed Product Notice Date, Licensee may either (a) provide a Current Development Demonstration to Broad in accordance with Section 2.7.6 (Existing Development or Commercialization), or (b) notify Broad as to whether it (i) has a good faith interest in researching, developing and commercializing the [***] Proposed Product itself in accordance with Section 2.7.7 (Intended Development or Commercialization), (ii) has a good faith interest in entering into a Sublicense with the Proposing Party to research, develop and commercialize the [***] Proposed Product in accordance with Section 2.7.8 (Proposing Party Development or Commercialization), (iii) has a good faith interest in either researching, developing and commercializing the [***] Proposed Product through one or more existing Sublicensees, or entering into a Sublicense with another Third Party to research, develop and commercialize the [***] Proposed Product, in each case, in accordance with Section 2.7.9 (Third Party Development or Commercialization), or (iv) does not wish to pursue the foregoing (a), (b)(i), (b)(ii) or (b)(iii). For clarity, Licensee may notify Broad at any time that it is no longer interested in developing such [***] Proposed Product under either (a), (b)(i), (b)(ii) or (b)(iii). As part of the notice to Broad under this Section 2.7.5.1 (Notice to Broad), Licensee shall also confirm whether, in the [***] prior to the Proposed Product Notice Date, Licensee (or an Affiliate of Licensee) is already negotiating or has already negotiated with the Proposing Party to research, develop or commercialize the applicable [***] Proposed Product, and the length of time and nature of such negotiations (e.g., whether there has been active and consistent dialogue with the applicable counter-party, the exchange of terms and conditions, etc.).
2.7.5.2    Proposed Product Development Period. If Licensee so notifies Broad under (b)(i), (b)(ii) or (b)(iii) of Section 2.7.5.1 (Notice to Broad), Licensee shall have [***] from the Proposed Product Notice Date to prepare a development plan and commence activities thereunder with respect to such [***] Proposed Product in accordance with Sections 2.7.7 (Intended Development or Commercialization), 2.7.8 (Proposing Party Development or Commercialization), or 2.7.9 (Third Party Development or Commercialization), as applicable, (such [***] period, the “Proposed Product Development Period”). [***] into the Proposed Product Development Period, Licensee shall provide to Broad a good faith update as to the progress of such plan, including whether Licensee intends to use the remaining [***] of the Proposed Product Development Period to continue to develop such plan and commence activities thereunder. The Proposed Product Development Period for a given [***] Proposed Product shall be reduced by the length of time of active negotiations between Licensee and the Proposing Party in the [***] prior to the Proposed Product Notice Date to research, develop or commercialize the applicable [***] Proposed Product, provided that such reduction shall not be greater than [***] and provided further that only active negotiations regarding a transaction specific to such [***] Proposed Product (and not a class or type of products generally or a Multi-Product Negotiation) shall be offset from Licensee’s Proposed Product Development Period. In the event that the Parties are unable to agree as to whether Licensee has been engaged in active negotiations, or the length of time of such active negotiations, then the matter shall be resolved in accordance with Exhibit 4.5.7, provided that any final determination of the applicable arbitrator(s) shall not be deemed to extend (a) the Proposed Product Development Period beyond [***], or (b) the reduction to such Proposed Product Development Period for active negotiations beyond [***]. Further, the Proposed Product Development Period shall apply on a Proposed Product Notice-by-Proposed Product Notice basis, and shall be no longer than [***] (subject to the foregoing sentence with respect to a reduction of up to [***] for prior negotiations by Licensee). By way of example, if Licensee has actively negotiated for [***] with a Proposing Party pursuant to Section 2.7.8 (Proposing Party Development or Commercialization) prior to the applicable Proposed Product Notice Date, then the applicable Proposed Product Development Period shall be reduced by [***], and Licensee shall have [***] remaining in which to develop a plan pursuant to Section 2.7.7 (Intended Development or Commercialization) or negotiate a Sublicense pursuant to Section 2.7.8 (Proposing Party Development or Commercialization) or Section 2.7.9 (Third Party Development or Commercialization). By way of further example, if Licensee has [***] remaining of the applicable Proposed Product Development Period but Licensee ceases its ongoing negotiations with [***] remaining to negotiate a Sublicense with an alternative Third Party, then Licensee shall have no more than [***] within which to negotiate such Sublicense pursuant to Section 2.7.8 (Proposing Party Development or Commercialization) or Section 2.7.9 (Third Party Development or Commercialization).
2.7.6    Existing Development or Commercialization. If the [***] Proposed Product is directed to a [***] for which the Licensee, directly or through any of its Affiliates or Sublicensees, is currently researching, developing or commercializing a Royalty-Bearing Product in the Field, then Licensee may, within [***] of the Proposed Product Notice Date, provide a Current Development Demonstration to Broad. Thereafter, Licensee shall continue to use commercially reasonable efforts, itself or through its Affiliate or Sublicensee to continue to implement such plan. Licensee shall provide a written report to Broad describing Licensee’s progress under the applicable plan at least [***] until the First Commercial Sale of such Royalty-Bearing Product. Licensee may, on [***] basis concurrently with the delivery of each [***] diligence report to be provided by Licensee to Broad under Section 3.4 (Reporting) hereof, make commercially reasonable adjustments to the applicable research, development or commercialization plan as necessary to improve Licensee’s ability to meet its obligations under such plan; provided that, such adjustments shall be subject to review and approval by Broad, such approval not to be unreasonably withheld, conditioned or delayed.
2.7.7    Intended Development or Commercialization. If Licensee notifies Broad within [***] of the Proposed Product Notice Date that Licensee or its Affiliate is interested in developing a Royalty-Bearing Product directed to the [***] as such [***] Proposed Product in the Field, then within the Proposed Product Development Period, Licensee shall be required to (a) prepare, or have prepared, a commercially reasonable research, development or commercialization plan, similar to the Development Plan with respect to other

Licensed Products developed by Licensee in the Field, subject to necessary adjustments and including reasonable development milestones, at least [***] preclinical development milestone and associated timelines, and including evidence that Licensee or its applicable Affiliate or Sublicensee has, or reasonably expects to have, access to any intellectual property (other than any intellectual property owned or controlled by the Proposing Party) that would be necessary to develop and commercialize such Royalty-Bearing Product and has, or reasonably expects to have, funding available to advance such plan and (b) commence, or have commenced on its behalf, research or development activities for such Royalty-Bearing Product in the Field pursuant to such plan. Licensee’s failure to prepare or have prepared a plan as described in clause (a) of the preceding sentence or to commence or have commenced research or development activities as described in clause (b) of the preceding sentence shall, in each case, not constitute a material breach of this Agreement; provided, however that, in addition to Broad having the right to grant a [***] License to the extent permitted in Section 2.7.11 ([***] License), following each such failure and solely for the subsequent [***] Proposed Product which Licensee elects to develop under Section 2.7.7 (Intended Development or Commercialization), Section 2.7.8 (Proposing Party Development or Commercialization), or Section 2.7.9 (Third Party Development or Commercialization), and for which at least [***] of the Proposed Product Development Period for such [***] Proposed Product remain following any applicable reductions pursuant to Section 2.7.5.2 (Proposed Product Development Period), Broad shall be entitled to reduce by [***] the Proposed Product Development Period; provided further that, for clarity, the right to reduce the applicable Proposed Product Development Period pursuant to this sentence shall apply following each such failure to prepare such a plan or commence or have commenced such research or development activities. Broad’s rights with respect to a [***] License set forth in Section 2.7.11 ([***] License), [***] for a failure under the foregoing sentence that results in a diligence failure pursuant to Section 3.5.6.2 (Unmet Deadline), as applicable, and Broad’s right to reduce a Proposed Product Development Period pursuant to the preceding sentence shall be Broad’s sole and exclusive remedies under law and this Agreement for any failure by Licensee to prepare such a plan or commence or have commenced such research or development activities as described in the preceding sentence. In the discussion of such development plan and development milestones, Broad shall not unreasonably withhold its consent to Licensee’s proposed plan. If the Parties agree on such development plan and milestones and Licensee or its Affiliate commences research or development activities thereunder within the Proposed Product Development Period, Licensee shall maintain its exclusive license(s) hereunder with respect to such [***] Proposed Product in the Field, but shall be obligated (i) to, itself or through its Affiliate or Sublicensee, use commercially reasonable efforts to develop and commercialize the Royalty-Bearing Product in the Field in accordance with such new development plan (which shall be incorporated into and be part of the “Development Plan” for all purposes hereunder) and (ii) to, itself or through its Affiliate or Sublicensee, meet the development milestones on the timeline associated therewith with respect to the Royalty-Bearing Product in the Field (which shall be a “Development Milestone” for all purposes hereunder) in the Field (subject to extension in the same manner as provided in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions) applied mutatis mutandis), and (iii) provide a written report to Broad describing Licensee’s progress under such plan at least [***] until the First Commercial Sale of such Royalty-Bearing Product. Exhibit 3.1 shall be amended to reflect such development milestones and timeline with respect to such Royalty-Bearing Product. Licensee may, on [***] basis concurrently with the delivery of each [***] diligence report to be provided by Licensee to Broad under Section 3.4 (Reporting) hereof, make such commercially reasonable adjustments to the applicable plan as necessary to improve Licensee’s ability to meet its research, development or commercialization obligations under such plan; provided that such adjustments shall be subject to review and approval by Broad, such approval not to be unreasonably withheld, conditioned or delayed.
2.7.8    Proposing Party Development or Commercialization. If, within [***] of the Proposed Product Notice Date, Licensee notifies Broad that Licensee is not interested in developing such [***] Proposed Product in the Field but that it wishes to grant a Sublicense to the Proposing Party to develop a Royalty-Bearing Product directed to the [***] as such [***] Proposed Product in the Field, Licensee will have until the end of the Proposed Product Development Period to (a) negotiate and enter into such a Sublicense agreement with such Proposing Party, (b) prepare, or have prepared, together with the Proposing Party, a commercially reasonable research, development or commercialization plan similar to the Development Plan with respect to other Licensed Products developed by Licensee in the Field, subject to necessary adjustments and including reasonable development milestones, at least [***] preclinical development milestone and associated timelines, and including evidence that Licensee or its applicable Affiliate or Sublicensee or the Proposing Party have, or reasonably expects to have, access to any intellectual property that would be necessary to develop and commercialize such Royalty-Bearing Product in the Field and has, or reasonably expects to have, funding available to advance such plan and (c) commence research or development activities with the Proposing Party for such Royalty-Bearing Product pursuant to such plan. In the discussion of such development plan and development milestones, Broad shall not unreasonably withhold its consent to Licensee’s proposed plan. If the Parties agree on such development plan and milestones and research or development activities thereunder are commenced by or on behalf of the Licensee or the Proposing Party within the Proposed Product Development Period, Licensee shall maintain its exclusive license(s) hereunder with respect to such [***] Proposed Product in the Field, but shall be obligated (i) to, itself or through its Affiliate or Sublicensee (including the Proposing Party), use commercially reasonable efforts to develop and commercialize the Royalty-Bearing Product in the Field in accordance with such new development plan (which shall be incorporated into and be part of the “Development Plan” for all purposes hereunder) and (ii) to, itself or through its Affiliate or Sublicensee (including the Proposing Party) meet the development milestones on the timeline associated therewith with respect to the Royalty-Bearing Product (which shall be a “Development Milestone” for all purposes hereunder) in the Field (subject to extension in the same manner as provided in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions) applied mutatis mutandis), and (iii) provide a written report to Broad describing Licensee’s and the Proposing Party’s progress under such plan at least [***] until the First Commercial Sale of such Royalty-Bearing Product. Exhibit 3.1 shall be amended to reflect such development milestones and timeline with respect to such Royalty-Bearing Product. Licensee may, on [***] basis concurrently with the delivery of each [***] diligence report to be provided by Licensee to Broad under Section 3.4 (Reporting) hereof, make such commercially reasonable adjustments to the applicable plan as necessary to improve Licensee’s ability to meet its research, development or commercialization obligations under such plan; provided that such adjustments shall be subject to review and approval by Broad, such approval not to be unreasonably withheld, conditioned or delayed.

2.7.9    Third Party Development or Commercialization. In parallel with, or in lieu of, seeking to Sublicense a Royalty-Bearing Product to the Proposing Party, the Licensee may seek to enter into a Sublicense with another Third Party and/or develop such [***] Proposed Product through one or more then-existing Sublicensees. In such event, Section 2.7.8 (Proposing Party Development or Commercialization) shall apply to Licensee with such Third Party or then-existing Sublicensee(s) as the Proposing Party thereunder. If the Licensee enters or has entered into such a Sublicense with another Third Party or then-existing Sublicensee with respect to the [***] Proposed Product, as applicable, within the Proposed Product Development Period, then Licensee shall have the right to discontinue any discussions with the Proposing Party under Section 2.7.8 (Proposing Party Development or Commercialization) without consequence and as long as the Sublicense with the Third Party that Licensee entered into or the applicable then-existing Sublicense remains in effect with respect to the [***] Proposed Product, Broad shall have no right to grant a [***] License for the applicable [***] Proposed Product, subject to fulfillment of the obligations under Section 2.7.8 (Proposing Party Development or Commercialization), Section 2.7.10 (Proposed Product Development Period Obligations) and Section 2.7.11 ([***] License). In the event that such Sublicense terminates, then Licensee shall promptly notify Broad and then Section 2.7.11 ([***] License) shall govern regarding any right of Broad to grant a [***] License with respect to the relevant [***] Proposed Product.
2.7.10    Proposed Product Development Period Obligations. Throughout the Proposed Product Development Period set forth in Sections 2.7.7 (Intended Development or Commercialization) through Section 2.7.9 (Third Party Development or Commercialization), Licensee shall continuously use commercially reasonable efforts to, as applicable, (a) prepare, or have prepared, the research, development or commercialization plan and thereafter, commence research or development activities pursuant to such plan, as required by Section 2.7.7 (Intended Development or Commercialization), or (b) enter into a Sublicense agreement and thereafter, commence (or have commenced) research and development activities under the research, development or commercialization plan, as required by Section 2.7.8 (Proposing Party Development or Commercialization) or 2.7.9 (Third Party Development or Commercialization).
2.7.11    [***] License. If, with respect to a [***] Proposed Product, (a) within [***] of the Proposed Product Notice Date (or at any other time during the Proposed Product Development Period), Licensee notifies Broad that [***] in (i) [***], (b) Licensee [***], (c) Licensee [***], (d) Licensee [***], or (e) Licensee otherwise [***], as applicable, then, in each case (a) through (e), Broad will be entitled, [***] ([***]), to grant, in its sole discretion, to such Proposing Party [***] license under the Patent Rights to make, have made, offer for sale, sell, have sold and import such [***] Proposed Product or a Related Product to such [***] Proposed Product (a “[***] License”), and Licensee’s rights to such Patent Rights shall, [***]; provided that each [***] License will require the Proposing Party to [***], provided further that [***].
2.7.12    [***]. All consideration to Broad (or its designee) under a [***] License (other than reimbursement for patent expenses paid to third parties equal to the out-of-pocket cost to Broad of such patent expenses) is “[***].” Broad shall be entitled to [***]. Unless otherwise agreed by the Parties, [***] will be paid [***] on [***] basis in accordance with Broad’s usual and customary practices for its distributions, except to the extent [***] under this Agreement in which case Broad may elect to [***]. If any [***] License [***] received by Broad or its designee, whether zero or a positive number, on [***] basis in accordance with Broad’s usual and customary practices for its distributions. Such reports and any related records shall be subject to audit by the Licensee on terms equivalent to those set forth in Section 5.3 (Records), applied mutatis mutandis, provided, however, that such audit shall be limited to an audit of Broad’s records and shall not extend to any licensee under a [***] License (either directly or by causing Broad to exercise any audit rights it may have under the [***] License), and such audit shall be limited in scope to a determination that Broad’s report of [***] is true and complete.
2.7.13    [***]. Licensee shall not be required to provide a Current Development Demonstration in accordance with Section 2.7.6 (Existing Development or Commercialization) hereof, or elect a [***] Proposed Product option in accordance with Section 2.7.5 ([***] Proposed Product Options) hereof, and Broad shall have no right to grant a [***] License, for [***] Proposed Products [***] that have been selected for research, development or commercialization of a Licensed Product in the Field pursuant to a collaboration agreement between Licensee or its Affiliates and [***] (such collaboration agreement, a “[***] such [***]), in accordance with, and subject to, the following terms and conditions:

2.7.13.1    [***]. A [***] that has been selected for research, development or commercialization of a Licensed Product in the Field pursuant to a [***] may be [***] by Licensee, on a [***] basis, at the time of execution of such [***] or at any time within [***] thereafter, up to that number of [***] specified in Section 2.7.13.3 (Permitted Number of [***]), to a list of [***] (“[***]”) generated by Licensee and provided to and maintained by Broad or [***], as applicable. In the event there is [***], the compensation, costs and expenses for [***] shall be incurred and paid solely by Licensee. A [***] shall be deemed a “[***]” for the purposes of this Section 2.7.13.1 ([***]) and only those [***] that are included on the [***] shall be deemed [***] for the purposes of this Section 2.7.13.1 ([***]). For the avoidance of doubt, a [***] shall not by itself constitute a [***]. Except as noted below with respect to [***], the effective date of addition of any [***] to the [***] (“Selection Date”) shall be [***] business days prior to the date on which Broad or the [***] receives written notice from Licensee that a given [***] is to be added to the [***]. Except as noted below in connection with [***], a [***] shall be deemed a [***] for a period of [***] from the date such [***] is added to the [***] unless removed in accordance with Section 2.7.13.6 (Other Limitations on [***]). In addition to the foregoing, Licensee may add to the [***] the [***] that are the subject of [***] from a [***] at any time and from time to time between Licensee and such [***] regarding a potential [***]. A [***] that is included on the [***] shall be deemed a “[***]” for the purposes of this Section 2.7.13 ([***]) during the [***] (as defined below) and the date on which Broad or [***] receives written notice from Licensee that a given [***] is to be added to the [***] shall be deemed the “Selection Date” for such [***]. The number of [***] that Licensee may add to the [***] in connection with any such [***] shall not exceed the number of [***] as Licensee would be eligible to add to the [***] if Licensee and such [***] entered into such [***], as determined based on a [***] by such prospective [***] in connection with such active discussions. Licensee shall clearly identify in its notice to Broad [***] those [***]. Licensee shall notify Broad [***] promptly if any [***] should be removed from the [***] because Licensee determines that the circumstances of the discussions with the [***] have changed and that such [***] is no longer the subject of [***], in which case such [***] shall be deemed not to have been nominated as a [***] for the purposes of this Section 2.7.13 ([***]). A [***] shall remain a [***], a [***] and on the [***] for [***] from the Selection Date for such [***], subject to up to [***] of an additional [***] months by Licensee upon notice to Broad or [***] if Licensee determines in good faith that such [***] remains the subject of [***] between Licensee and the relevant [***] regarding a [***] at the time of such [***]. Licensee (or [***], as applicable) shall notify Broad that Licensee has [***] that a [***] shall remain on the [***]. Such notice shall not identify the [***] by name nor include any other identifiable information but shall include a [***] for such [***] which shall enable Broad to track and monitor the status of such [***]. The purpose of such notice is to permit Broad to initiate communications with Licensee and to monitor compliance by Licensee with the terms of this Agreement. If Licensee enters into a [***] with respect to a [***], Licensee shall notify Broad within [***] business days thereof, and such [***] shall remain a [***] and the Selection Date for such [***] shall remain the date on which Broad or [***] received written notice from Licensee that such [***] was to be added to the [***]. If there is a [***], the [***] shall notify Licensee within [***] business day if any [***] that Licensee notifies [***] to add to the [***] is already, at the time of such notice, the subject of a [***] Inquiry having a [***] Inquiry Date that is more than [***] business days prior to such notice from Licensee. A [***] shall not become a [***] or be added to the [***] if such [***] is the subject of a [***] Inquiry having a [***] Inquiry Date that is more than [***] business days prior to the time at which Licensee notifies [***] that Licensee is designating such [***] for inclusion on the [***].
2.7.13.2    [***]. If no [***] has been selected at the time of Licensee’s selection of the first [***], Broad shall maintain the [***]. If at any time during the Term, (a) Licensee wishes to select a [***] or (b) Licensee no longer wishes for Broad to retain the [***], then Licensee shall provide Broad with written notice thereof (the “[***]”) and shall include in such notice a list of at least [***] independent attorneys registered to practice before the United States Patent and Trademark Office of whom neither Licensee nor Broad is a client, who are experienced in intellectual property matters in the biopharmaceutical industry and who are able to take on an obligation of confidentiality to both Parties. Within [***] after the date of the [***], Broad shall select by written notice to Licensee (the “[***] Selection Notice”) one of the individuals named in the [***]. Such individual selected by Broad shall be the “[***].” If Broad does not select such individual in a [***] Selection Notice within such [***]day period, then the individual selected by Licensee from among the individuals named in the [***] and identified by Licensee in writing to Broad shall be the [***]. The [***] shall be bound by confidentiality obligations to both Parties. In the event a [***] is no longer able or willing to serve in such role, the Parties shall appoint a new [***] by again following the procedures set forth in this Section 2.7.13.2 ([***]). Notwithstanding anything in this Section 2.7.13

([***]), in the event that Licensee does not provide a [***] to Broad, there will be no [***] and, unless the context otherwise requires or unless otherwise expressly set forth in this Agreement, all references to “[***]” under this Agreement will refer to Broad.
2.7.13.3    Permitted Number of [***]. The number of [***] that may be selected as [***] for a given [***] is dependent on the amount of [***] under the [***], in accordance with the following provisions of this Section 2.7.13.3 (Permitted Number of [***]). On a [***] basis, Licensee may select as [***] up to that number of [***] that is proportionate to the total amount of [***] under a given [***] at a rate of no less than [***] per [***]; provided, however, that such rate shall be [***] per [***] in effect as of the Effective Date. By way of example, (a) if the [***] under the [***], Licensee may add up to [***] to the [***], (b) if the [***] under the [***], Licensee may add up to [***] to the [***], and (c) if the [***], Licensee may add up to [***] to the [***], in each case (a) through (c) which [***] shall be deemed [***]. If at any point during the Collaboration Period, there is a reduction in the levels of [***] under a given [***], Licensee shall notify Broad of such reduction and the [***] shall be adjusted accordingly to reflect such reduction in [***]. Promptly after the date of execution of any [***] are to be selected, Licensee shall notify Broad and, if applicable, the [***] thereof, and shall include in such notice the amount of [***] under such [***].
2.7.13.4    [***] Inquiry. Notwithstanding anything to the contrary in this Agreement, this Section 2.7.13.4 ([***] Inquiry) shall only apply if a [***] has been appointed under Section 2.7.13.2 ([***]). For any [***] Proposed Product for which a Bona Fide Proposal has been provided to Broad, prior to providing a Proposed Product Notice with respect to such [***] Proposed Product to Licensee in accordance with Section 2.7.3 (Proposed Product Notice), Broad shall inquire of the [***] in writing whether or not the [***] to which the applicable [***] Proposed Product is directed is a [***] (such inquiry, the “[***] Inquiry,” the date of such inquiry, the “[***] Inquiry Date”). The [***] shall, within the period beginning on the [***] business day and ending on the [***] business day following Broad’s request, notify Broad in writing whether or not such [***] is a [***] (such notice, the “[***] Notice”). The [***] Notice shall note if [***]. If such [***], the [***] Notice shall include the Selection Date for such

[***], and the provisions of Section 2.7.13.5 (Time-Limited Preclusion of [***] and Section 2.7.13.6 (Other Limitations on [***] shall apply. If such [***] is not a [***], then Broad may provide Licensee with a Proposed Product Notice with respect to the [***] Proposed Product that is directed to the applicable [***] under Section 2.7.3 (Proposed Product Notice). If the [***] does not timely provide a [***] Notice to Broad, then Broad may notify Licensee in writing thereof (“[***] Non-Performance Notice”) and Licensee may notify the [***] of such non-performance. If Broad does not receive a [***] Notice within [***] business days of the date of the [***] Non-Performance Notice, then Broad may provide a Proposed Product Notice directly to Licensee under Section 2.7.3 (Proposed Product Notice). [***] shall not disclose the existence or nature of a [***] Inquiry to Licensee until after the [***] business day following such [***] Inquiry, at which time [***] shall notify Licensee of each [***] that is the subject of such [***] Inquiry. Broad shall not disclose to any Third Party whether a [***] is a [***] reserved by Licensee or otherwise is under research, development and/or commercialization by Licensee or its Affiliate or Sublicensee; provided, however, that for any [***] that is the subject of a [***] Inquiry during the Collaboration Period for such [***] Broad shall be entitled to inform the Proposing Party that provided the Bona Fide Proposal for the [***] Proposed Product directed at the applicable [***] of the date on which such [***] that is a [***] may become available for a renewed Bona Fide Proposal, such date to correspond with the expiration of the Collaboration Period for the applicable [***] If such Proposing Party provides such renewed Bona Fide Proposal, and Broad provides to Licensee a corresponding Proposed Product Notice based on such Bona Fide Proposal, then the provisions of Section 2.7.13.5 (Time-Limited Preclusion of [***]) shall apply to such Proposed Product Notice.
2.7.13.5    Time-Limited Preclusion of [***] For a period of [***] from the Selection Date (the “Collaboration Period”), Licensee shall not be required to provide a Current Development Demonstration in accordance with Section 2.7.6 (Existing Development or Commercialization) hereof, or elect a [***] Proposed Product option in accordance with Section 2.7.5 ([***] Proposed Product Options) hereof, and Broad shall have no right to grant a [***] License, for any [***] Proposed Product directed to a [***], provided that the Selection Date for such [***] is within [***] from the execution date of the [***] under which the [***] has been selected. Following expiration of the Collaboration Period for a given [***] if Broad receives a Bona Fide Proposal for a [***] Proposed Product directed to such [***] and provides such Proposed Product Notice to Licensee, Licensee shall be required to provide to Broad a Current Development Demonstration for such [***] Proposed Product. If Licensee fails to provide a Current Development Demonstration for such [***] Proposed Product, then Broad shall be entitled to grant the Proposing Party a [***] License for such [***] Proposed Product.
2.7.13.6    Other Limitations on [***]. The Collaboration Period shall apply in lieu of, and not in addition to, the Proposed Product Development

Period set forth in Sections 2.7.7 (Intended Development or Commercialization) through 2.7.9 (Third Party Development and Commercialization). Once a given [***] has been selected as a [***] under a given [***], the [***] Proposed Product options set forth in Section 2.7.5 ([***] Proposed Product Options) shall not apply to [***] Proposed Products directed to such [***] may be dropped from the [***] upon notice by Licensee to Broad; provided that, once a [***] has been dropped from the [***] for a given [***] (other than a [***] that is a [***] at the time it is dropped), it may not again be selected to the [***] for such [***].
2.7.14    Processing of Proposed Notices. Licensee shall not be required to simultaneously prepare or carry-out a plan under Sections 2.7.7 (Intended Development or Commercialization), 2.7.8 (Proposing Party Development or Commercialization) or 2.7.9 (Third Party Development or Commercialization), or in connection with Section 1.2.2 (“Abbreviated Licensee Showing”) or Section 1.2.3 (“Abbreviated Licensee Showing”) under Section 2.7.15.2 (Reservation of Reserved Broad Targets), in accordance with the timing requirements set forth therein (to “Process”) for more than [***] Proposed Product Notices or [***] Notices (each a “Proposed Notice”) at any one time. If Broad provides a Proposed Notice for which Licensee fails to make a Current Development Demonstration or an Abbreviated Licensee Showing pursuant to Section 1.2.1 (“Abbreviated Licensee Showing”), and Licensee is currently Processing [***] other Proposed Notices on the Proposed Product Notice Date or Proposed Broad Target Notice Date (as applicable) for such Proposed Notice, then the time periods set forth in Sections 2.7.7 (Intended Development or Commercialization), 2.7.8 (Proposing Party Development or Commercialization), 2.7.9 (Third Party Development or Commercialization) or Section 1.2 (“Abbreviated Licensee Showing”), as applicable, for Processing of any such additional Proposed Notice by Licensee shall each be extended (and the obligation in Section 2.7.10 (Proposed Product Development Period Obligations) shall be tolled) by a period equal to the result of multiplying (a) three (3) months times (b) (i) [***] if the number of Proposed Notices being Processed by Licensee on the relevant Proposed Product Notice Date or [***] Notice Date (as applicable) is more than [***] and less than or equal to [***] if the number of Proposed Notices being Processed by Licensee on the relevant Proposed Product Notice Date or [***] Notice Date (as applicable) is more than [***] and less than or equal to [***] (iii) [***] if the number of Proposed Notices being Processed by Licensee on the relevant Proposed Product Notice Date or Proposed Broad Target Notice Date (as applicable) is more than [***] and less than or equal to [***] and (iv) [***] if the number of Proposed Notices being Processed by Licensee on the relevant Proposed Product Notice Date or [***] Notice Date (as applicable) is more than [***] (“Proposed Product Extension Period”). During such Proposed Product Extension Period for a given Proposed Notice, Broad shall not be permitted to grant a [***] License to any [***] Proposed Product or reserve any [***] that is the subject of such Proposed Notice. If the number of Proposed Notices being Processed by Licensee on the relevant Proposed Product Notice Date or Proposed Broad Target Notice Date (as applicable) is more than [***] Licensee shall have no obligation to Process additional Proposed Notices until the number of Proposed Notices being Processed by Licensee is fewer than [***] and the Proposed Product Extension Period shall be extended until, and shall be recalculated at, such time.
2.7.15    Reserved Broad Targets.
2.7.15.1    Selection of Proposed Broad Targets. Beginning on the [***] anniversary of the Effective Date, if Broad, whether alone or together with an Institution, Affiliate or a Third Party, has a good faith interest in pursuing research and development of a product directed to a [***], then Broad may give written notice to Licensee of such [***] (after inquiry regarding the availability of such [***] with the [***] in accordance with Section 2.7.13.4 ([***] Inquiry)) that is not designated as a [***] by the [***] and that Broad has proposed to reserve pursuant to this Section 2.7.15 (Reserved Broad Targets) (each such notice, a “Proposed Broad Target Notice,” the date of such notice, the “Proposed Broad Target Notice Date,” each such proposed [***], a “Proposed Broad Target”). Prior to the reservation of a Proposed Broad Target as a Reserved Broad Target, Broad shall not grant a license to, nor enter into any term sheet or binding, written agreement, understanding or arrangement with, a Third Party, other than as would otherwise be permitted under this Agreement (including under Section 2.2 (Reservation of Rights; Certain Restrictions)), under or with respect to any Patent Rights exclusively licensed to Licensee under Section 2.1.1 (License Grant), for the development and/or commercialization of a Licensed Product in the Field that is a human therapeutic directed to such Proposed Broad Target.
2.7.15.2    Reservation of Reserved Broad Targets. Upon receiving a Proposed Broad Target Notice for a given Proposed Broad Target, Licensee may elect to make an Abbreviated Licensee Showing in the Field [***] that is a human therapeutic and is directed to such Proposed Broad Target.
(a)    If Licensee successfully makes an Abbreviated Licensee Showing with such [***] that is directed to such Proposed Broad Target, then such Proposed Broad Target shall not be reserved as a “Reserved Broad Target.” Thereafter, Licensee or its applicable Affiliate, Sublicensee or Collaboration Partner, must [***]. Licensee may, on an annual basis concurrently with the delivery of each annual progress report to be provided by Licensee to Broad, make such commercially reasonable adjustments to the applicable plan as necessary to improve Licensee’s ability to meet its research, development and/or commercialization obligations under such plan; provided that such adjustments shall be subject to review and approval by Broad, such approval not to be unreasonably withheld, conditioned or delayed.

(b)    If (a) Licensee fails to make an Abbreviated Licensee Showing with such a [***] that is directed to such Proposed Broad Target, (b) at any time after making such an Abbreviated Licensee Showing, [***], or (c) otherwise fails to comply with the obligations specified in Section 2.7.15.2(a) (Reservation of Reserved Broad Targets), then such Proposed Broad Target shall be reserved as a Reserved Broad Target.
2.7.15.3    Rights Regarding Reserved Broad Targets. Upon the reservation of a Proposed Broad Target as a Reserved Broad Target, (a) except as otherwise set forth in this Section 2.7.15.3 (Rights Regarding Reserved Broad Targets), Licensee shall have no rights under the Patent Rights to develop or commercialize products directed to such Reserved Broad Target, including to develop or commercialize any potential Licensed Products directed to such Reserved Broad Target, other than the license grant to Licensee under Section 2.1.2 for internal research activities with respect to such Reserved Broad Target, which, for clarity, shall remain in effect, and (b) Broad shall reserve the right to grant exclusive or non-exclusive licenses under the Patent Rights to Third Parties to develop or commercialize products directed to such Reserved Broad Target, including within the Field, subject to the terms of this Section 2.7.15.3 (Rights Regarding Reserved Broad Targets).
(a)    Right of First Offer. Following the designation of a Proposed Broad Target as a Reserved Broad Target, Broad shall not enter into an agreement with any Third Party that is a for-profit commercial entity (“Commercial Partner”) pursuant to which such Commercial Partner would sponsor research at Broad within the Field with respect to products directed to such Reserved Broad Target and for which, to the knowledge of Broad’s Office of Strategic Alliances and Partnering, the Patent Rights are expected to be necessary or reasonably useful for the commercialization of products resulting from such sponsored research until and unless (i) Broad provides a written notice to Licensee (each such notice, a “First Offer Notice”), which notice will identify the general scope, purpose and financial terms of the proposed sponsored research agreement that Broad desires to enter into, and (ii) if Licensee responds in writing within [***] after its receipt of the First Offer Notice indicating Licensee’s desire to discuss the proposed sponsored research agreement with Broad (each such response, a “First Offer Response”), the Parties shall discuss in good faith the terms on which Licensee would sponsor similar research pursuant to a sponsored research agreement on mutually-agreed terms for at least [***] following Broad’s receipt of such First Offer Response (or such longer time as mutually agreed by the Parties) (“Research Agreement Discussion Period”). If Licensee does not timely submit a First Offer Response or the Parties otherwise do not enter into a sponsored research agreement relating to the applicable Reserved Broad Target within the applicable Research Agreement Discussion Period, then Broad will have no further obligations to Licensee under this Section 2.7.15.3(a) (Right of First Offer) with respect to the applicable Reserved Broad Target. If the Parties enter into a sponsored research agreement with respect to the applicable Reserved Broad Target, then the terms thereof shall be set forth in a separate agreement between Broad and Licensee. If Licensee exercises an option to take, and does take, a commercial license under the intellectual property generated in the course of the foregoing sponsored research agreement, Licensee will maintain its license under the Patent Rights pursuant to this Agreement with respect to such Reserved Broad Target and such Reserved Broad Target will cease being a Reserved Broad Target; provided [***]. Notwithstanding the foregoing, the Parties acknowledge and agree that Licensee is not permitted to sponsor any research by or under the supervision of HHMI Research Personnel or their laboratories. Further notwithstanding the foregoing or anything to the contrary in this Agreement, (A) nothing in this Section 2.7.15.3(a) (Right of First Offer) shall limit the rights retained by Broad, the Institutions or HHMI under Section 2.2 (Reservation of Rights; Certain Restrictions) and (B) nothing obligates Broad, the Institutions or HHMI to provide a First Offer Notice to Licensee prior to entering into a sponsored research agreement with any Third Party for any purpose.

(b)    Right to Negotiate Commercial License. Following the designation of a Proposed Broad Target as a Reserved Broad Target, Broad shall not enter into an agreement with a Commercial Partner pursuant to which Broad grants such Commercial Partner a license under the Patent Rights in the Field (other than any grant by Broad in accordance with Section 2.2 (Reservation of Rights; Certain Restrictions), if permitted by the terms thereof, or any grant by Broad of non-exclusive rights to the extent not exclusively licensed to Licensee under Section 2.1.1 (License Grants)) to commercialize products directed to such Reserved Broad Target (each such license, a “Reserved Broad Target Third Party License”) except as set forth in this Section 2.7.15.3(b) (Right to Negotiate Commercial License). Prior to entering into any Reserved Broad Target Third Party License, Broad will notify Licensee in writing thereof (each such notice, a “Commercial License Notice”) and if Licensee responds in writing within [***] after its receipt of the Commercial License Notice indicating Licensee’s desire to negotiate such Reserved Broad Target Third Party License with such Commercial Partner (each such response, a “Commercial License Response”), then Licensee (and not Broad) shall have the right to negotiate and enter into such Reserved Broad Target Third Party License with such Commercial Partner within [***] following the date of the applicable Commercial License Notice (or such longer time as mutually agreed by the Parties) (“Commercial License Negotiation Period”). If Licensee enters into such Reserved Broad Target Third Party License during the applicable Commercial License Negotiation Period, then, notwithstanding Section 2.7.15.3 (Rights Regarding Reserved Broad Targets), Licensee will be deemed to have all rights under the Patent Rights granted pursuant to Section 2.1 (License Grants), subject to all the rights and obligations under this Agreement, with respect to the applicable Reserved Broad Target so that Licensee may enter into such Reserved Broad Target Third Party License. If Licensee does not timely submit a Commercial License Response or otherwise fails to enter into the corresponding Reserved Broad Target Third Party License within the applicable Commercial License Negotiation Period, then Broad may enter into such Reserved Broad Target Third Party License, which license may be exclusive or non-exclusive, with respect to the applicable Reserved Broad Target with such Commercial Partner without any further obligations to Licensee under this Section 2.7.15.3(b) (Right to Negotiate Commercial License), provided that Broad shall not enter into such Reserved Broad Target Third Party License with respect to the applicable Reserved Broad Target with such Commercial Partner on terms that are, taken as a whole, more favorable to such Commercial Partner than the terms of this Agreement are to Licensee. For the avoidance of doubt, if Broad fails to enter into a Reserved Broad Target Third Party License with respect to a Commercial Partner, Broad shall not be permitted to enter into a Reserved Broad Target Third Party License with any other Commercial Partner unless and until this Section 2.7.15.3(b) applies to any such other Commercial Partner.
(c)    Non-Exclusive Rights. Notwithstanding the foregoing terms of Section 2.7.15.3 (Rights Regarding Reserved Broad Targets), Broad shall provide written notice to Licensee of any license under the Patent Rights in the Field (other than a non-exclusive license under Section 2.2 (Reservation of Rights; Certain Restrictions)) granted by Broad under which the license to commercialize a product directed to a given Reserved Broad Target does not include an exclusive commercial license under the Patent Rights in the Field. Such notice shall describe the geographic scope of such license(s) and shall be Broad Confidential Information. Provided that Broad has not otherwise granted any Third Party an exclusive license with respect to products directed to such Reserved Broad Target under the

Patent Rights in the Field, then upon receiving such notice, Licensee will retain non-exclusive rights to Licensed Products directed to such Reserved Broad Target, subject to the terms and conditions of this Agreement.
2.7.15.4    Limits. Broad may designate up to [***] Reserved Broad Targets per Contract Year [***]; provided, however, that Broad may not have pending more than [***] Proposed Broad Target Notices at any time. For the avoidance of doubt, [***].
2.8    No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee or its Affiliates or Sublicensees by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Broad, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights. By way of example and not of limitation, nothing contained herein shall restrict Broad from granting licenses under the Patent Rights outside the Field.
2.9    Additional Limitations on Exercise of License Rights.
2.9.1    Germline Modification. Licensee will not use the Patent Rights for Human Germline Modification.
2.9.2    Gene-Drive Applications. Licensee will not use the Patent Rights for the stimulation of biased inheritance of particular genes or traits within a population of plants or animals.
2.9.3    Tobacco. Licensee will not use the Patent Rights for modifying the tobacco plant (including any plant part, plant cell, plant tissue or plant seed), except for modifications that (a) are related to the use of the tobacco plant as a manufacturing system or as a model system for research purposes but (b) are not related to any use or application in the cultivation, growth, manufacture, exportation or production of any tobacco product.
3.    Development and Commercialization.
3.1    Diligence. Licensee shall use commercially reasonable efforts: (a) to develop Licensed Products within the Field in accordance with the Development Plan; (b) to introduce any Licensed Products within the Field that gain Regulatory Approval into the commercial market; (c) to market Licensed Products within the Field that have gained Regulatory Approval following such introduction into the market; and (d) to make such Licensed Products that have gained Regulatory Approval reasonably available to the public. In addition, Licensee, by itself or through its Affiliates or Sublicensees, shall achieve each of the Development Milestones within the time periods specified in Exhibit 3.1, as they may be extended in accordance with this Agreement.
3.2    Adjustments of Development Plan.
3.2.1    Within [***] after the Effective Date, Licensee shall submit to Broad a written plan for the development and commercialization of Licensed Products, which shall be attached hereto as Exhibit 3.2.1. Such plan shall be designed to meet the Development Milestones attached in Exhibit 3.1, on the timeline provided in Exhibit 3.1. Broad shall have the right to approve Licensee’s submitted Development Plan, such approval not to be unreasonably withheld, delayed, or conditioned. Broad shall be reasonably available to meet and discuss with Licensee as Licensee is preparing the Development Plan, to help ensure consensus as to the Development Plan that Licensee will submit.
3.2.2    Licensee will be entitled, from time to time, upon providing prior written notice to Broad, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones, provided that such adjustment right shall not include the right to adjust the timelines for the Milestone Deadlines except as set forth in Section 3.5.1 (Notice/Explanation/Plan).
3.3    Regulatory Filings. As between Broad and Licensee, and subject to Section 2.7 (Inclusive Innovation Model) Licensee shall have the right to prepare and present all regulatory filings necessary or appropriate to obtain Regulatory Approval for its Licensed Products in the Field in any country and to obtain and maintain any Regulatory Approval required to market Licensed Products in the Field in any such country. Licensee shall solely own all right, title and interest in and to all such Regulatory Approvals and filings.
3.4    Reporting. Within [***] after the end of each Calendar Year, Licensee shall furnish Broad with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products within the Field, including: (a) research and development activities, including information regarding specific Royalty-Bearing Products in development and their therapeutic applications; (b) the status of applications for Regulatory Approvals; (c) commercialization or other distribution efforts; and (d) marketing efforts. Each report must contain a sufficient level of detail for Broad to assess whether Licensee is in compliance with its obligations under Section 3.1 (Diligence) and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide Broad with a copy of the then current Development Plan, which shall include sufficient detail to enable Broad to assess what Royalty-Bearing Products are in development and the status of such development.
3.5    Failure to Meet Development Milestone; Opportunity to Cure.
3.5.1    Notice/Explanation/Plan. If Licensee believes that it will not achieve a Development Milestone by the then-applicable deadline (i.e., the original timeline therefor in Exhibit 3.1, or any extension thereto in accordance with this Agreement) (“Milestone Deadline”) or that such then-applicable Milestone Deadline needs to be or should be extended, it may notify Broad in writing in advance of the relevant deadline, explicitly referencing this Section 3.5.1 (Notice/Explanation/Plan). Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure or need for extension (and lack of finances or development preference for a non-Royalty-Bearing Product will not constitute reasonable basis for such failure or need for extension) in sufficient detail to enable Broad to assess Licensee’s compliance with Section 3.1 (Diligence) (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended or amended milestone (“Plan”).
3.5.2    Missing Plan or Explanation. If Licensee notifies Broad in accordance with Section 3.5.1 (Notice/Explanation/Plan), but fails to provide Broad with both an Explanation and Plan, then Licensee will have an additional [***] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement, and Broad shall have the right to terminate this Agreement solely to the extent described in the applicable provision of Section 3.5.6 (Unmet Deadline).
3.5.3    Sufficient Notice/Explanation/Plan. If Licensee notifies Broad as provided in Section 3.5.1 (Notice/Explanation/Plan) and provides Broad with an Explanation and Plan, then the applicable Milestone Deadline set forth on Exhibit 3.1 will be amended automatically to incorporate such extension to such Milestone Deadline; provided such extension does not extend the applicable Milestone Deadline by an amount greater than [***] beyond the applicable Milestone Deadline as provided in Exhibit 3.1 hereto as of the Effective Date of this Agreement. Any request by Licensee to extend a Milestone Deadline by an amount greater than [***] beyond the applicable Milestone Deadline as provided in Exhibit 3.1 hereto as of the Effective Date of this Agreement (whether as an initial request or through multiple extensions to such Milestone Deadline) shall only apply, and the applicable Milestone Deadline shall only be extended, if both such Explanation and Plan are acceptable to Broad in its reasonable discretion.
3.5.4    Explanation Discussions. If Licensee so notifies Broad and provides Broad with an explanation for such failure or need for extension and Plan, but such explanation is not an Explanation, then Licensee will have an additional [***] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement, and Broad shall have the right to terminate this Agreement solely to the extent described in the applicable provision of Section 3.5.6 (Unmet Deadline).
3.5.5    Plan Discussions. If Licensee notifies Broad in accordance with Section 3.5.1 (Notice/Explanation/Plan) and Licensee submits an Explanation and Plan to Broad that requests to extend a Milestone Deadline by an amount greater than [***] beyond the applicable Milestone Deadline as provided in Exhibit 3.1 hereto as of the Effective Date of this Agreement (whether as an initial request or through multiple extensions to such Milestone Deadline), and the Plan provided by Licensee is not acceptable to Broad in its reasonable discretion, then Broad will explain in writing to Licensee why the Plan is not acceptable and provide Licensee with written suggestions for an acceptable Plan. Licensee will have one opportunity to provide Broad with an acceptable Plan within [***], during which time

Broad agrees to work with Licensee in good faith in Licensee’s effort to develop a reasonably acceptable Plan. If, within such [***], Licensee provides Broad with an acceptable Plan, then, Exhibit 3.1 will be amended automatically to incorporate the extended or amended milestone set forth in the Plan. If, within such [***], Licensee fails to provide an acceptable Plan, then Licensee will have an additional [***] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone.
3.5.6    Unmet Deadline. Licensee’s failure to meet the then-current Milestone Deadline for any Development Milestone (taking into account any extension or modification thereof as a result of the applicable procedures set forth in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions)) shall constitute a material breach of this Agreement, and Broad shall have the following rights as its exclusive termination rights for such material breach of this Agreement:
3.5.6.1    If such failure is a failure to meet the first Development Milestone (“[***]”) with respect to [***] Royalty-Bearing Products within the timeframe set forth on Exhibit 3.1, then Broad shall have the right to terminate this Agreement forthwith, immediately upon written notice to Licensee under Section 10.2.2.3 (Termination for Default).
3.5.6.2    If such failure relates to (a) a Royalty-Bearing Product for which Licensee exercised its rights under Sections 2.7.7 (Intended Development or Commercialization), 2.7.8 (Proposing Party Development or Commercialization), or 2.7.9 (Third Party Development or Commercialization) following receipt of a Proposed Product Notice with respect to a [***] Proposed Product, (b) a Licensed Product that was a Retained Product for which Licensee retained the licenses under Section 2.1 (License Grants) in accordance with the terms of Section 3.5.6.3 (Unmet Deadline) or (c) a Licensed Product that was a Restored Product for which Licensee was granted the licenses under Section 2.1 (License Grants) in accordance with the terms of Section 3.5.7.3 (Failure to Meet Development Milestone: Opportunity to Cure), then Broad will be entitled, without any compensation or accounting to Licensee, to terminate forthwith, immediately upon written notice to Licensee, the licenses granted under Section 2.1 (License Grants) with respect to the applicable [***] to which the [***] Proposed Product (or in the cases of clauses (b) and (c), such relevant Licensed Product) is directed. Upon such termination, Broad shall be entitled to grant to any third party(ies) an exclusive or non-exclusive license(s) under the Patent Rights to make, have made, offer for sale, sell, have sold and import such Licensed Product for use within the Field or outside the Field.
3.5.6.3    If such failure is not a failure provided for under Section 3.5.6.1 (Unmet Deadline) or Section 3.5.6.2 (Unmet Deadline) and is a failure to meet the then-current Milestone Deadline for any Development Milestone (taking into account any extension or modification thereof as a result of the applicable procedures set forth in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions)), Broad shall be entitled, without any compensation or accounting to Licensee, to terminate forthwith, immediately upon written notice to Licensee, the licenses granted under Section 2.1 (License Grants) with respect to all Royalty-Bearing Products for which Licensee has not achieved Initiation of GLP Toxicology prior to the date of such notice (other than any such Royalty-Bearing Products that are Related Products to a Royalty-Bearing Product for which Licensee has achieved Initiation of GLP Toxicology prior to the date of such notice).
(a)    Promptly after receipt of such notice (and in any event within [***] thereof), Licensee shall deliver to Broad a true, correct and complete list of all Royalty-Bearing Products for which Licensee has achieved Initiation of GLP Toxicology prior to the date of such notice (the “Retained Product List”) and sufficient information for Broad to identify Related Products (i.e., [***], splicing variant or mutation, intended patient population and intended clinical outcome) to such Royalty-Bearing Products. For each such Royalty-Bearing Product (each, a “Retained Product”), Licensee shall follow the following procedure:
(b)    For each Retained Product, the Parties will negotiate in good faith and agree, during the [***] following the date Licensee provided the Retained Product List to Broad, upon a development plan with respect to such Retained Product, which development plan will be similar to the Development Plan with respect to Licensed Products that were being developed by Licensee, subject to necessary adjustments, and will include reasonable development milestones, including at least [***] preclinical development milestone if such Retained Product is a preclinical product, and associated timelines. In the discussion of such development plan and development milestones, Broad shall not unreasonably withhold its consent to Licensee’s proposed plan. If the Parties agree in writing on such development plan and development milestones within such [***] period, Broad shall grant to Licensee, and shall be deemed to have granted to Licensee, the licenses under Section 2.1.1 (License Grants) to make, have made, offer for sale, sell, have sold and import such Retained Product and Related Products to such Retained Product for use within the Field, but Licensee shall be obligated (a) to use commercially reasonable efforts to develop and commercialize the Retained Product in accordance with such new development plan (which shall be incorporated into and be part of the “Development Plan” for all purposes hereunder) and (b) to meet the development milestones on the timeline associated therewith with respect to the Retained Product (which shall be a “Development Milestone”, which shall not be subject to extension in the manner provided in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions), but shall only be subject to extension in Broad’s sole discretion). Exhibit 3.1 shall be amended to reflect such development milestones and timeline with respect to such Retained Product. If the Parties do not agree in writing on such development plan and milestones for such Retained Product within such [***] period, the licenses under Section 2.1 (License Grants) to make, have made, offer for sale, sell, have sold and import such Retained Product and Related Products to such Retained Product shall be deemed terminated as of 11:59 p.m. Eastern Time on the last day of such period.

(c)    Notwithstanding anything in this Agreement to the contrary, the procedure set forth in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions) shall not be applicable to extend the Development Milestones for a Licensed Product that was a Retained Product (although the Development Plan may still be updated with respect thereto without modifying the Development Milestones, and the Development Milestones may still be modified with Broad’s consent in its sole discretion).
(d)    Notwithstanding anything in this Section 3.5.6 (Unmet Deadline) to the contrary, for any Retained Product, which Retained Product (or a Related Product to such Retained Product) already had a Development Plan and Development Milestones in place, and which applicable product has not missed such Development Milestones, such Development Plan and Development Milestones shall remain in place, with no requirement to negotiate a new Development Plan and new Development Milestones with respect thereto for such Retained Product or a Related Product to such Retained Product.
3.5.6.4    Notwithstanding anything herein to the contrary, failure to achieve the Xeno-Transplantation Milestone shall not constitute a material breach of this Agreement by Licensee and Broad shall not be entitled to terminate this Agreement under Section 3.5.6 for such failure. The terms of Section 3.6 shall govern with respect to Licensee’s failure to achieve such Xeno-Transplantation Milestone.
3.5.7    If Broad has terminated any licenses granted under Section 2.1 (License Grants) in accordance with the terms of Section 3.5.6.3 (Unmet Deadline) and, during the Term, Licensee wishes to obtain the licenses under Section 2.1 (License Grants) with respect to a product for which Licensee does not have a license under Section 2.1 (License Grants) and that was, prior to such termination, within the definition of Royalty-Bearing Product (each, a “Restored Product” and such licenses, “Restored Licenses”), Licensee shall notify Broad, and Broad and Licensee shall follow the procedures below:
3.5.7.1    Licensee shall make a proposal to Broad equivalent in all material respects to a Bona Fide Proposal to Broad for developing such Restored Product in the Field, including with such proposal sufficient information for Broad to identify Related Products (i.e., [***], splicing variant or mutation, indicated patient population and clinical outcome) to such Restored Product. If Broad is interested in having such Restored Product developed and commercialized, Broad has not granted to any third party any rights or licenses that would be breached by the grant of the Restored Licenses and the grant by Broad of the Restored Licenses would not otherwise be in conflict with any contract, agreement, arrangement or understanding between Broad and a third party, Broad shall notify Licensee.
3.5.7.2    If the proposal does not meet the definition of Bona Fide Proposal (as applied to the Restored Product and not a [***] Proposed Product), then Section 3.5.7.3 (Failure to Meet Development Milestone; Opportunity to Cure) shall not apply.

3.5.7.3    If Licensee notifies Broad within [***] after Broad has notified Licensee pursuant to the last sentence of Section 3.5.7.1 (Failure to Meet Development Milestone; Opportunity to Cure), the Parties will negotiate, during the [***] following such notification by Licensee, a development plan with respect to such Restored Product, which development plan will be similar to the Development Plan with respect to Licensed Products developed by Licensee, subject to necessary adjustments, and will include reasonable development milestones, including at least one preclinical development milestone if such Restored Product is a preclinical product, and associated timelines. Broad may withhold its consent to Licensee’s proposed development plan and development milestones in Broad’s sole discretion. If the Parties agree in writing on such development plan and milestones within such [***] period, Broad shall grant to Licensee, and shall be deemed to have granted to Licensee, the licenses under Section 2.1 (License Grants) to make, have made, offer for sale, sell, have sold and import such Restored Product and Related Products to such Restored Product for use within the Field, but Licensee shall be obligated (a) to use commercially reasonable efforts to develop and commercialize the Restored Product in the Field in accordance with such new development plan (which shall be incorporated into and be part of the “Development Plan” for all purposes hereunder) and (b) to meet the development milestones on the timeline associated therewith with respect to the Restored Product (which shall be a “Development Milestone” (for all purposes hereunder) (subject to extension in the same manner as provided in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions)), applied mutatis mutandis). Exhibit 3.1 shall be amended to reflect such development milestones and timeline with respect to such Restored Product. If the Parties do not agree in writing on such development plan and development milestones for such Restored Product within such [***] period, Broad shall have no obligations to Licensee with respect to such Restored Product hereunder.
3.5.7.4    For clarity, the provisions of this Section 3.5.7 (Failure to Meet Development Milestone: Opportunity to Cure) shall not apply to any product with respect to which Broad exercised its rights under Section 3.5.6.2 (Unmet Deadline) to terminate the licenses under Section 2.1 (License Grants).
3.6    Xeno-Transplantation. The “Xeno-Transplantation Milestone” means the Development Milestone identified under the heading “Xeno-Transplantation” in Exhibit 3.1. Licensee will notify Broad promptly of Licensee’s achieving the Xeno-Transplantation Milestone. If Licensee has not achieved the Xeno-Transplantation Milestone by the then-applicable deadline (i.e., the original timeline set forth in Exhibit 3.1 or any extension thereto granted by Broad in its sole discretion), Licensee shall notify Broad promptly and will have an additional [***] to achieve such milestone. If Licensee does not achieve the Xeno-Transplantation Milestone within such [***], then Broad may by written notice to Licensee exclude Xeno-Transplantation from the Field and the licenses granted herein. For clarity, notwithstanding anything herein to the contrary, Licensee’s failure to meet the then-applicable deadline for the Xeno-Transplantation Milestone shall not be deemed a breach of this Agreement and shall not give rise to a right of Broad to terminate this Agreement, including, without limitation pursuant to Section 3.5.6.

3.7    Activities of Others. Licensee may satisfy its obligations under Sections 3.1 (Diligence) through 3.5 (Failure to Meet Development Milestone: Opportunity to Cure) by the actions of itself, its Affiliates, its Sublicensees, or by the actions of any combination of the foregoing, subject to the terms and conditions set forth in Section 2.3 (Affiliates) and Section 2.4 (Sublicenses); provided, however, that the activities of a Sublicensee to whom Licensee grants a Cross License that is not part of a collaboration or other license agreement that is materially broader in scope than such Cross License (and that includes a development plan under which such Sublicensee has diligence obligations to Licensee) shall not be deemed to so satisfy Licensee’s obligation under Sections 3.1 (Diligence) through 3.5 (Failure to Meet Development Milestone: Opportunity to Cure).
4.    Consideration for Grant of License.
4.1    License Issue Fee. Licensee shall pay to Broad, within [***] days following the Effective Date, a license issue fee of Five Hundred Thousand Dollars ($500,000). This payment is nonrefundable and non-creditable.
4.2    Equity.
4.2.1    Initial Issuance. In accordance with the terms of the Subscription Agreement, Licensee shall, on the Effective Date and concurrent with the execution of this Agreement, as partial consideration for the licenses granted hereunder, issue to Broad or designees identified to Licensee in writing prior to or as of the Effective Date (the “Broad Designees”), an aggregate of 1,938,429 shares of Licensee’s common stock, representing [***] percent ([***]%) of Licensee’s outstanding capital stock on a Fully-Diluted Basis as of the date of such issuance and after giving effect to such issuance (the “Shares”); provided, however, that for purposes of the foregoing calculation, the number of shares of Licensee’s outstanding capital stock on a Fully-Diluted Basis shall exclude [***]. Broad hereby designates Harvard and MIT as Broad Designees, and Shares (i) will be issued to Broad and (ii) may be issued to Harvard and MIT upon Broad’s request in accordance with Broad’s instructions. Upon Broad’s request following the Effective Date, Licensee shall transfer all or a portion of the Shares to the Broad Designees or each of their respective designees, in accordance with Broad’s instructions. Broad hereby agrees that, as a condition to and effective as of the issuance of the Shares, Broad and, if applicable, the Broad Designees, will execute a joinder to that certain Right of First Refusal and Co-Sale Agreement by and among the Licensee and the stockholders set forth therein and that certain Voting Agreement by and among the Licensee and the stockholders set forth therein, each dated on or about the date hereof, as a common stockholder of Licensee.
4.2.2    Anti-Dilution Issuances. If, at any time prior to the achievement of the Financing Threshold, Licensee issues Additional Securities that would cause the Shares to represent less than [***] percent ([***]%) of Licensee’s outstanding capital stock on a Fully-Diluted

Basis (excluding Exempted Issuances), Licensee shall immediately issue to Broad and (in accordance with Broad’s instructions) the Broad Designees on a pro rata basis, for no additional consideration, such additional number of shares of common stock of Licensee (the “Anti-Dilution Shares”) such that the Shares plus the Anti-Dilution Shares (including any Anti-Dilution Shares previously issued to Broad pursuant to this Section 4.2.2 (Anti-Dilution Issuances), and any Shares or Anti-Dilution Shares transferred by Broad to a third party or held by an Affiliate of Broad) would then represent in the aggregate [***] percent ([***]%) of Licensee’s outstanding capital stock on a Fully-Diluted Basis (excluding Exempted Issuances), as calculated after giving effect to the anti-dilutive issuance up to the Financing Threshold, but not any issuances in consideration for investment amounts in excess of the Financing Threshold; provided however, that to the extent such Additional Securities are issued pursuant to an equity incentive plan, Licensee shall issue the Anti-Dilution Shares upon the earlier of (a) the end of Licensee’s fiscal year in which the issuances took place, (b) the closing of the next preferred stock financing, and (c) immediately prior to a Change of Control, in each case, calculated as of the date contemplated by (a), (b) or (c), as applicable; and provided further, however, that for purposes of the foregoing calculation, the number of shares of Licensee’s outstanding capital stock on a Fully-Diluted Basis shall exclude [***]. Licensee shall provide Broad with evidence of the issuance of such Anti-Dilution Shares promptly after their issuance. Such issuances shall continue only up to, and until such time as Licensee has achieved, the Financing Threshold. Thereafter, no additional shares shall be due to Broad pursuant to this Section 4.2.2 (Anti-Dilution Issuances). The Anti-Dilution Shares will be subject to the same restrictions as the Shares in accordance with the terms of the Subscription Agreement. Upon Broad’s request following Licensee’s issuance of any Anti-Dilution Shares, Licensee shall transfer all or a portion of the Anti-Dilution Shares to the Broad Designees or each of their respective designees, in accordance with Broad’s instructions.
4.2.3    Preemptive Rights. Broad, Harvard, MIT and the Broad Designees shall have the right to purchase shares (including, in the case of Harvard and MIT, through Osage University Partners) from Licensee in offerings of equity securities by Licensee pursuant to the Subscription Agreement entered into by the Parties as of the Effective Date.
4.2.4    Representations and Warranties. Licensee represents and warrants to Broad that, upon issuance of the Shares, and upon issuance of any Anti-Dilution Shares:
4.2.4.1    the capitalization table as provided by Licensee (the “Cap Table”) upon issuance of the Shares or the Anti-Dilution Shares, as the case may be, sets forth all of the capital stock of Licensee on a Fully-Diluted Basis as of the date of issuance of the Shares or the Anti-Dilution Shares, on a pro forma basis as of immediately subsequent to the issuance of the Shares or the Anti-Dilution Shares, as applicable;
4.2.4.2    [***]

4.2.4.3    other than as set forth in the Cap Table, as of the date of issuance of the Shares or Anti-Dilution Shares, as applicable, there are no outstanding shares of capital stock, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of Licensee or under which Licensee is, or may become, obligated to issue any of its securities; and
4.2.4.4    the Shares or the Anti-Dilution Shares, as the case may be, when issued pursuant to the terms hereof, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable.
4.2.5    Information. Upon request, but no more frequently than [***] per Calendar Quarter, Licensee will deliver to Broad a statement of the outstanding capital stock of Licensee on a Fully-Diluted Basis in sufficient detail as to permit Broad to calculate its percentage equity ownership in Licensee. Prior to the Initial Public Offering or a Change of Control, at the request of Broad or a Broad Designee, but in no event more than [***] per Calendar Year, representatives of Licensee with knowledge of the Licensee’s general business shall meet with representatives of Broad to discuss matters pertaining to Licensee and its business; provided that Licensee shall have no obligation to deliver such information to the extent delivery could adversely affect the attorney-client privilege between Licensee and its counsel or because Licensee owes a duty of confidentiality with respect to such information to a Third Party.
4.3    Annual License Maintenance Fees. Licensee shall pay Broad annual license maintenance fees (“Maintenance Fees”) as follows:

Calendar Year(s)	Maintenance Fee (U.S. Dollars)

2019	[***] Dollars ($[***])

2020	[***] Dollars ($[***])

2021 and each subsequent Calendar Year during the Term	[***] Dollars ($[***])

Each such Maintenance Fee shall be due and payable on [***] of the Calendar Year to which such fee applies; provided that with respect to the Maintenance Fee due for Calendar Year 2019, the Maintenance Fee shall be due and payable within [***] of the Effective Date.

4.4    Milestone Payments.
4.4.1    Schedule 1 Products.
4.4.1.1     Development Milestone Payments for Schedule 1 Products. Licensee shall pay Broad the Milestone Payments set forth in this Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products) with respect to each Single Schedule 1 Product to achieve each Milestone Event, regardless of whether such Milestone Event is achieved by Licensee, an Affiliate of Licensee or a Sublicensee:

Milestone Event	Milestone Payment (in Dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]
* Milestone Events subject to Change of Control Multiplier in accordance with Section 4.4.3 (Change of Control Multiplier).
Licensee shall notify Broad in writing within [***] following the achievement of each Milestone Event described in Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products), and shall make the appropriate Milestone Payment within [***] after the achievement of such Milestone Event. Each Milestone Payment is payable only once for each Single Schedule 1 Product, as applicable. The Milestone Events set forth in Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products) are intended to be successive; for example, if a Single Schedule 1 Product is not required to undergo the event associated with a particular Milestone Event (a “Skipped Milestone”) for such Single Schedule 1 Product, then such Skipped Milestone shall be deemed to have been achieved upon the achievement by such Single Schedule 1 Product of the next successive Milestone Event (“Achieved Milestone”); provided that the Milestone Events based on [***] shall not be deemed to be successive with each other [***] occurs prior to the Milestone Event for

[***], the Milestone Event for [***] shall not be deemed a Skipped Milestone). Payment for any Skipped Milestone that is owed in accordance with the provisions of this Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products) shall be due within [***] after the achievement of the Achieved Milestone.
4.4.1.2    Sales Milestone Payments for Schedule 1 Products. Licensee shall pay Broad the Milestone Payments set forth in this Section 4.4.1.2 (Sales Milestone Payments for Schedule 1 Products) with respect to each Single Schedule 1 Product to achieve each Milestone Event, regardless of whether such Milestone Event is achieved by Licensee, an Affiliate of Licensee or a Sublicensee:

Milestone Event	Milestone Payment (in Dollars)
[***]	[***]
[***]	[***]
4.4.1.3    Adjustment for Enabled Products. Notwithstanding the foregoing Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products) or Section 4.4.1.2 (Sales Milestone Payments for Schedule 1 Products), the Milestone Payments set forth in Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products) and Section 4.4.1.2 (Sales Milestone Payments for Schedule 1 Products) above shall be reduced by [***] percent ([***]%) for any Single Schedule 1 Product that is an Enabled Product.
4.4.2    Schedule 2 Products.
4.4.2.1    Development Milestone Payments for Schedule 2 Products. Licensee shall pay Broad the Milestone Payments set forth in this Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products) with respect to each Single Schedule 2 Product to achieve each Milestone Event, regardless of whether such Milestone Event is achieved by Licensee, an Affiliate of Licensee or a Sublicensee:

Milestone Event	Milestone Payment (in Dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]

Milestone Event	Milestone Payment (in Dollars)
[***]	[***]
[***]	[***]

* Milestone Events subject to Change of Control Multiplier in accordance with Section 4.4.3 (Change of Control Multiplier).
Licensee shall notify Broad in writing within [***] following the achievement of each Milestone Event described in Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products), and shall make the appropriate Milestone Payment within [***] after the achievement of such Milestone Event. Each Milestone Payment is payable only once for each Single Schedule 2 Product, as applicable. The Milestone Events set forth in Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products) are intended to be successive; for example, if a Single Schedule 2 Product is not required to undergo the event associated with a particular Milestone Event (a “Skipped Milestone”) for such Single Schedule 2 Product, then such Skipped Milestone shall be deemed to have been achieved upon the achievement by such Single Schedule 2 Product of the next successive Milestone Event (“Achieved Milestone”); provided that the Milestone Events based on Regulatory Approval shall not be deemed to be successive with each other [***] shall not be deemed a Skipped Milestone). Payment for any Skipped Milestone that is owed in accordance with the provisions of this Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products) shall be due within [***] after the achievement of the Achieved Milestone.
4.4.2.2    Sales Milestone Payments for Schedule 2 Products. Licensee shall pay Broad the Milestone Payments set forth in this Section 4.4.2.2 (Sales Milestone Payments for Schedule 2 Products) with respect to each Single Schedule 2 Product to achieve each Milestone Event, regardless of whether such Milestone Event is achieved by Licensee, an Affiliate of Licensee or a Sublicensee:

Milestone Event	Milestone Payment (in Dollars)
[***]	[***]

4.4.2.3    Adjustment for Enabled Products. Notwithstanding the foregoing Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products) or Section 4.4.2.2 (Sales Milestone Payments for Schedule 2 Products), the Milestone Payments set forth in Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products) and Section 4.4.2.2 (Sales Milestone Payments for Schedule 2 Products) above shall be reduced by [***] percent ([***]%) for any Single Schedule 2 Product that is an Enabled Product.
4.4.3    Change of Control Multiplier. In the event that a Change of Control of Licensee occurs at any time during the Term, the Milestone Payments for those Milestone Events designated by an asterisk (*) in Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products) and Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products) that have not yet been paid by Licensee shall be increased by [***] percent ([***]%) (“Change of Control Multiplier”) of the Milestone Payments set forth in Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products) and Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products). For example, [***]
4.4.4    Milestone Payments for Schedule 1 Products and Schedule 2 Products. In the event that a Licensed Product or Enabled Product is both a Schedule 1 Product and a Schedule 2 Product, then Licensee shall pay the applicable Milestone Payment based on whether the achievement of each Milestone Event first occurred with respect to development, regulatory approval or sales of a Licensed Product or Enabled Product as a Single Schedule 1 Product or Single Schedule 2 Product, with simultaneous achievement being deemed to have first occurred with respect to a Licensed Product or Enabled Product as a Single Schedule 2 Product. If achievement of a Milestone Event first occurs with respect to development, regulatory approval or sales of a Licensed Product or Enabled Product as a Single Schedule 1 Product, Licensee shall pay the difference between the applicable Milestone Payment for a Single Schedule 2 Product and the applicable Milestone Payment for a Single Schedule 1 Product if such Licensed Product or Enabled Product thereafter achieves such Milestone Event with respect to development, regulatory approval or sales as a Single Schedule 2 Product. If achievement of a Milestone Event first occurs with respect to development, regulatory approval or sales of a Licensed Product or Enabled Product as a Single Schedule 2 Product, no additional Milestone Payments shall be due if such Licensed Product or Enabled Product thereafter achieves such Milestone Event with respect to development, regulatory approval or sales as a Single Schedule 1 Product. For clarity, under no circumstances shall Licensee pay Milestone Payments for a Licensed Product or Enabled Product that are more than the Milestone Payments set forth for a Single Schedule 2 Product.
4.5    Royalty on Net Sales.

4.5.1    Rate for Licensed Products. Licensee shall pay Broad an amount equal to [***] percent ([***]%) of Net Sales of Licensed Products, calculated in accordance with and subject to the remainder of this Section 4.5 (Royalty on Net Sales).
4.5.2    Rate for Enabled Products. Licensee shall pay Broad an amount equal to [***] percent ([***]%) of Net Sales of Enabled Products, calculated in accordance with and subject to the remainder of this Section 4.5 (Royalty on Net Sales).
4.5.3    Royalty Term. On a country-by-country and Royalty-Bearing Product by Royalty-Bearing Product basis, royalties shall be paid on the sum of Net Sales of such Royalty-Bearing Product until the latest of: (a) the expiration date of the last to expire Valid Claim within the Patent Rights Covering the applicable Royalty-Bearing Product (or if the last Covering Valid Claim with respect to such Royalty-Bearing Product in such country is a pending Valid Claim, the date such pending Valid Claim ceases to be a Valid Claim; provided, however, that subsequent issuance of such Valid Claim shall again extend the Royalty Term from the date of such issuance to the expiration date of such Valid Claim); (b) the period of regulatory exclusivity associated with such Royalty-Bearing Product in such country; or (c) ten (10) years after the First Commercial Sale of such Royalty-Bearing Product in such country (the “Royalty Term”). During time periods when the Royalty Term is only in effect in a given country for a given Licensed Product due to clause (c) of the foregoing sentence, then the royalty rate provided for such Licensed Product in such country shall be reduced by [***] percent ([***]%) from that set forth in Section 4.5.1 (Rate for Licensed Products) above for such portions of the Royalty Term for such Licensed Product in such country.
4.5.4    Third Party Royalty Set-Off. On a Royalty-Bearing Product-by-Royalty-Bearing Product basis, if Licensee is legally required by a future court order, settlement agreement, contract, or other legally binding written commitment to make payments to a Third Party for a license under or the use of [***] Patent Rights held by such Third Party, then Licensee may offset [***] percent ([***]%) of any running royalty payments on net sales actually paid by Licensee to such Third Party under such third-party license with respect to such [***] Patent Rights with respect to sales of Royalty-Bearing Products against the running royalty payments that are due to Broad with respect to Net Sales of such Royalty-Bearing Products in such country; provided that in no event shall (a) the running royalty payments to Broad with respect to such Royalty-Bearing Products be reduced by more than the applicable percentage set forth in Section 4.5.6 (Royalty Reduction Cap) of the amount otherwise due under Section 4.5.1 (Rate for Licensed Products) or Section 4.5.2 (Rate for Enabled Products), as applicable, as may be reduced by Section 4.5.3 (Royalty Term), and (b) with respect to royalties paid to the Third Party solely on the basis of claims of pending patent applications of the third party (and no issued patent claim of the third party covers the applicable Royalty-Bearing Product), such amounts shall only be offsettable in accordance with the foregoing in this Section 4.5.4 (Third Party Royalty Set-Off) if the Covering pending claim of the third party’s pending application would meet the definition of Valid Claim set forth in this Agreement were such pending claim within the Patent Rights as of the Effective Date and (c) the royalty offset provided in this Section 4.5.4 (Third Party Royalty Set-Off) may be applied to any Combination Product for which an adjustment to Net Sales has been made in accordance with Section 4.5.7 (Combination Products), but to avoid doubt only as relates to royalties on patent applications and patents that would apply in the absence of the Other Active Components (third party patent royalties due because of the presence of the Other Active Components shall not be offsettable against adjusted Net Sales of a Combination Product).
4.5.5    Loss of Market Exclusivity. If a Loss of Market Exclusivity exists in a country with respect to a Royalty-Bearing Product, then the royalty rate for such Royalty-Bearing Product in such country shall be reduced by [***] percent ([***]%) of the applicable rate determined pursuant to Section 4.5.1 (Rate for Licensed Products) as may be reduced in Section 4.5.3 (Royalty Term), in the case of a Licensed Product, and Section 4.5.2 (Rate for Enabled Products), in the case of an Enabled Product. In the event that Licensee reasonably believes in good faith that a Loss of Market Exclusivity will exist in a Calendar Year with respect to a Royalty-Bearing Product in a country, then Licensee shall provide Broad with written notice describing Licensee’s reasonable basis for believing that Loss of Market Exclusivity may exist and Licensee may reduce by [***] percent ([***]%) the applicable royalty rate for such Royalty-Bearing Product in such country for each Calendar Quarter in such Calendar Year. Within [***] following the end of any Calendar Year in which Licensee has taken the deduction under this Section 4.5.5 (Loss of Market Exclusivity) in a country, Licensee shall determine whether a Loss of Market Exclusivity actually occurred in such country in such prior Calendar Year, and if it is subsequently determined that a Loss of Market Exclusivity did not exist, then Licensee shall reimburse Broad for any erroneous reductions to royalties owed to Broad in such Calendar Year taken under this Section 4.5.5 (Loss of Market Exclusivity) within [***] of the end of the applicable Calendar Year.
4.5.6    Royalty Reduction Cap. Notwithstanding anything to the contrary herein, on a country-by-country and Royalty-Bearing Product-by-Royalty-Bearing Product basis, in no event shall the effective royalty rate applied to Net Sales of such Royalty-Bearing Product in such country be reduced as a result of the application of the terms of Section 4.5.4 (Third Party Royalty Set-Off) and Section 4.5.5 (Loss of Market Exclusivity) to less than [***] percent ([***]%) of the applicable rate determined pursuant to Section 4.5.1 (Rate for Licensed Products) or Section 4.5.2 (Rate for Enabled Products), as applicable, as may be reduced by Section 4.5.3 (Royalty Term) [***].
4.5.7    Combination Products. If a Royalty-Bearing Product is sold as part of a combination product with other active pharmaceutical ingredient(s) (or active biologic(s)) that are not Royalty-Bearing Products and perform a function distinct from the Royalty-Bearing Product component of the combination (“Other Active Component(s)”) (no matter the form, including as a fixed dose combination or co-packaged product offering) for a single invoice price (a “Combination Product”), then Net Sales of the Combination Product shall be adjusted prior to calculation of the royalty to Broad hereunder, by multiplying total Net Sales of the

Combination Product by the fraction, A/A+B, where A is [***] and B is the [***], in each case during the applicable royalty reporting period or, if sales of both the Royalty-Bearing Product and the Other Active Component(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Royalty-Bearing Product and Other Active Component(s) included in such Combination Product, the Parties shall determine any adjustment to Net Sales of the Royalty-Bearing Product by virtue of its being sold as part of a Combination Product with Other Active Components in such country by mutual agreement based on the relative contribution of value of the Royalty-Bearing Product and the Other Active Component(s) in the Combination Product. If the Parties do not reach written agreement as to such allocation within [***], then the matter shall be decided by arbitration in accordance with Exhibit 4.5.7. To avoid doubt, the royalty offset provided in Section 4.5.4 (Third Party Royalty Set-Off) does not allow for the offset of royalties on third party patent applications and patents that are necessary only for the Other Active Component(s), and would not apply to the Royalty-Bearing Product component as a single agent.
4.6    Patent Challenge.
4.6.1    If Licensee, its Affiliate or a Sublicensee takes any action that constitutes a Patent Challenge (a “Challenging Party”), then (a) Licensee shall provide Broad with at least [***] notice prior to a Challenging Party taking any such action, provided that with respect to a Sublicensee, such notice shall be provided upon Licensee becoming aware of such action, (b) Licensee shall pay all reasonable costs, fees and expenses associated with such Patent Challenge that are incurred by Institutions and their trustees, managers, officers, agents, employees, faculty, affiliated investigators, personnel, and staff, including reasonable attorneys’ fees and all reasonable costs associated with administrative, judicial or other proceedings, within [***] after receiving an invoice from Broad for the same, (c) subject to Section 4.6.3 (Patent Challenge), the fees, milestones, royalties and other amounts payable to Broad under Sections 4.3 (Annual License Maintenance Fees), 4.4 (Milestone Payments), and 4.5 (Royalty on Net Sales) will be [***] with respect to any payments that become due and Net Sales of Royalty-Bearing Products that are sold during the pendency of such Patent Challenge, and all such payments shall be made directly to Broad and not into escrow, (d) subject to Section 4.6.3 (Patent Challenge), the exclusive license granted in this Agreement may, as of the date of initiation of such challenge or opposition, upon notice by Broad to Licensee, be converted by Broad at its option into a non-exclusive license for the remainder of the Term, and in such event the Institutions shall have the right to grant licenses under the Patent Rights to any Person, subject to the then-existing non-exclusive licenses provided herein, and (e) at any time after the Patent Challenge is brought, Broad may, at its option, terminate this Agreement according to Section 10.2.3 (Termination for Patent Challenge); provided that if any of subsections (a) through (e) are held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other said subsections. If the outcome of such Patent Challenge is a determination against the Challenging Party, the fees, milestones, royalties and other amounts payable to Broad under Sections 4.3 (Annual License Maintenance Fees), 4.4 (Milestone Payments), and 4.5 (Royalty on Net Sales) shall remain at such [***] rate and Licensee shall reimburse Broad [***] the amount of all reasonable expenses incurred by Broad (including reasonable attorneys’ fees) in connection with such Patent Challenge. If the outcome of such Patent Challenge is a determination in favor of the Challenging Party, Licensee will have no right, nor will any Affiliate or Sublicensee have any right, to recoup any royalties or other amounts paid before or during the pendency of such Patent Challenge. Notwithstanding any provision of this Agreement to the contrary, Licensee shall not have the right to assume or participate in the defense, settlement or other disposition of such Patent Challenge through its status as licensee under this Agreement, but shall pay associated costs, fees and expenses as provided in this Section 4.6.1 (Patent Challenge). The Parties agree that any Patent Challenge by Licensee, or any of its Affiliates or Sublicensees, may be detrimental to the Institutions, and that the foregoing provisions shall constitute reasonable liquidated damages to reasonably compensate the Institutions for any loss they may incur as a result of Licensee, or any of its Affiliates’ or Sublicensees’, taking such action.
4.6.2    Licensee shall include in each agreement for a Sublicense a clause equivalent with respect to the Sublicensee to the provisions found in the foregoing Section 4.6.1 (Patent Challenge) (adjusted for party names, section references, and the like) and shall make the Institutions explicit third party beneficiaries thereof.
4.6.3    Notwithstanding Section 4.6.1 (Patent Challenge), if the Challenging Party that takes an action that constitutes a Patent Challenge is a Sublicensee rather than Licensee or an Affiliate, then, the adjustment contemplated under Section 4.6.1 (Patent Challenge) to the fees, milestones, royalties and other amounts payable to Broad under Sections 4.3 (Annual License Maintenance Fees), 4.4 (Milestone Payments), and 4.5 (Royalty on Net Sales) shall apply only to the calculation of royalties on Net Sales by such challenging Sublicensee and the adjustment to the milestone payments under Section 4.4 (Milestone Payments) with respect to Royalty-Bearing Products achieved by Sublicensees shall apply only to the milestone payments with respect to Royalty-Bearing Products achieved by such challenging Sublicensee. Licensee will make Broad an explicit intended third-party beneficiary of the obligation in the Sublicense agreement for the Sublicensee to pay Broad [***] the amount of all expenses incurred by Broad (including reasonable attorneys’ fees) in connection with such Patent Challenge, and will reasonably assert its rights under the Sublicense for such [***] payments to be made, and reasonably cooperate with Broad if Broad takes enforcement actions of its own as to such right to [***] payment. Notwithstanding Section 4.6.1 (Patent Challenge), if the Challenging Party that takes an action that constitutes a Patent Challenge is solely a Sublicensee and not Licensee or its Affiliates, Broad shall not have the right to convert Licensee’s exclusive licenses to non-exclusive licenses as contemplated by clause (d) of Section 4.6.1 (Patent Challenge) if Licensee terminates the Sublicense of such Sublicensee within [***] of receiving notice of such challenge; provided that, neither Licensee nor its Affiliates assist or participate in the Patent Challenge either prior to or after such termination.
To avoid doubt, the fees, milestones, royalties and other amounts owed by a Sublicensee and its Affiliates who are not Challenging Parties shall not be [***] under Section 4.6.1 (Patent Challenge) as a result of Patent Challenge actions by an unrelated Sublicensee Challenging Party.
4.7    Non-Royalty Sublicense Income. Licensee will pay Broad a percentage in accordance with the following table of all Non-Royalty Sublicense Income, without deduction

(other than as provided in the definition of Non-Royalty Sublicense Income in Section 1.105 (“Non-Royalty Sublicense Income”)); provided, however, that Licensee may deduct from Non-Royalty Sublicense Income received by Licensee as a result of the achievement by a Sublicensee of a Milestone Event set forth in Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products) or Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products) the amount of the corresponding milestone payment due Broad under Section 4.4.1.1 (Development Milestone Payments for Schedule 1 Products) or Section 4.4.2.1 (Development Milestone Payments for Schedule 2 Products), as applicable, in connection with the achievement of such Milestone Event. For the avoidance of doubt, in the event any Sublicensee obtains rights granted or transferred by Broad under this Agreement along with rights owned by the Licensee or granted to the Licensee by a Third Party, Licensee shall pay to Broad the following percentages of all Non-Royalty Sublicense Income received by Licensee or its Affiliates under such Sublicense without deduction from or apportionment of any part of such consideration. Licensee agrees that all rights controlled by Licensee and reasonably expected to be relevant at the given time to make, use, sell, offer to sell or import particular Royalty-Bearing Products shall be included in or deemed to be included in the same Sublicense under which the rights granted or otherwise transferred to Licensee hereunder are granted with respect to such Royalty-Bearing Product for the purpose of calculating Non-Royalty Sublicense Income.

Category of Sublicense	Percentage of Non-Royalty Sublicense Income

(a) With respect to a Sublicense executed [***]	[***]%

(b) With respect to a Sublicense executed [***]	[***]%

(c) With respect to a Sublicense executed [***]	[***]%

Subject to Section 1.105 (“Non-Royalty Sublicense Income”), in the case of Non-Royalty Sublicense Income received in kind in the form of a freely transferable security (except for such restrictions on transfer imposed by Applicable Law), Licensee shall nonetheless distribute the applicable Non-Royalty Sublicense Income to Broad in the form of cash.
4.8    Complex Consideration. Licensee acknowledges and agrees that the Parties have chosen to apply set royalty rates and milestone payments to the rights granted under this

Agreement for Licensee’s convenience in calculating and paying royalties and milestones. In doing so, Licensee acknowledges and agrees that certain royalty rates and milestones payments chosen incorporate discounts reflecting that certain products and services may not be Covered by the Valid Claims of the Patent Rights but may be based upon, derived from or use the Patent Rights or other licensed intellectual property rights, so that Licensee, unless explicitly provided otherwise in this Agreement, shall not be entitled to a reduction in the royalty rate or milestone payment, even if it does not at all times need or use a license to specific Patent Rights, until the end of the Royalty Term for such product or service.
4.9    Assumption of Obligations. Any acquirer, lessee, exclusive licensee or other transferee of all or substantially all of the Licensee’s assets, or any successor entity to the Licensee (each, an “Acquirer”), shall be obligated to assume and guarantee the Licensee’s obligations pursuant to Article 4 (Consideration for Grant of License) and Exhibit 4.9 hereto, as such obligations are set forth herein and therein and subject to the terms and conditions (including contingent events) set forth herein and therein.
5.    Reports; Payments; Records.
5.1    Reports and Payments.
5.1.1    Reports. Within [***] after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Sublicense Income is received, Licensee shall deliver to Broad a report containing the following information (in each instance, with a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country breakdown):
5.1.1.1    the number of units of Royalty-Bearing Products sold, leased or otherwise transferred by Invoicing Entities for the applicable Calendar Quarter;
5.1.1.2    the gross amount billed or invoiced for Royalty-Bearing Products sold, leased or otherwise transferred by Invoicing Entities during the applicable Calendar Quarter;
5.1.1.3    a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;
5.1.1.4    a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter, including an itemized listing of allowable exclusions, as well as a reasonably detailed description of any profit share arrangement, as applicable;
5.1.1.5    the total amount payable to Broad in U.S. Dollars on Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion; and
5.1.1.6    a good faith list of [***] for all Patent Rights that have Valid Claims covering the Licensed Products;

provided that, Licensee shall use reasonable efforts to include in each Sublicense a provision requiring the Sublicensee to provide the information required under this Section 5.1.1 (Reports) and provided further that, to the extent that the information set forth on such report is provided by a Sublicensee, Licensee shall, notwithstanding anything to the contrary in this Section 5.1 (Reports and Payments), provide such report within [***] after the conclusion of each such Calendar Quarter and in any event shall promptly provide such report from Sublicensee to Broad following Licensee’s receipt of such. Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to Broad for a particular Calendar Quarter, the report shall so state. Broad may reasonably request further information regarding the calculation of payments under any report and Licensee will consider such reasonable requests in good faith.
5.1.2    Payment. Within [***] after the end of each Calendar Quarter, Licensee shall pay Broad all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter; provided, however, that for royalties to Broad on Net Sales by Sublicensees, Licensee shall have until the earlier of (a) [***] after receiving the quarterly royalty payment from the Sublicensee and (b) [***] after the end of the applicable Calendar Quarter to turn around payment to Broad on the underlying Net Sales.
5.2    Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges. Notwithstanding the foregoing, a reasonable and customary currency conversion methodology as is set forth in a Sublicense agreement shall be the method used for currency conversion of amounts due in relation to such Sublicense agreement, provided that such conversion methodology governs payments received by Licensee under such Sublicense agreement.
5.3    Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Royalty-Bearing Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Broad in relation to such Royalty-Bearing Products, and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Broad to confirm the accuracy of any reports or notifications delivered to Broad under Section 5.1 (Reports and Payments). Licensee and its Affiliates shall, and shall use reasonable efforts to require its Sublicensees to, as applicable, retain such records relating to a given Calendar Quarter for at least [***] after the conclusion of that Calendar Quarter; provided that Licensee shall require that its Sublicensees retain such records relating to a given Calendar Quarter for no fewer than [***] after the conclusion of that Calendar Quarter (the “Record Retention Period”).
5.3.1    Audit of Licensee and Affiliates. During the Record Retention Period, Broad will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) chosen by Broad to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall be under reasonable written obligations of confidentiality to the audited party and shall not disclose to Broad any information other than information relating to the accuracy of reports and payments delivered under this Agreement. In addition, the auditor shall disclose its draft conclusions to Licensee and Broad, and the basis for such conclusions to Licensee, prior to making its final report to Broad, and shall be instructed to read the Licensee’s comments in response thereto (if any). The accounting records as to any accounting period shall not be audited more than [***] per accounting period, nor more than [***] after the end of such accounting period. The Parties shall reconcile any underpayment or overpayment within [***] after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 (Records) reveals an underpayment in excess of [***] percent ([***]%) in any Calendar Year, Licensee shall reimburse Broad for all amounts incurred in connection with such audit. Broad may exercise its rights under this Section 5.3 (Records) only [***] every year per audited entity and only with reasonable prior notice to the audited entity.
5.3.2    Audit of Sublicensees. Notwithstanding the foregoing, provided that the Licensee obtains an [***] audit right for itself with respect to a Sublicensee’s records, as well as the right to share the results of such audit with Broad, the Licensee shall not be required to obtain from such Sublicensee a direct audit right for Broad. During the Record Retention Period, Broad shall have the right, at its expense, to require Licensee to make available to an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) chosen by Broad, during normal business hours, such information as Licensee has in its possession with respect to reports and payments from Sublicensees for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. If such information as Licensee has in its possession is not sufficient for such purposes, Broad shall have the right, at its expense, in any Calendar Year in which Licensee would not otherwise exercise its right to audit a given Sublicensee, to cause Licensee to exercise such audit right. If Licensee does not have the right to conduct an audit of such Sublicensee for the relevant Calendar Year, Licensee and Broad shall meet and use reasonable efforts to agree on an appropriate course of action. The Parties shall reconcile any underpayment or overpayment within [***] the applicable accountant delivers the results of the audit. If any audit performed under this Section 5.3.2 (Audit of Sublicensees) reveals an underpayment (either by the Sublicensee alone or when taken together with all other contemporaneous audits conducted by or at the request of Broad) to Broad in excess of [***] percent ([***]%) in any Calendar Year, Licensee shall reimburse Broad for all amounts incurred in connection with such audit.
5.4    Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [***] percent ([***]%) per month (to be pro-rated for any partial month) and (b) the maximum rate allowed by law. Interest will accrue beginning on the [***] day following the due date for payment and will be compounded [***]. Payment of such interest by Licensee shall not limit, in any way, Broad’s right to exercise any other remedies Broad may have as a consequence of any payment due but unpaid hereunder.
5.5    Payment Method. Each payment due to Broad under this Agreement shall be paid by check or wire transfer of funds to Broad’s account in accordance with written instructions provided by Broad. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.
5.6    Withholding and Similar Taxes. All amounts to be paid to Broad pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales; provided that Licensee shall be entitled to make payment to an account of Broad held in the United States.
6.    Patent Filing, Prosecution and Maintenance.
6.1    Control. Subject to Section 7.7 (Declaratory Judgment), Broad shall be responsible for the preparation, filing, prosecution, protection, defense, issuance and maintenance of all Patent Rights, including oppositions, inter partes reviews, interferences, post-grant reviews and similar proceedings before any patent office (or appeals therefrom) (collectively, the “Prosecution”). Broad shall: (a) choose patent counsel; instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Patent Rights received from and sent to the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence received from any patent office in time for Licensee to review and comment on such response; supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; supply Licensee with a draft copy of proposed preliminary amendments to be filed subsequent to the filing of a non-provisional application within Patent Rights on the express condition that Licensee will not propose any claim amendment or new claim that it believes, or has reason to believe, would result in the addition of any new inventor(s) to the application in question; and keep Licensee advised of the status of actual patent filings related to the Patent Rights. Broad shall give Licensee the opportunity to provide comments on and make requests of Broad concerning the Prosecution of the Patent Rights and shall consider such comments and requests in good faith; [***]. [***] Broad shall allow Licensee to propose claims to pose in draft applications prior to filing and will consider the proposed claims in good faith.
6.1.2    Broad shall provide notice to Licensee in the event Prosecution of the Patent Rights involves an interference or derivation proceeding. Upon declaration of any such interference or initiation of any such derivation proceeding, Licensee’s rights under Section 6.1 (Control), including the right to receive correspondence to or from a patent office and the right to review draft responses, shall be suspended with respect to the Patent Rights involved in the interference or derivation proceeding. Notwithstanding the foregoing, any such interference or derivation proceeding is considered Prosecution of the Patent Rights and Licensee remains responsible for [***] in connection with such Prosecution, including costs and expenses associated with settlement or attempts to settle the interference. Notwithstanding the foregoing, if Licensee does not have an interest, such as by ownership, license or opinion, in opposing patents or applications involved in the interference or derivation proceeding, Broad shall enter into a common interest agreement to facilitate the sharing of the materials set forth in Section 6.1 (Control) with the Licensee.

6.1.3    Notwithstanding the foregoing, if Licensee, its Affiliates or Sublicensees is or becomes a Challenging Party, then Licensee’s rights to participate in Prosecution under Section 6.1 (Control), including the right to receive correspondence to or from a patent office and the right to review draft responses, shall be suspended during the pendency of the relevant Patent Challenge with respect both to the Patent Rights that are the subject of the Patent Challenge and to any related Patent Rights.
6.1.4    No later than [***] prior to the deadline for entering into the national/regional phase with respect to any PCT application included in the Patent Rights, Licensee shall provide Broad with a list of countries in which Licensee would like Broad to file the patent application (each, a “List of Countries”). Broad shall consider each List of Countries in good faith and, except as provided below in this Section 6.1.4 (Control), shall file national/regional phase applications in all countries on each List of Countries. Notwithstanding anything to the contrary contained in this Agreement, and without intending to limit any of Broad’s rights hereunder, Broad expressly reserves the right (i) to decline to initiate Prosecution of any of the Patent Rights in a Developing Country(ies) (excluding Brazil, China and India) included on a List of Countries or (ii) to initiate, and in its discretion, continue Prosecution of any of the Patent Rights in a Developing Country(ies) (excluding Brazil, China and India) whether or not included on a List of Countries at Broad’s expense, provided that Broad provides Licensee with [***] advance notice of its intention to take the action described in the foregoing clause (i) or (ii), provides Licensee an opportunity for Licensee to meet with Broad to discuss, and reasonably considers Licensee’s comments regarding such intention. Broad shall thereafter notify Licensee of the taking of any action described in the foregoing clause (i) or (ii) at least [***] before the taking of such action. If Broad takes the action described in clause (ii) of the immediately preceding sentence, then Broad expressly reserves the right, upon notice to Licensee, either (A) to remove the applicable Patent Right in such Developing Country(ies) from the scope of the licenses granted pursuant to Section 2.1.1 (License Grants), effective upon such notice, or (B) treat the applicable Patent Right as an Abandoned Patent Right, in which case under this clause (B) all licenses granted to the Licensee under such Patent Right in such Developing Country(ies) shall terminate upon such notice; whereupon Broad shall be free, without further notice or obligation to Licensee, to grant non-exclusive or exclusive rights in and to such Patent Right to Third Parties for all purposes within such Developing Country(ies). Further, Broad may, in its sole discretion, file additional national/regional phase applications (the “Additional National Stage Filings”) in countries not included on a List of Countries provided by Licensee, and all expenses, including translation fees associated with Prosecution of such Additional National Stage Filings shall be expenses associated with Prosecution under this Agreement, in accordance with Section 6.3 (Expenses). If Licensee does not wish to reimburse Broad for all expenses associated with Prosecution of such Additional National Stage Filings, such Additional National Stage Filings shall be deemed Abandoned Patent Rights and treated in accordance with Section 6.4.1 (Abandonment by Licensee).
6.2    Common Interest. All non-public information disclosed by Broad or its outside patent counsel to Licensee regarding Prosecution of the Patent Rights, including [***], shall be deemed Broad Confidential Information (either for itself or on behalf of another Institution, as applicable). In addition, the Parties acknowledge and agree that, with regard to such Prosecution of the Patent Rights, the interests of the Parties as licensor and licensee are aligned and are legal in nature.

The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights or their Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.
6.3    Expenses. [***]. In addition, subject to Section 6.4 (Abandonment) below, Licensee shall reimburse Broad for [***] documented, out-of-pocket expenses, including attorneys’ fees, translation costs and official fees, incurred by Broad in the Prosecution of the Patent Rights pursuant to this Article 6 (Patent Filing, Prosecution and Maintenance), incurred after the Effective Date within [***] after the date of each invoice from Broad for such expenses. In the event that after the Effective Date, Broad enters into an exclusive license with a third party with respect to any of the Patent Rights outside the Field, then Broad shall use reasonable efforts to secure a provision under such license that provides for payment of an appropriate portion of past and future expenses related to such Patent Rights by such licensee at the time such expenses are incurred, taking into consideration the scope of such license. In the event that Broad is able to collect such amounts, Broad shall credit Licensee for the applicable share previously paid by Licensee for past expenses and Licensee shall thereafter be obligated to only pay its applicable share of such expenses.
6.4    Abandonment.
6.4.1    Abandonment by Licensee. If Licensee decides that it does not wish to pay for the Prosecution of any Patent Rights in a particular country, then Licensee shall provide Broad with prompt written notice of such election and upon such written notice, the Patent Rights that were the subject of the notice, solely in the countries identified in the notice for such Patent Rights, shall be “Abandoned Patent Rights.” Upon receipt of such notice by Broad, Licensee shall be released from its obligation to reimburse Broad for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by Broad of such notice that cannot be cancelled as of the date of the notice shall be deemed incurred prior to the notice. Any license granted by Broad to Licensee hereunder with respect to any Abandoned Patent Rights will terminate and Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights. Broad will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties without limitation. For clarity, Abandoned Patent Rights are defined on a country-by-country basis, not a worldwide basis, and Licensee shall retain its rights in all other countries to the Patent Rights that are counterparts in other countries to the Abandoned Patent Rights (and the non-exclusive licenses referred to in this paragraph shall not extend to such other countries).
6.4.2    Abandonment by Broad. Broad agrees to maintain any application or patent within the Patent Rights for as long as (a) Licensee continues to meet its obligation to reimburse expenses associated with such application or patent in accordance with Section 6.3

(Expenses) and (b) there is a good faith basis for doing so. In the event that Broad is permitted under this Section 6.4.2 (Abandonment by Broad) to cease Prosecution of an application or patent within the Patent Rights and elects to do so, it shall notify Licensee at least [***] prior to ceasing Prosecution for such Patent Right and shall discuss such proposed action with Licensee in good faith. For the avoidance of doubt, this Section 6.4.2 (Abandonment by Broad) shall not apply and shall not limit Broad’s right to cease Prosecution of a given application within the Patent Rights in lieu of a divisional, continuation or continuation-in-part application that is also within the Patent Rights.
6.5    Marking. Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Royalty-Bearing Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.
6.6    CREATE Act. No Party shall have the right to use this Agreement as a joint research agreement to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3), as amended by the America Invents Act and set forth in 35 U.S.C. 102(b)(2)(C) and 102(c), without the prior written consent of each other Party having an ownership interest in a patent or patent application involved in such election, such consent to be granted or withheld in the sole discretion of each such other Party.
7.    Enforcement of Patent Rights.
7.1    Notice. In the event either Party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products, that Party shall promptly notify the other Party and provide it with details regarding such Infringement.
7.2    Suit by Licensee. So long as Licensee remains the exclusive licensee of the Patent Rights with respect to a Licensed Product in the Field, Licensee shall have the first right, but not the obligation, to institute infringement suits under the Patent Rights with respect to such Licensed Product in the Field where Licensee reasonably determines that a Third Party is marketing or has specific plans and is preparing to market an infringing product in any country that competes with such Licensed Product in the Field (“Infringement”); provided that prior to initiating action against the Third Party with respect to such Infringement, Licensee has provided evidence to Broad and other Institutions, as applicable, that there is a good faith basis for doing so. Notwithstanding anything to the contrary contained herein with respect to any Infringement, if Licensee owns one or more patents that cover the allegedly infringing product (“Other IP”), Licensee shall not initiate action under the Patent Rights pursuant to this Section 7.2 (Suit by Licensee) unless it (i) also asserts [***] of such Other IP or (ii) obtains written consent from Broad. Licensee shall use the same degree of diligence in prosecuting such Infringement as it uses or would use in prosecuting infringement of its own patent rights.
7.2.1    Before Licensee commences an action with respect to any Infringement, Licensee shall give Broad no less than [***] advance written notice, and Licensee shall consult with Broad and the other Institutions, as applicable, and, to the extent feasible, any other exclusive licensee of the applicable Patent Rights who have a right to enforce such Patent

Rights outside of the Field, upon such exclusive licensee’s request, subject, in the case of any such other exclusive licensee to an obligation of confidentiality that apply to such other licensee that is no less strict than that set forth herein, with respect to its proposed course of action to address the Infringement and Licensee shall consider in good faith the views and concerns (if any) of Broad, the other Institutions, and, as applicable, other exclusive licensees of such Patent Rights outside of the Field, and potential effects on the public interest in making its decision whether to take such action, especially with regard to the locally affordable availability of Licensed Products or equivalents thereof, e.g., generic products, in Developing Countries. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Licensee agrees that, consistent with Section 6.1 (Control), Broad shall hold final decision-making authority, to be exercised in good faith, on a case-by-case basis, as to whether Licensee shall be permitted to enforce the Patent Rights in any Developing Country.
7.2.2    Should Licensee elect (and, where consent of Broad is required, be permitted) to take action against an actual or potential infringer, Licensee shall select counsel reasonably acceptable to Broad, shall keep Broad and other Institutions, as applicable, reasonably informed of the progress of the action and shall give Broad and other Institutions, as applicable, a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the action. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity or enforceability of the Patent Rights in the action, or if Licensee’s exclusive license to a Valid Claim in the suit terminates pursuant to Section 10.2 (Termination), or if infringement in the Field terminates, Broad may elect to take control of the action pursuant to Section 7.3 (Suit by Broad). The expenses of Licensee with respect to any suit or suits that Licensee elects to bring in accordance with this Section 7.2 (Suit by Licensee) shall be paid for entirely by Licensee. If required under Applicable Law to establish standing for the initiation or maintenance of such infringement action by Licensee, (a) Broad and other Institutions, as applicable, shall, upon request of Licensee or as required by a court or procedural rules, or may voluntarily, join or be joined as a party to such action, provided that neither Broad nor another Institution, as applicable, shall be the first named party in such action, (b) Licensee shall hold Broad (and other Institutions, if applicable) free, clear and harmless from and against any and all costs and expenses, including attorneys’ fees, incurred in conjunction with the prosecution, adjudication, defense, management or settlement of, or joinder to, such suits and any related appeals, remands or other related proceedings (“Litigation Expenses”) and (c) Licensee shall reimburse any and all Litigation Expenses incurred by Broad (and other Institutions, if applicable) within [***] after receiving an invoice (including a copy of detailed time and expense entries from attorneys) from Broad (and other Institutions, if applicable) for same. Licensee shall not compromise or settle such litigation without the prior written consent of Broad (subject to concurrence of other Institutions, as applicable), which shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2 (Suit by Licensee), then out of any sums recovered in such suit or in settlement thereof, such recoveries shall first be used to reimburse Licensee for its Litigation Expenses incurred in the prosecution of any such suit. If, after such reimbursement, any funds remain from said recovery, then Broad shall receive an amount of such remaining funds equal to the applicable percentage in Section 4.7 (Non-Royalty Sublicense Income) had the infringer been a Sublicensee instead (and such recovery was Non-Royalty Sublicense Income paid under a Sublicense executed on the effective date of such settlement or the date of entry of judgment by the court awarding such recovered sums, whichever is applicable), and the remainder of such funds shall be retained by Licensee.
7.3    Suit by Broad. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 (Suit by Licensee) above, and has not commenced negotiations with the suspected infringer for the discontinuance of said Infringement, within [***] after receipt of notice of the existence of an actual Infringement, then Broad may elect to do so. Broad shall give due consideration to Licensee’s reasons for not initiating a lawsuit or otherwise making or prosecuting a claim. Subject to Section 7.2.2 (Suit by Licensee), any and all expenses, including reasonable attorneys’ fees, incurred by Broad with respect to the prosecution, adjudication or settlement of such suit in accordance with this Section 7.3 (Suit by Broad), including any related appeals, shall be paid for entirely by Broad. In the event Broad exercises its right to sue pursuant to this Section 7.3 (Suit by Broad), out of any sums recovered in such suit or in settlement thereof, such expenses incurred by Broad shall be first reimbursed and then Licensee shall receive [***] percent ([***]%) of the remaining funds, with the remainder of such funds to be retained by Broad.
7.4    Own Counsel. The Party initiating the suit shall have the sole and exclusive right to elect counsel for any suit initiated by it pursuant to Section 7.2 (Suit by Licensee) or Section 7.3 (Suit by Broad); provided that such counsel is reasonably acceptable to the other Party. Each Party shall have the right to participate in and be represented by counsel of its own selection and at its own expense, subject to Section 7.2.2 (Suit by Licensee), in any suit instituted under this Article 7 (Enforcement of Patent Rights) by the other Party for Infringement.
7.5    Cooperation. Each Party agrees to cooperate fully in any action under this Article 7 (Enforcement of Patent Rights) that is controlled by the other Party, including executing legal papers and cooperating in the prosecution as may be reasonably requested by the controlling Party; provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance within [***] after receiving an invoice from the cooperating Party for same.
7.6    Patent Validity Challenge. Each Party shall promptly notify the other Party in the event it receives notice of any legal or administrative action by any Third Party against a Patent Right, including any opposition, nullity action, revocation, inter partes review, post-grant review, compulsory license proceeding or declaratory judgment action. Any such actions are Prosecution of the Patent Rights and shall be addressed as provided in Section 6.1 (Control) and Section 6.3 (Expenses).
7.7    Declaratory Judgment. If a declaratory judgment action is brought naming Licensee or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Broad in writing. Similarly, if Broad is named as a defendant in a declaratory judgment action related to the Patent Rights, Broad shall promptly notify Licensee in writing. In either case, Broad may elect, upon written notice to Licensee (such written notice to be given within [***] after Broad receives notice of the commencement of such action, in the case of actions of which Licensee notifies Broad) to conduct or to take over the sole defense of the invalidity or unenforceability aspect of the action at Licensee’s expense in accordance with Section 6.3

(Expenses). In such event, Broad shall keep Licensee fully informed in advance of the strategy in responding to such declaratory judgment action, the Parties shall enter into a common interest/joint defense agreement as appropriate (which shall not be in conflict with this Agreement), and Broad shall reasonably consult with and consider the comments of Licensee and its counsel. If Broad does not promptly elect to conduct the defense or take over the defense of the applicable suit (or portion thereof), then it shall so notify the Licensee and, upon Licensee’s request, the Parties shall discuss in good faith Broad’s reasons for not conducting such defense and the possibility of Broad permitting Licensee to conduct the defense at Licensee’s expense, and if Licensee does so conduct such defense, Broad shall reasonably cooperate with Licensee in relation thereto. The rights granted to Broad under this Section 7.7 (Declaratory Judgment) shall be in addition to any rights granted under Section 6.1 (Control) and Section 6.3 (Expenses). In the event that after the Effective Date, Broad enters into an exclusive license with a Third Party with respect to any of the Patent Rights outside the Field, then Broad shall use reasonable efforts to secure a provision under such license that provides for payment of an appropriate portion of past and future expenses related to such Patent Rights under this Section 7.7 (Declaratory Judgment) by such licensee at the time such expenses are incurred, taking into consideration the scope of such license. In the event that Broad is able to collect such amounts, Broad shall credit Licensee for the applicable share previously paid by Licensee for past expenses under this Section 7.7 (Declaratory Judgment) and Licensee shall thereafter be obligated to only pay its applicable share of such expenses under this Section 7.7 (Declaratory Judgment).
7.8    Actions Against Infringement Outside the Field. Prior to taking action to enforce any Patent Rights against infringement outside the Field, Broad shall, and shall cause its exclusive licensees of the applicable Patent Rights who have a right to enforce such Patent Rights outside of the Field, to the extent feasible and consistent with any obligations of confidentiality that apply to Broad or such exclusive licensee, give Licensee no less than [***] advance written notice. Promptly after such notice, if requested by Licensee, Broad shall, and shall cause its exclusive licensee of the applicable Patent Right to, meet and confer with Licensee, subject to any obligations of confidentiality that apply to Broad or such licensee, and consider in good faith Licensee’s views and concerns (if any) related to the potential enforcement action.
7.9    Licensee Actions in Support of Affiliates and Sublicensees. Unless, based on the advice of counsel to Broad, it is reasonably likely to adversely affect attorney-client privilege, it is understood that the Licensee may, upon [***] prior written notice to Broad, exercise its rights under this Article 7 (Enforcement of Patent Rights) in support of its Affiliates and Sublicensees, and may seek the comments and financial support of Affiliates and Sublicensees on patent prosecution and enforcement, and may make comments and seek to enforce Patent Rights in accordance with this Article 7 (Enforcement of Patent Rights) to protect the interests of its Affiliates and Sublicensees, in addition to the Licensee’s own interests.
7.10    RESERVED
8.    Warranties and Covenant: Limitation of Liability.

8.1    Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all Applicable Law, including all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Royalty-Bearing Products. Without limiting the foregoing, Licensee represents and warrants, on behalf of itself and its Affiliates and Sublicensees, that it shall comply with all Applicable Laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with (and will contractually obligate its Affiliates and Sublicensees to comply with), all applicable United States export control laws and regulations, that as between the Parties it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Indemnitees and HHMI Indemnitees harmless (in accordance with Section 9.1 (Indemnity)) for the consequences of any such violation.
8.2    Representations and Warranties.
8.2.1    By Broad. Broad represents and warrants that (A) Broad has the authority and right to enter into and perform its obligations under this Agreement and grant the licenses granted to Licensee herein on behalf of itself and the other Institutions, (B) as of the Effective Date, to the best of the knowledge of Broad’s Office of Strategic Alliances and Partnering, the execution, delivery and performance of this Agreement by Broad does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or is otherwise bound, and (C) as of the Effective Date, to the best of the knowledge of Broad’s Office of Strategic Alliances and Partnering, no consent of any Third Party, including without limitation any governmental authority, is required for Broad to execute, deliver and perform under this Agreement, including without limitation to grant the licenses granted to Licensee herein, except for such consents as may have been obtained prior to the Effective Date.
8.2.2    By Licensee. Licensee represents and warrants that (A) Licensee has the authority and right to enter into and perform its obligations under this Agreement, (B) as of the Effective Date, to the best of Licensee’s knowledge, the execution, delivery and performance of this Agreement by Licensee does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or, to its knowledge, is otherwise bound, and (C) as of the Effective Date, to the best of Licensee’s knowledge, no consent of any Third Party, including without limitation any governmental authority, is required for Licensee to execute, deliver and perform under this Agreement, except for such consents as may have been obtained prior to the Effective Date.
8.3    No Warranty.
8.3.1    Broad makes no representations or warranties other than those set forth above.

8.3.2    Nothing contained herein shall be deemed to be a warranty by Broad or by any other Institution that it can or will be able to obtain patents on patent applications included in the Patent Rights, or that any of the Patent Rights will afford adequate or commercially worthwhile protection.
8.3.3    NEITHER BROAD NOR ANY INSTITUTION MAKES ANY WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS OR THE TRANSFERRED MATERIALS. NEITHER BROAD NOR ANY INSTITUTION MAKES ANY REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR USE OF THE TRANSFERRED MATERIALS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY ROYALTY-BEARING PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.
8.3.4    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER LICENSEE NOR BROAD NOR ANY INSTITUTION MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH OF LICENSEE, BROAD AND THE INSTITUTIONS EACH HEREBY DISCLAIM WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.
8.4    Limitation of Liability.
8.4.1    EXCEPT WITH RESPECT TO MATTERS FOR WHICH LICENSEE IS OBLIGATED TO INDEMNIFY INDEMNITEES UNDER ARTICLE 9 (INDEMNIFICATION AND INSURANCE), AND LIABILITY RESULTING FROM A BREACH BY LICENSEE OF THE LICENSE GRANT RESTRICTIONS UNDER SECTION 2.1.2 (LICENSE GRANTS), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.
8.4.2    Institutions’ aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Broad under this Agreement.
9.    Indemnification and Insurance.
9.1    Indemnity.
9.1.1    Licensee shall (and shall cause its Affiliates and Sublicensees to) indemnify, defend and hold harmless each Institution and each of their current and former directors, governing board members, trustees, officers, faculty, affiliated investigators, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, suit, investigation, action, demand, judgment, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation or defense), based upon, arising out of, or otherwise relating to (a) this Agreement or any Sublicense or subcontract, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement or (b) the use, handling, storage or disposition of any Transferred Materials by Licensee or others who possess the Transferred Materials through a chain of possession leading back, directly or indirectly, to Licensee (collectively, “Claims”) except to the extent any such Claim results from or arises out of the gross negligence or willful misconduct of an Indemnitee or material breach of this Agreement by Broad. No Affiliate of Licensee (other than an Affiliate controlling Licensee) shall have an obligation to indemnify Broad for any Claim based upon, arising out of, or otherwise relating to the exercise of rights under this Agreement by a different Affiliate of Licensee or by any other Person unless such Affiliate or other Person is exercising rights granted by such first Affiliate or acting on such first Affiliate’s behalf or upon its instruction or advice. No Sublicensee shall have an obligation to indemnify Broad for any Claim based upon, arising out of, or otherwise relating to the exercise of rights under this Agreement by a different Sublicensee, Licensee, any Affiliate of Licensee or by any other Person unless such different Sublicensee, Licensee or Affiliate or other Person is exercising rights granted by such first Sublicensee or acting on such first Sublicensee’s behalf or upon its instruction or advice.
9.1.2    Procedures. For purposes of this Section 9.1.2 (Procedures), Licensee and each of its Affiliates and Sublicensees are referred to as “Indemnitor”. The Indemnitees agree to provide Licensee with prompt written notice of any Claim for which indemnification is sought under this Agreement; provided, however, that an Indemnitee’s delay in providing or failure to provide such notice shall not relieve Indemnitor of its indemnification obligations under this Agreement, except to the extent Indemnitor can demonstrate actual prejudice due to the delay or lack of notice. Indemnitor agrees, at its own expense, to provide attorneys reasonably acceptable to Broad and the applicable indemnified Institution to defend against any such Claim. The Indemnitees shall cooperate with Indemnitor, at Indemnitor’s expense, in such defense and shall permit Indemnitor to conduct and control such defense and the disposition of such Claim (including without limitation all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Indemnitor, if representation of such Indemnitee by the counsel retained by Indemnitor would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Each Institution agrees to use diligent efforts to select counsel, and to cause any other Indemnitees affiliated with their respective institutions to select counsel, that minimizes the number of counsel retained by all Indemnitees if representation of an Indemnitee by the counsel retained by Indemnitor would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Indemnitor agrees to keep counsel(s) for Indemnitees informed of the progress in the defense and disposition of such claim and to consult with Broad and the indemnified Institution (as applicable) with regard to any proposed settlement. Licensee shall not settle any Claim that has an adverse effect on the rights of any Indemnitee hereunder that is not immaterial or that admits any liability by or imposes any obligation on any Indemnitee without the prior written consent of such Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed. An Indemnitee may not settle any Claim without the prior written consent of Licensee, which consent shall not be unreasonably withheld, conditioned or delayed.
9.1.3    Notwithstanding anything express or implied, Licensee shall not be required to indemnify, defend, or hold harmless any Indemnitee with respect to any dispute amongst any Indemnitee(s) and/or subsets of any of the foregoing, as to the division amongst themselves of the consideration paid by Licensee under this Agreement.
9.1.4    HHMI Indemnification. HHMI, and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), shall be indemnified, defended by counsel reasonably acceptable to HHMI, and held harmless by Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “HHMI Claims”), based upon, arising out of or otherwise relating to this Agreement or any Sublicense, or the use, handling, storage or disposition of the Transferred Materials by Licensee or others who possess the Transferred Materials through a chain of possession leading back, directly or indirectly, to Licensee, including without limitation any cause of action relating to product liability. The previous sentence shall not apply to the extent that the relevant HHMI Claim is determined with finality by a court of competent jurisdiction to result from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding any other provision in this Agreement, Licensee’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph shall not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way. Licensee shall require any Sublicensee(s) to indemnify, hold harmless and defend the HHMI Indemnitees under the same terms set forth in this Section 9.1.4 (HHMI Indemnification).
9.2    Insurance.
9.2.1    Beginning at the time any Royalty-Bearing Product is being commercially distributed or sold (other than for the purpose of obtaining Regulatory Approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [***] Dollars ($[***]) per incident and [***] Dollars ($[***]) annual aggregate and naming the Indemnitees and HHMI Indemnitees as additional insureds. During Clinical Studies of any such Royalty-Bearing Product Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Broad or any other Institution or HHMI shall require, naming the Indemnitees and HHMI Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.
9.2.2    If Licensee elects to self-insure all or part of the limits described above in Section 9.2.1 (Insurance) (including deductibles or retentions that are in excess of [***] Dollars ($[***]) annual aggregate) such self-insurance program must be acceptable to Broad, the other Institutions, HHMI and Federal Insurance Company [***] in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.
9.2.3    Licensee shall provide each Institution and HHMI with written evidence of such insurance upon request of such Institution or HHMI, as applicable. Licensee shall provide each Institution and HHMI with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such [***] period, Broad shall have the right to terminate this Agreement effective at the end of such [***] period without notice or any additional waiting periods.
9.2.4    Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Royalty-Bearing Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than [***].
10.    Term and Termination.
10.1    Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10 (Term and Termination), shall continue in full force and effect until the expiration of the later of: (a) the last to expire Valid Claim or (b) the end of the last Royalty Term of a Royalty-Bearing Product in the Field in a country in the Territory (the “Term”).
10.2    Termination.
10.2.1    Termination Without Cause. Licensee may terminate this Agreement upon [***] days prior written notice to Broad, with or without cause.
10.2.2    Termination for Default.
10.2.2.1    Subject to 3.5.6 (Unmet Deadline), in the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within [***] after receiving written notice thereof which written notice explicitly states that it is a notice of material breach under this Section 10.2.2.1 (Termination for Default), the other party may terminate this Agreement immediately upon written notice to the party in breach.
10.2.2.2    If Licensee defaults in its obligations under Section 9.2 (Insurance) to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Broad may terminate this Agreement immediately without notice or additional waiting period.
10.2.2.3    Broad shall be entitled to, in accordance with the provisions of Section 3.5.6 (Unmet Deadline), (a) terminate this Agreement in its entirety under Section 3.5.6.1 (Unmet Deadline), (b) under Section 3.5.6.2 (Unmet Deadline), terminate licenses granted to Licensee under Section 2.1 (License Grants) with respect to a

Licensed Product, and (c) under Section 3.5.6.3 (Unmet Deadline), terminate licenses granted to Licensee under Section 2.1 (License Grants) with respect to Royalty-Bearing Products that are not either a Retained Product or a Related Product to a Retained Product.
10.2.3    Termination for Patent Challenge. If Licensee or any of its Affiliates or Sublicensees directly or indirectly brings, assumes or participates in, or knowingly, willfully or recklessly assists in bringing a Patent Challenge (except as required under a court order or subpoena), then the following shall apply: (a) if Licensee or any of its Affiliates is the party so bringing, assuming, participating in or assisting in such Patent Challenge, then Broad shall be entitled to immediately terminate this Agreement upon written notice to Licensee, and (b) if a Sublicensee is the party so bringing, assuming, participating in or assisting in such Patent Challenge, then (i) Broad shall be entitled to immediately terminate the rights hereunder as and to the extent sublicensed to a Sublicensee upon written notice to Licensee and (ii) Broad shall grant Licensee a period not to exceed [***] from the date of notice by Broad to Licensee for Licensee to inform Sublicensee of its intention to terminate this Agreement due to such Sublicensee bringing, assuming, participating in or assisting in a Patent Challenge, during which period Licensee may terminate any and all agreements with such Sublicensee that contain a Sublicense. If, pursuant to the foregoing clause (ii), Licensee terminates such sublicense agreement(s) during such [***] period, then Broad shall not be entitled to terminate this Agreement, in whole or in part, by virtue of such Sublicensee bringing, assuming, participating in or assisting in such Patent Challenge. However, if Licensee does not terminate such agreement(s) during such [***] period, then Broad shall be entitled to immediately terminate this Agreement in whole or in part upon written notice to Licensee thereof.
10.2.4    Bankruptcy. Broad may terminate this Agreement upon written notice to Licensee if Licensee becomes subject to a Bankruptcy Event or if Licensee becomes the subject of dissolution proceedings or otherwise discontinues all business operations to which this Agreement relates.
10.2.5    Termination without Prejudice. Broad’s right of termination in this Section 10.2 (Termination) shall be in addition and without prejudice to, and shall not constitute a waiver of, any right of Broad for recovery of any monies then due to it hereunder or any other right or remedy Broad may have at law, in equity or under this Agreement.
10.3    Effect of Termination.
10.3.1    Termination of Rights. Upon expiration or termination of this Agreement, in whole or in part, by either Party pursuant to any of the provisions of Section 10.2 (Termination) or this Agreement: (a) the applicable rights and licenses granted to Licensee under Article 2 (License) shall terminate, all rights in and to and under the applicable Patent Rights will revert to Broad and neither Licensee nor its Affiliates may make any further use or exploitation of the applicable Patent Rights; and (b) any existing agreements that contain a Sublicense of rights terminated under this Agreement shall automatically terminate to the extent of such terminated rights [***] following the effective date of termination of this Agreement; provided, that if a Sublicensee is (i) an Affiliate of Licensee, (ii) in material default of any material provision of the applicable Sublicense such that Licensee would have the right to terminate the Sublicense or (iii) the basis for the termination of the Agreement due to such Sublicensee’s actions or inactions ((i), (ii) and (iii) together, “Ineligible Sublicensees”), then the applicable Sublicense to which such Sublicensee is a party shall terminate effective immediately upon termination of this Agreement. Upon termination of this Agreement, in whole or in part, under any of the provisions in Section 10.2 (Termination), each Sublicensee subject to potential automatic termination under this Section 10.3.1 (Termination of Rights) that is not an Ineligible Sublicensee shall have the right to enter into a direct license from Broad (a “Direct License”) on substantially the same non-economic terms and conditions set forth in the Sublicense and on economic terms providing for the payment by such Sublicensee to Broad of the consideration that otherwise would have been payable to Broad if the applicable Sublicense and this Agreement were still simultaneously in effect. Broad agrees to negotiate in good faith the final form of such Direct License on such financial terms and conditions; such final form of Direct License agreement shall not (i) impose any representations, warranties, obligations or liabilities on Broad or any other Institution that are not included in this Agreement, (ii) have any obligations that are greater than or inconsistent with the obligations of Broad under this Agreement or the nature of Broad as an academic and non-profit entity, and (iii) have any fewer rights than Broad has under this Agreement, as applicable to the Direct License. If any Sublicensee, other than Ineligible Sublicensees, desires to enter into such a Direct License with Broad, it shall wholly be the responsibility of Sublicensee to notify Broad of such desire no later than [***] after the effective date of termination of this Agreement. If Broad and the applicable Sublicensee, for any reason, do not enter into a Direct License within [***] after the effective date of termination of this Agreement, the applicable Sublicense subject to potential automatic termination under this Section 10.3.1 (Termination of Rights), and all rights granted thereunder, shall automatically terminate.
10.3.2    Accruing Obligations. Termination or expiration of this Agreement shall not relieve the Parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration of this Agreement in its entirety (except in the case of termination by Broad pursuant to Section 10.2 (Termination)), Licensee, its Affiliates and Sublicensees may sell (a) Licensed Products then in stock and (b) Enabled Products; provided that Licensee shall pay the applicable royalties and payments to Broad in accordance with Article 4 (Consideration for Grant of License), provide reports and audit rights to Broad pursuant to Article 5 (Reports; Payments; Records) and maintain insurance in accordance with the requirements of Section 9.2 (Insurance). The Parties agree that the obligations in Section 4.2 (Equity), and Section 6.3 (Expenses) (with respect to patent expenses incurred by Broad prior to the Effective Date) will accrue immediately upon execution of this Agreement by both Parties, regardless of the events, invoice and payment timing details set forth therein.
10.3.3    Documentation, Right of Reference and License. Upon termination of the Agreement in its entirety, subject to the terms of any Direct Licenses and Sublicenses:
10.3.3.1    At Broad’s request, the parties will discuss in good faith (and subject to Licensee’s other contractual commitments with Third Parties) during the [***] period after such termination, whether and on what terms Licensee will grant Broad a sublicensable license to any patents, patent applications, data and other information controlled by Licensee or its Affiliates that improve or are otherwise related to the Patent Rights or that Cover a Licensed Product that Broad is interested in pursuing either itself or through a licensee; provided that the terms of any such license shall be consistent with Licensee’s obligations under its then-existing contracts and Applicable Law and its officers’ and directors’ fiduciary obligations.
10.3.3.2    At Broad’s request, Licensee shall deliver to Broad, and Broad and its licensees shall be free to use, (a) all records required by all Regulatory Authorities to be maintained with respect to the applicable Licensed Products, all regulatory filings, approvals, reports, records, correspondence and other regulatory materials (including any related to reimbursement or pricing approvals), and all documents, data and other information related to Clinical Studies and other studies of the applicable Licensed Products and (b) any documentation and technical information that are necessary or useful for the manufacture of the applicable Licensed Products, in each case (a) and (b), if and to the extent that the provision of, access to and delivery of such documentation shall not conflict with Licensee’s obligations under its then-existing contracts and Applicable Law. Licensee shall retain the right to use, and grant to Affiliates and Third Parties the right to use, any records, filings, documentation or other information given to Broad under this Section 10.3.3.2 (Documentation, Right of Reference and License).
10.3.3.3    Licensee shall permit Broad and its licensees to utilize, reference, cross reference, incorporate in applications and filings, and otherwise have the benefit of all Regulatory Approvals of, or Clinical Studies or other studies conducted on, and all filings made with regulatory agencies with respect to, the applicable Licensed Products.
10.4    Survival. The Parties’ respective rights, obligations and duties under Articles 5 (Reports; Payments; Records) (solely to the extent royalties or other payments remain payable and only for those time periods set forth therein) and 11 (Miscellaneous) (with respect to Section 11.1, solely with respect to the time period set forth therein), and Sections 4.2 (Equity) and 4.3 (Annual License Maintenance Fees) (to the extent of payment obligations accruing prior to the effective date of expiration or termination), 4.4 (Milestone Payments) (to the extent of payment obligations accruing prior to the effective date of expiration or termination), 4.5 (Royalty on Net Sales) (to the extent of Net Sales prior to the effective date of expiration or termination, and as contemplated by Section 10.3 (Effects of Termination)), 4.8 (Complex Consideration) (for so long as Licensee, its Affiliate or a Sublicensee is researching, developing or commercializing an Enabled Product(s)), 6.3 (Expenses) (for expenses incurred prior to the effective date of expiration or termination), 8.3 (No Warranty), 8.4 (Limitation of Liability), 9.1 (Indemnity), Section 9.2 (Insurance) (solely if applicable and for the time periods set forth therein), Section 10.3 (Effects of Termination), this Section 10.4 (Survival) shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 4.5 (Royalty on Net Sales), and 4.7 (Non-Royalty Sublicense Income) with respect to Sublicenses granted prior to the effective date of expiration or termination of the Agreement shall survive such expiration or termination. Further, any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement shall survive any expiration or termination of this Agreement.

11.    Miscellaneous.
11.1    Confidentiality.
11.1.1    Definitions.
11.1.1.1    “Broad Confidential Information” means (a) the Transferred Materials and any information related to Prosecution of Patent Rights provided to Licensee by or on behalf of Broad; (b) any information or material in tangible form that is marked as “confidential” or proprietary by or on behalf of Broad at the time it is sent to Licensee; (c) information that is furnished orally by or on behalf of Broad if Broad identifies such information as “confidential” or proprietary in writing by a memorandum delivered to Licensee within [***] after the date of disclosure; and (d) the terms of this Agreement (but not its existence or its general subject matter), which shall constitute the Confidential Information of both Parties. The Parties agree the terms of this Agreement may be shared with the Institutions and with Broad’s other member institutions and financial sponsors of the licensed technology (including HHMI).
11.1.1.2    “Licensee Confidential Information” means (a) any Development Plan, any Current Development Demonstration, and any plan provided to Broad under Sections 2.7.7 (Intended Development or Commercialization), 2.7.8 (Proposing Party Development or Commercialization), or 2.7.9 (Third Party Development or Commercialization), (b) [***]; (c) any information or evidence provided to Broad in accordance with Sections 2.7.7 (Intended Development or Commercialization), 2.7.8 (Proposing Party Development or Commercialization), or 2.7.9 (Third Party Development or Commercialization) that is not included within the preceding clause (a); (d) any reports prepared by Licensee and provided to Broad pursuant to this Agreement (including any under Section 3.3 (Regulatory Filings) and Section 5.1.1 (Reports)); (e) any copies of Sublicenses, or information extracted therefrom, provided by Licensee to Broad under Section 2.4.3 (Delivery of Sublicense Agreement); (f) any information or material in tangible form that is provided to Broad’s Office of Strategic Alliances and Partnering in connection with this Agreement and is marked as “confidential” or proprietary by Licensee at the time it is sent to Broad; (g) information that is furnished orally by Licensee if Licensee identifies such information as “confidential” or proprietary in writing by a memorandum delivered to Broad’s Office of Strategic Alliances and Partnering within [***] after the date of disclosure; or (h) the terms of this Agreement (but not its existence or its general subject matter), which shall constitute the Confidential Information of both Parties. Notwithstanding anything to the contrary in this Agreement, Broad may, in response to a Bona Fide Proposal, inform a Proposing Party that the [***] that is the subject of such Bona Fide Proposal is currently under research or development in a manner consistent with the inclusive innovation model set forth in Section 2.7 (Inclusive Innovation Model), without providing additional detail as to the specific manner pursuant to which such [***] is unavailable.
11.1.1.3    “Confidential Information” means the Broad Confidential Information and the Licensee Confidential Information, as applicable.
11.1.2    Obligations of Confidentiality. For the Term of this Agreement and a period of [***] thereafter, (a) Licensee shall maintain in confidence and shall not disclose to any third party any Broad Confidential Information without the prior written consent of Broad, and (b) Broad shall maintain in confidence and shall not disclose to any third party any Licensee Confidential Information without the prior written consent of Licensee, provided that Broad may disclose to the Institutions and HHMI (1) this Agreement and any Sublicenses including any Exhibits thereto, and (2) such Confidential Information of Licensee as the Institutions or HHMI reasonably request, provided that any disclosure under the foregoing clause (1) shall be made in confidence to the applicable Institution or HHMI, and that any disclosure under the foregoing clause (2) shall be under terms of a written confidentiality agreement prohibiting the use and further disclosure by HHMI or the applicable Institution(s) of such Confidential Information on terms as least as restrictive as those contained herein. Each Party shall take all reasonable steps to protect the Confidential Information of the other Party with the same degree of care used to protect its own confidential or proprietary information. Neither Party shall use the Confidential Information of the other Party for any purpose other than those contemplated by this Agreement. The foregoing obligations under this Section 11.1.2 (Obligations of Confidentiality) shall not apply to:
(i) information that is known to the receiving Party or independently developed by the receiving Party prior to the time of disclosure without use of or reference to the other Party’s Confidential Information, in each case, to the extent evidenced by contemporaneous written records;
(ii) information that is independently developed by the receiving Party at or after the time of disclosure without use of or reference to the other Party’s Confidential Information, to the extent evidenced by contemporaneous written records;
(iii) information disclosed to the receiving Party by a third party that has a right to make such disclosure;
(iv) information that is or becomes generally known or available to the public, other than as a result of a breach of this Agreement by the receiving Party; or
(v) information that is required to be disclosed by order of the FDA or similar authority or a court of competent jurisdiction or other government authority or agency; provided that the Parties shall use commercially reasonable efforts to obtain confidential treatment of such information by the agency, authority, or court.
11.1.3    Permitted Disclosures. Notwithstanding Section 11.1.2 (Obligations of Confidentiality), either Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

11.1.3.1    prosecuting or defending litigation in accordance with Article 7 (Enforcement of Patent Rights) of this Agreement; provided that the party making a disclosure under this Section 11.1.3.1 (Permitted Disclosures) shall seek confidential treatment, a protective order, or seek to file under seal if reasonably requested by the other party;
11.1.3.2    making filings with the Securities and Exchange Commission or foreign equivalent, any stock exchange or market, or any Regulatory Authorities, which shall include publicly disclosing or filing this Agreement as a “material agreement” in accordance with Applicable Law or applicable stock exchange regulations; provided, however, that in the case of Licensee as the disclosing party, Licensee shall provide Broad with an opportunity to review, redact and comment on any such filing and shall incorporate Broad’s reasonable comments and redactions to the extent consistent with Applicable Law; provided, further, that the terms of the inclusive innovation model included in this Agreement shall be disclosed in full and such terms shall not be subject to any redactions in any such filing;
11.1.3.3    complying with Applicable Law or submitting information to governmental authorities, including without limitation any Regulatory Authority, and including without limitation any order of a court or agency of competent jurisdiction, including without limitation any Regulatory Authority; provided that if either Party is required by Applicable Law to make any public disclosure of Confidential Information of the other Party, to the extent the Party so required may legally do so, it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise);
11.1.3.4    in the case of Licensee as the receiving Party, to its Affiliates and its and their prospective and actual acquirers, licensees, sublicensees, distributors, investors, lenders and underwriters, each of which prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality), and (a) its and their employees, consultants, agents, and advisors, on a need to know basis, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality), and (b) its and their accountants and lawyers, on a need to know basis, each of whom prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality); provided that the scope of Confidential Information that may be disclosed to any Person under this Section 11.1 (Confidentiality) is limited to the terms of this Agreement and any notices given hereunder and not any other Broad Confidential Information unless otherwise agreed to in writing by Broad; and
11.1.3.5    in the case of Broad as the receiving Party, to Broad’s prospective and actual licensees (including Sublicensees in the event of termination of this Agreement), acquirers of payment or equity rights, lenders and underwriters, each of which prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality) and (a) its and their employees, consultants, agents, and advisors, on a need to know basis, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality), and (b) its and their accountants and lawyers, on a need to know basis, each of whom prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality); provided that the disclosure to prospective or actual licensees (and the related Persons noted in the foregoing clauses (a) and (b)) is limited this Agreement and such Confidential Information of Licensee as is reasonably necessary for such prospective or actual licensee to conduct technical or legal due diligence or exercise its rights under the license granted or proposed to be granted under the Patent Rights to such actual or prospective licensee by Broad.
11.2    Additional Permitted Disclosure. In addition to the rights set forth elsewhere in this Section 11.2 (Additional Permitted Disclosure), each Institution and Licensee shall have the right to disclose (i) to Third Parties without an obligation of confidentiality all or part of a redacted copy of this Agreement, or the substance thereof, in the form filed by Licensee to comply with its obligations under the Securities Act or the Exchange Act and (ii) to Third Parties, without an obligation of confidentiality, the existence of this Agreement, the general subject matter of this Agreement, Broad’s right to receive consideration under this Agreement, and all or a portion or summary of the terms of the inclusive innovation model provisions.
11.3    Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.
11.4    No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.4 (No Security Interest) shall be null and void and of no legal effect.
11.5    Use of Names. Except as provided below, Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “The Broad Institute, Inc.,” “Broad,” “President and Fellows of Harvard College,” the “Massachusetts Institute of Technology,” “Lincoln Laboratory,” “Wyss Institute for Biologically Inspired Engineering at Harvard University,” or “Howard Hughes Medical Institute” or any variation, adaptation, or abbreviation thereof (alone or as part of another name), or of any of their trustees, directors, officers, faculty, students, staff, employees, agents, or affiliated investigators or any trademark owned by any Institution, or any logos, seals, insignia or other words, names, symbols or devices that identify Broad, HHMI or Institutions or any Institution’s school, unit, or division (“Institution Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by the applicable Institution or HHMI, as applicable. Without limiting the foregoing, Licensee shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of Institution Names on the termination or expiration of this Agreement except as otherwise approved by the applicable Institution. This restriction shall not apply to any information required by Applicable Law to be disclosed to any governmental entity.
11.6    Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the Parties with respect to the same.
11.7    Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by e-mail, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section 11.7 (Notices):

If to Licensee:	[***]

If to Broad:	The Broad Institute, Inc. 415 Main Street Cambridge, MA 02142 [***]
Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by e-mail, upon transmission and electronic confirmation of delivery; (c) by certified mail, as evidenced by the return receipt. If notice is sent by e-mail, a confirming copy of the same shall be sent by mail to the same address.
11.8    Dispute Resolution. If any dispute between the Parties arises out of or relates to this Agreement (a “Dispute”), either Party by written notice to the other Party may have such issue referred for resolution to the Chief Executive Officer of Licensee, and the Executive Director of Broad (collectively, the “Executive Officers”). The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to resolve the Dispute within [***] after it is referred to them, then the Parties may pursue all other rights and remedies available to them under this Agreement, including the right to terminate this Agreement, and the matter may be brought by a Party as a Suit in a court of competent jurisdiction in accordance with Section 11.9 (Governing Law and Jurisdiction).

11.9    Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the Parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.
11.10    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
11.11    Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.
11.12    Counterparts. The Parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.
11.13    Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.
11.14    No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.
11.15    Assignment and Successors. This Agreement may not be assigned by either Party without the consent of the other Party, which consent shall not be unreasonably withheld, provided that, Licensee may assign this Agreement and the rights, obligations and interests of Licensee hereunder without Broad’s prior consent (a) to an Affiliate of Licensee or (b) any purchaser of all or substantially all of its assets or all of its equity, or to any successor corporation resulting from any merger or consolidation of Licensee with or into such corporation; provided, in all cases, that (i) the assignee agrees in writing to be bound by the terms of this Agreement, (ii) the assignee is in compliance with Section 9.2 (Insurance) at the time of transfer, and (iii) a copy of such writing is provided to the Broad within [***] after such assignment; provided also that in the case of clause (a), Licensee remains responsible and liable for the performance of this Agreement by such Affiliate; and provided further that in the case of clause (b), if such assignee does not itself have assets in excess of [***] Dollars ($[***]) and active drug development or commercialization operations beyond those contemplated under this Agreement, then the ultimate controlling (as defined in Section 1.7 (“Affiliate”)) Person agrees to guarantee the performance of this Agreement by such assignee. For clarity, such assignee’s investors shall not be deemed the ultimate controlling Person in the immediately foregoing sentence. Notwithstanding anything to the contrary in this Agreement, Broad may, without the consent of Licensee, assign this Agreement and the rights, obligations and interests of Broad to (x) an Affiliate of Broad or (y) any purchaser of all or substantially all of its assets or all of its equity, or to any successor corporation resulting from any merger or consolidation of Broad with or into such corporation, provided that (1) in each case of clause (x) and (y), such assignee is also an assignee of the Patent Rights, such assignee agrees in writing to be bound by the terms of this Agreement and a copy of such writing is provided to Licensee within [***] after such assignment and (2) Broad may assign its right to receive payments and distributions under this Agreement without restriction.  This Agreement shall be binding upon a party’s permitted successors and assigns. Any assignment purported or attempted to be made in violation of the terms of this Section 11.15 (Assignment and Successors) shall be null and void and of no legal effect.
11.16    Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to Licensee or to any licensee, sublicensee or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of this Agreement’s provisions are for the benefit of HHMI and are enforceable by HHMI in its own name. Licensee shall require any Sublicensee(s) to agree to HHMI’s third-party beneficiary status under the same terms set forth in this Section 11.16 (Third Party Beneficiary). This provision shall survive termination or expiration of this Agreement.
11.17    Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.
11.18    Interpretation. Each Party hereto acknowledges and agrees that: (a) it or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties hereto and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement; (d) the use of “include,” “includes,” or “including” herein shall not be limiting; (e) the word “hereof”, “herein”, “hereby” and derivative or similar work refers to this Agreement (including any Exhibits); (f) the words “will” and “shall” shall have the same obligatory meaning; and (g) the use of “or” shall not be exclusive.

11.19    Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, or interferes with the enforceability of any Patent Right, it is the intention of the Parties that the remainder of this Agreement shall not be affected.
11.20    Publicity. Notwithstanding the terms of Section 11.5 (Use of Names) above, the Parties hereby agree to issue a mutually-acceptable press release (which press release shall also be acceptable (i) to the Institutions, to the extent of any reference to such Institution in such press release and (ii) to HHMI, to the extent of any reference to HHMI or HHMI Research Personnel in such press release) announcing the execution of this Agreement, within [***] following the Effective Date; provided, however, that Licensee may extend such [***] period one time for an additional [***] upon advance written notice to Broad if Licensee has a good faith belief that premature disclosure of the existence of this Agreement would be detrimental to the business or affairs of Licensee in light of then ongoing negotiations with a Third Party(ies) regarding a license(s) or strategic transaction(s), and the Parties may extend such period by additional [***] increments by mutual written consent. Licensee shall provide Broad with a written summary of the basis for such belief with any such notice. Each Party agrees that it will not issue a press release or other public statement relating to this Agreement or the relationship of the Parties without obtaining the prior written approval of the other Party. Permission shall not be required to repeat information that has already been publicly released or to disclose information that a Party is permitted to disclose under Section 11.1 (Confidentiality). Notwithstanding any other provision of this Agreement, the Parties agree that the Institutions may make the inclusive innovation model, as set forth in Section 2.7 (Inclusive Innovation Model), highly visible as a new and transformative open innovation model, including by disclosing such model publicly or to Third Parties.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

The Broad Institute, Inc.		Prime Medicine, Inc.

By:	/s/ Jesse Souweine	By:	/s/ Stephen Knight

Name:	Jesse Souweine	Name:	Stephen Knight

Title:	Chief Operating Officer	Title:	President
[Signature Page to License Agreement]

Exhibit 1.33
Competitors
[***]

Exhibit 1.111
Patent Rights
[***]

Exhibit 3.1
Development Milestones
[***]

Exhibit 3.2.1
Development Plan
To be attached in accordance with Section 3.2.

Exhibit 4.2
Form of Subscription Agreement
[***]
[Signature Page to Subscription Agreement]

Exhibit 4.5.7
Arbitration
[***]